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Execution Version

Exhibit 10.9

AMENDED AND RESTATED CREDIT AGREEMENT

among

GENHOLDINGS I, LLC,
a Delaware limited liability company
(Borrower)

SOCIETE GENERALE (Lead Arranger and Administrative Agent)	CITIBANK, N.A. (Lead Arranger and Syndication Agent)

THE OTHER AGENTS AND ARRANGERS LISTED
ON THE SIGNATURE PAGES HERETO
(Arrangers)

JPMORGAN CHASE BANK
(LC Bank)

THE FINANCIAL INSTITUTIONS PARTY
HERETO FROM TIME TO TIME AS BANKS
(Banks)

THE PERSONS PARTY HERETO FROM
TIME TO TIME AS CP CONDUITS
(CP Conduits)

THE FINANCIAL INSTITUTIONS PARTY HERETO
FROM TIME TO TIME AS RELATED BANKS
(Related Banks)

THE FINANCIAL INSTITUTIONS PARTY HERETO
FROM TIME TO TIME AS LENDER GROUP AGENTS
(Lender Group Agents)

Dated as of March 15, 2002

i

	2.5.6	Failure to Pay Administrative Agent	30
	2.5.7	Withholding Exemption Certificates	30
2.6	Pro Rata Treatment		31
	2.6.1	Loans, Commitment Reductions, Etc.	31
	2.6.2	Sharing of Payments, Etc.	32
	2.6.3	Payments to Lender Groups	32
2.7	Change of Circumstances		32
	2.7.1	Inability to Determine Rates	32
	2.7.2	Illegality	33
	2.7.3	Increased Costs	33
	2.7.4	Capital Requirements	34
	2.7.5	Notice; Participating Banks' and Lender Group Members' Rights	34
2.8	Funding Losses		35
2.9	Alternate Office; Minimization of Costs		35
ARTICLE 3. CONDITIONS PRECEDENT			36
3.1	Conditions Precedent to the Closing Date		36
	3.1.1	Resolutions	37
	3.1.2	Incumbency	37
	3.1.3	Formation Documents	37
	3.1.4	Good Standing Certificates	37
	3.1.5	Credit Documents	37
	3.1.6	UCC Reports	37
	3.1.7	UCC Filings	38
	3.1.8	Closing Certificates of Borrower and NEG	38
	3.1.9	Legal Opinions	38
	3.1.10	Preliminary Project Budgets	38
	3.1.11	Preliminary Project Schedules	38
	3.1.12	Base Case Project Projections	38
	3.1.13	Financial Statements	38
	3.1.14	Establishment of Accounts	39
	3.1.15	Payment of Bank and Consultant Fees	39
	3.1.16	Independent Engineer's Final Draft Report and Certificate	39
	3.1.17	Fuel Consultant's and Power Market Consultant's Final Reports and Certificates	39
	3.1.18	Approved Projects	39
	3.1.19	Agent for Service of Process	39
	3.1.20	Representations and Warranties	39
	3.1.21	No Defaults	39
	3.1.22	No Material Adverse Change	39
	3.1.23	No Litigation	39
	3.1.24	No Change in Tax Laws	40
3.2	Conditions Precedent to the Initial Borrowing of Construction Loans for a Project		40
	3.2.1	Credit Event Conditions	40
	3.2.2	Initial Project or Approved Substitute Project	40
	3.2.3	Adjustment Date	40
	3.2.4	Resolutions	40
	3.2.5	Incumbency	40
	3.2.6	Formation Documents	41
	3.2.7	Good Standing Certificates	41
	3.2.8	Operative Documents	41
	3.2.9	UCC Reports	42

	3.2.10	UCC Filings	42
	3.2.11	Incremental Commitments and/or Permitted Additional Equity	43
	3.2.12	Legal Opinions	43
	3.2.13	Insurance	43
	3.2.14	Independent Engineer's Final Report and Certificate	43
	3.2.15	Reports of the Environmental Consultant	43
	3.2.16	Updated Fuel Consultant's Report and Certificate	44
	3.2.17	Updated Power Market Consultant's Report and Certificate	44
	3.2.18	Permits	44
	3.2.19	Financial Statements	45
	3.2.20	Base Case Project Projections	45
	3.2.21	Project Schedules; Project Budgets; Annual Operating Budgets; Borrower Budget	45
	3.2.22	Real Estate Rights; A.L.T.A. Surveys	46
	3.2.23	Title Policies	46
	3.2.24	Regulatory Status	47
	3.2.25	Notice to Proceed	47
	3.2.26	Utilities	47
	3.2.27	Agent for Service of Process	47
	3.2.28	Conditions Applicable Only to the Subject Project	47
3.3	Conditions Precedent to each Borrowing of Construction Loans		47
	3.3.1	Credit Event Conditions	47
	3.3.2	Approved Project	47
	3.3.3	Construction Requisition	47
	3.3.4	Title Policy Endorsement	47
	3.3.5	Lien Releases	48
	3.3.6	Permits	48
	3.3.7	Additional Documentation	48
	3.3.8	Acceptable Work; No Liens	48
	3.3.9	Casualty	49
	3.3.10	Insurance	49
	3.3.11	Title Certification	49
3.4	Conditions Precedent to Borrowings of Working Capital Loans		49
3.5	Conditions Precedent to the Issuance of Project Letters of Credit		49
	3.5.1	Credit Event Conditions	50
	3.5.2	Approved Project	50
	3.5.3	Notice of LC Activity	50
3.6	Conditions Precedent to the Issuance of the DSR Letter of Credit		50
	3.6.1	Credit Event Conditions	50
	3.6.2	Amortization Commencement Date	50
	3.6.3	Notice of LC Activity	50
3.7	Conditions Precedent to the Crediting of Alternatively Sourced Equity Contributions		50
	3.7.1	Credit Event Conditions	50
	3.7.2	Certification of Available Equity Commitment	50
	3.7.3	No Other Project Defaults	51
	3.7.4	Approved Project	51
	3.7.5	Permitted Application	51
	3.7.6	Completion; Available Construction Funds	51
	3.7.7	Acceptable Work; No Liens	51
3.8	Conditions Precedent to Completion		51
	3.8.1	Credit Event Conditions	51
	3.8.2	Completion of Work	51

	3.8.3	Substantial Completion; Utility Services	52
	3.8.4	Annual Operating Budget	52
	3.8.5	Insurance	52
	3.8.6	Permits	53
	3.8.7	Title Policy	53
3.9	Conditions Precedent to a Borrowing of Construction Loans to be Used for In Kind Equity Payments		53
	3.9.1	Credit Event Conditions	53
	3.9.2	Credit Event Date	53
	3.9.3	Commitment Reduction	53
	3.9.4	Construction Requisition	53
	3.9.5	Maximum Amount	53
3.10	Conditions Precedent to a Borrowing of Construction Loans to be Used for Equity Contribution True-Up Reimbursements and/or NEG EPC Guaranty Reimbursements		53
	3.10.1	Credit Event Conditions	54
	3.10.2	Credit Event Date	54
	3.10.3	Construction Requisition	54
	3.10.4	Maximum Amount	54
3.11	Conditions Precedent to the Substitution of a Project		54
	3.11.1	Initial Funding Conditions	54
	3.11.2	Approved Project	54
	3.11.3	Credit Event Date	54
	3.11.4	Credit Event Conditions	54
	3.11.5	Ratings	54
	3.11.6	Diligence Investigation	55
3.12	Conditions Precedent to Each Credit Event		55
	3.12.1	Representations and Warranties	55
	3.12.2	No Defaults	55
	3.12.3	No Material Adverse Effect	55
	3.12.4	No Litigation	55
	3.12.5	Regulation	55
	3.12.6	No Change in Tax Laws	56
	3.12.7	Payment of Filing Fees	56
	3.12.8	Operative Documents and Permits	56
	3.12.9	Debt to Capitalization Ratio	56
3.13	No Approval of Work		56
3.14	Waiver of Funding; Adjustment of Drawdown Requests		56
3.15	Committed Equity Contributions; Available Equity Commitment		56
	3.15.1	Cash Equity Contributions	56
	3.15.2	In-Kind Equity Contributions	57
	3.15.3	Total Equity Commitment	57
	3.15.4	Available Equity Commitment	58
ARTICLE 4. REPRESENTATIONS AND WARRANTIES			58
4.1	Organization; Powers		58
4.2	Authorization and No Legal Bar		58
4.3	Enforceability		58
4.4	Consents		58
4.5	Compliance with Law		59
4.6	Existing Defaults		59
4.7	Litigation		59
4.8	Labor Disputes and Acts of God		59

4.9	Taxes		59
4.10	Regulation		59
4.11	Private Offering by Borrower		60
4.12	Investment Company Act		60
4.13	Margin Stock		60
4.14	ERISA and Employees		60
4.15	Disclosure		60
4.16	Budgets		60
4.17	Financial Statements		61
4.18	Ownership; Other Obligations		61
4.19	Intellectual Property		61
4.20	Offices; Location of Borrower Collateral		62
4.21	Borrower Collateral		62
ARTICLE 5. AFFIRMATIVE COVENANTS OF BORROWER			62
5.1	Use of Proceeds and Revenues		62
	5.1.1	Proceeds	62
	5.1.2	Revenues	63
5.2	Notices		63
5.3	Financial Statements		64
5.4	Inspection of Books and Records		65
5.5	Compliance with Laws		65
5.6	Existence, Conduct of Business, Etc.		65
5.7	Calculation of Ratios		65
	5.7.1	Debt Service Coverage Ratio	65
	5.7.2	Debt to Capitalization Ratio	65
5.8	Indemnification		65
5.9	Further Assurances		67
5.10	Market Forecasts		68
5.11	Revenue Payments to Borrower		68
5.12	Taxes		68
5.13	Interest Rate Protection		68
	5.13.1	Compliance with Interest Rate Agreements	68
	5.13.2	Hedge Breaking Fees	68
	5.13.3	Security	68
	5.13.4	Bank Participation	69
5.14	Intercompany Loans		69
ARTICLE 6. NEGATIVE COVENANTS OF BORROWER			69
6.1	Contingent Liabilities		69
6.2	Limitations on Liens		69
6.3	Indebtedness		69
6.4	Sale of Assets		69
6.5	Nature of Borrower's Business		71
6.6	Distributions		71
6.7	Investments		74
6.8	Transactions With Affiliates		74
6.9	Margin Stock Regulations		74
6.10	ERISA		74
6.11	Dissolution		74
6.12	Accounts		75
6.13	Name and Location; Fiscal Year		75

v

6.14	Assignment		75
6.15	Borrower Budget Amendments		75
ARTICLE 7. EVENTS OF DEFAULT; REMEDIES			75
7.1	Events of Default		75
	7.1.1	Failure to Make Payments	75
	7.1.2	Judgments	75
	7.1.3	Misstatements; Omissions	75
	7.1.4	Bankruptcy; Insolvency	76
	7.1.5	Debt Cross Default	76
	7.1.6	ERISA	76
	7.1.7	Breach of Terms of Credit Documents	76
	7.1.8	Loss of Exemption	77
	7.1.9	Borrower Collateral	77
	7.1.10	Loss of Control	77
	7.1.11	Negative Pledge	77
	7.1.12	Project Events of Default	77
	7.1.13	Unenforceability of Credit Documents	77
	7.1.14	Equity Documents	78
7.2	Remedies		78
	7.2.1	No Further Loans or Letters of Credit	78
	7.2.2	Cure by Majority Banks	78
	7.2.3	Acceleration	78
	7.2.4	Cash Equity Contributions	78
	7.2.5	Cash Collateralization of Letters of Credit	79
	7.2.6	Cash Collateral	79
	7.2.7	Possession of Approved Projects	79
	7.2.8	Remedies Under Credit Documents	79
7.3	Building Loan Documents		79
ARTICLE 8. SCOPE OF LIABILITY			79
ARTICLE 9. ADMINISTRATIVE AGENT; AMENDMENTS AND WAIVERS			80
9.1	Appointment; Powers and Immunities		80
9.2	Reliance by Administrative Agent		81
9.3	Non-Reliance		81
9.4	Defaults		81
9.5	Indemnification		81
9.6	Successor Administrative Agent		82
9.7	Authorization		83
9.8	Administrative Agent as a Bank		83
9.9	Amendments; Waivers		83
9.10	Withholding Tax		85
9.11	General Provisions as to Payments		85
9.12	Substitution of Bank or Lender Group		85
9.13	Participation		86
9.14	Transfer of Commitments		87
	9.14.1	Generally	87
	9.14.2	Transfers within Lender Groups	88
9.15	Securities Laws		89
9.16	Assignability to Federal Reserve Bank		90
9.17	Additional Banks and Lender Groups		90

ARTICLE 10. INDEPENDENT CONSULTANTS			91
10.1	Removal and Fees		91
	10.1.1	Independent Engineer	91
	10.1.2	Insurance Consultant	91
	10.1.3	Fuel Consultant	92
	10.1.4	Power Market Consultant	92
10.2	Duties		93
10.3	Independent Consultants' Certificates		93
10.4	Certification of Dates		93
ARTICLE 11. MISCELLANEOUS			94
11.1	Addresses		94
11.2	Additional Security; Right to Set-Off		94
11.3	Delay and Waiver		95
11.4	Costs, Expenses and Attorneys' Fees; Syndication		95
11.5	Entire Agreement		96
11.6	Governing Law		96
11.7	Severability		96
11.8	Headings		96
11.9	Accounting Terms		96
11.10	Additional Financing		96
11.11	No Partnership, Etc.		96
11.12	Collateral Documents		97
11.13	Limitation on Liability		97
11.14	Waiver of Jury Trial		97
11.15	Consent to Jurisdiction		97
11.16	Usury		97
11.17	Successors and Assigns		98
11.18	Counterparts		98
11.19	Survival		98
ARTICLE 12. LENDER GROUP AGENTS			98
12.1	Appointment, Powers and Immunities		98
12.2	Reliance by Lender Group Agents		99
12.3	Non-Reliance		99
12.4	Defaults		100
12.5	Indemnification		100
12.6	Successor Lender Group Agent		100
12.7	Authorization		101
12.8	Lender Group Agent as a Bank or Related Bank		101
12.9	Withholding Tax		101
12.10	General Provisions as to Payments		101
12.11	Action by Lender Group		101
12.12	No Petition		102
12.13	No Recourse		102

Index of Exhibits

Exhibit A	Definitions and Rules of Interpretation
Notes and Letters of Credit
Exhibit B-1	Form of Construction Loan Note
Exhibit B-2	Form of Working Capital/Project LC Note
Exhibit B-3	Form of DSR LC Loan Note
Exhibit B-4	Form of Project Letter of Credit
Exhibit B-5	Form of DSR Letter of Credit
Disbursement Procedures
Exhibit C-1	Form of Construction Requisition
Exhibit C-2	Form of Notice of Working Capital Loan Borrowing
Exhibit C-3	Form of Confirmation of Interest Period Selection
Exhibit C-4	Form of Notice of Conversion of Loan Type
Exhibit C-5	Form of Notice of LC Activity
Exhibit C-6A	Form of Debt Service Coverage Ratio Certificate
Exhibit C-6B	Form of Debt to Capitalization Ratio Certificate
Credit Documents
Exhibit D-1	Form of Depositary Agreement
Exhibit D-2A	Form of Project Company Guaranty
Exhibit D-2B	Form of NEG Equity Guaranty
Exhibit D-3	Form of Mortgage
Exhibit D-4A	Form of Borrower Security Agreement
Exhibit D-4B	Form of Project Company Security Agreement
Exhibit D-5	Schedule of Security Filings
Exhibit D-6	Form of Intercompany Note
Exhibit D-7A	Form of Pledge Agreement (Borrower)
Exhibit D-7B	Form of Pledge Agreement (Intermediate Holding Companies)
Exhibit D-8A	Form of NEG EPC Guaranty (Covert)
Exhibit D-8B	Form of NEG EPC Guaranty (Harquahala)
Exhibit D-9	Form of NEG Equipment Contribution Agreement
Exhibit D-10A	Form of SWPC Support Agreement (Athens)
Exhibit D-10B	Form of SWPC Support Agreement (Harquahala)
Exhibit D-11A	Form of NEG IDA Support Agreement
Exhibit D-11B	Form of NEG Insurance Support Agreement

Consents
Exhibit E	Form of Consent to Assignment
Funding Certificates
Exhibit F-1A	Form of Borrower's Closing Certificate
Exhibit F-1B	Form of NEG's Closing Certificate
Exhibit F-2	Intentionally Omitted
Exhibit F-3	Form of In Kind Equity Contributions Certificate
Exhibit F-4	Form of Insurance Consultant's Certificate
Exhibit F-5A	Form of Independent Engineer's Closing Certificate
Exhibit F-5B	Form of Independent Engineer's Funding Certificate
Exhibit F-6A	Form of Fuel Consultant's Closing Certificate
Exhibit F-6B	Form of Fuel Consultant's Funding Certificate
Exhibit F-7A	Form of Power Market Consultant's Closing Certificate
Exhibit F-7B	Form of Power Market Consultant's Funding Certificate
Project Description Exhibits
Exhibit G-1	Description of Initial and Substitute Projects
Exhibit G-2	Preliminary Project Budgets and Project Schedules; Borrower Budget; Closing Date Base Case Project Projections
Exhibit G-3	Major Project Party Financial Statements
Exhibit G-4	Conditions Specific to the Subject Project
Exhibit G-5A	Non-Compliance
Exhibit G-5B	Pending Litigation
Exhibit G-5C	Contested Taxes
Other
Exhibit H	Amortization Schedule
Exhibit I	Banks, Commitments, Lending Offices
Exhibit J	Form of Exemption Certificate
Exhibit K	Intentionally Omitted
Exhibit L	Form of Assignment Agreement
Exhibit M	Replacement Independent Engineer Firms
Exhibit N	Replacement Insurance Consultant Firms
Exhibit O	Replacement Fuel Consultant Firms
Exhibit P	Replacement Power Market Consultant Firms
Exhibit Q	Chief Executive Offices, etc.
Exhibit R	Intentionally Omitted
Exhibit S	Applicable Margin and Applicable Fee Rate
Exhibit T	Subordination Terms
Exhibit U	Information Memorandum
Exhibit V	Joinder Agreement
Exhibit W-1	Third Party Consents
Exhibit W-2	Third Party Opinions

        This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this "Agreement"), dated as of March 15, 2002, is entered into among (1) GENHOLDINGS I, LLC, a limited liability company formed under the laws of the State of Delaware, as Borrower, (2) SOCIETE GENERALE, as Administrative Agent and a Lead Arranger ("SG"), (3) CITIBANK, N.A., as Syndication Agent and a Lead Arranger ("Citibank" and, together with SG, the "Lead Arrangers"), (4) THE OTHER AGENTS AND ARRANGERS LISTED ON THE SIGNATURE PAGES HERETO (including the Alternative Funding Arranger) (together with the Lead Arrangers, the "Arrangers"), (5) JPMORGAN CHASE BANK, as issuer of the Letters of Credit hereunder (the "LC Bank"), (6) THE FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME AS BANKS (individually, a "Bank" and, collectively, the "Banks"), (7) EACH PERSON PARTY HERETO FROM TIME TO TIME AS A CP CONDUIT (a "CP Conduit"), (8) THE FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME AS RELATED BANKS (individually, a "Related Bank" and, collectively, the "Related Banks"), and (9) EACH FINANCIAL INSTITUTION PARTY HERETO FROM TIME TO TIME AS AGENT FOR A CP CONDUIT AND ITS RESPECTIVE RELATED BANK (a "Lender Group Agent"). Each Lender Group Agent and its corresponding CP Conduit and Related Bank are referred to herein collectively as a "Lender Group".

        The parties hereto entered into the Credit Agreement, dated as of December 21, 2001 (the "Original Credit Agreement"), and have determined that the Original Credit Agreement shall be amended and restated in its entirety as set forth herein.

        In consideration of the agreements herein and in the other Credit Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree that the Original Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE 1.
DEFINITIONS; RULES OF INTERPRETATION

        1.1    Definitions.    Except as otherwise expressly provided, capitalized terms used in this Agreement shall have the meanings given in Exhibit A hereto.

        1.2    Rules of Interpretation.    Except as otherwise expressly provided, the rules of interpretation set forth in Exhibit A hereto shall apply to this Agreement and the other Credit Documents.

ARTICLE 2.
THE CREDIT FACILITIES

        2.1    Loan Facilities.

          2.1.1    Construction Loan Facility.

            (a)    Availability.    Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, (i) each Bank severally agrees to advance to Borrower from time to time during the Construction Loan Availability Period such loans as Borrower may request pursuant to this Section 2.1.1 in an aggregate principal amount which does not exceed such Bank's Proportionate Share of the then current Available Construction Loan Commitment (individually, a "Bank Construction Loan" and, collectively, the "Bank Construction Loans") and (ii) each Lender Group severally agrees, in accordance with the terms of this Agreement, to advance to Borrower from time to time during the Construction Loan Availability Period such loans as Borrower may request pursuant to this Section 2.1.1 in an aggregate principal amount which does not exceed such Lender Group's Proportionate Share of the then current Available Construction Loan Commitment (individually, a "Lender Group Construction Loan" and, collectively, the "Lender Group Construction Loans", and, together with Bank Construction Loans, collectively, "Construction Loans", and individually, a "Construction Loan"). A Lender Group Construction Loan may consist of a CP Conduit Construction Loan (as defined below) or a Related Bank Construction Loan (as defined below) in accordance with the following two sentences. Each

    Lender Group Construction Loan to be made by a Lender Group shall first be offered to the applicable CP Conduit to fund (each such Lender Group Construction Loan funded by the applicable CP Conduit, together with any Related Bank Construction Loan assigned by the applicable Related Bank to such CP Conduit pursuant to Section 9.14.2, being, individually, a "CP Conduit Construction Loan" and, collectively, such CP Conduit's "CP Conduit Construction Loans"), provided that no CP Conduit shall have any obligation whatsoever to make any loans under this Agreement. In the event such CP Conduit cannot or chooses not to fund such Lender Group Construction Loan, the Related Bank that is a member of the applicable Lender Group shall fund such Lender Group Construction Loan under its Parallel Funding Commitment (each such Lender Group Construction Loan funded by a Related Bank, together with any CP Conduit Construction Loan assigned by the applicable CP Conduit to such Related Bank pursuant to Section 9.14.2, being, individually, a "Related Bank Construction Loan" and, collectively, "Related Bank Construction Loans"), provided that in no event shall the aggregate outstanding principal amount of Related Bank Construction Loans funded by a Related Bank under its Parallel Funding Commitment exceed the then current Available Parallel Funding Commitment of such Related Bank.

            (b)    Construction Requisition.    Borrower shall request a Borrowing of Construction Loans by delivering to Administrative Agent a written notice in the form of Exhibit C-1 hereto, appropriately completed (a "Construction Requisition"), which specifies, among other things:

                (i)  The portion of the requested Borrowing which will bear interest as provided in (1) Section 2.1.1(c)(i) (individually, a "Base Rate Construction Loan" and, collectively, "Base Rate Construction Loans") and/or (2) Section 2.1.1(c)(ii) (individually, a "LIBOR Construction Loan" and, collectively, "LIBOR Construction Loans");

              (ii)  The aggregate amount of the requested Borrowing, which (A) shall be in a minimum amount of $1,000,000 and an integral multiple of $100,000 in excess of thereof, and (B) shall not exceed the then current Available Construction Loan Commitment;

              (iii)  The proposed date of the requested Borrowing (which shall be (x) a Banking Day and (y) if as of the proposed date of the requested Borrowing any Lender Group will be party to this Agreement, a day other than the 15thcalendar day of any calendar month (or if such day is not a Banking Day, the first Banking Day after such 15th calendar day) or the final two Banking Days of any calendar month, unless otherwise consented to in writing by each Lender Group Agent);

              (iv)  If the requested Borrowing is to consist of LIBOR Construction Loans, the initial Interest Period requested therefor (which shall be a period contemplated by Section 2.1.3(b));

              (v)  The Applicable Margin which will be in effect as of the proposed date of the requested Borrowing;

              (vi)  The Subject Project to which the requested Borrowing relates or, if the requested Borrowing relates to more than one Subject Project, the Subject Projects to which the requested Borrowing relates and the portion of such Borrowing related to each such Subject Project;

            (vii)  The portion of the requested Borrowing, if any, that is going to be used to make In Kind Equity Payments in accordance with clause (i) of the proviso to Section 5.1.1(a), and the account to which the Construction Loans to be used for such purpose should be transferred; and

            (viii)  The portion of the requested Borrowing, if any, that is going to be used to make Equity Contribution True-Up Reimbursements or NEG EPC Guaranty Reimbursements, as the case may be, in accordance with clause (ii) of the proviso to Section 5.1.1(a), and the account to which the Construction Loans to be used for such purpose should be transferred.

            Borrower shall request (A) no more than three Borrowings of Construction Loans in the aggregate per month and (B) no more than two Borrowings of Construction Loans with respect to any Project per month. Borrower shall give each Construction Requisition to Administrative Agent so as to provide the Minimum Notice Period applicable to Borrowings of Construction Loans. Any Construction Requisition shall be irrevocable and Borrower shall be bound to borrow Construction Loans in accordance therewith. Each Construction Requisition shall be delivered by first-class mail or facsimile to Administrative Agent at the office or to the facsimile number and during the hours specified in Section 11.1; provided, however, that Borrower shall promptly deliver to Administrative Agent the original of any Construction Requisition initially delivered by facsimile.

            Borrower shall notify Administrative Agent in writing prior to the making of any Construction Loan in the event that any of the matters to which Borrower is required to certify in the applicable Construction Requisition is no longer accurate and complete as of the date of the applicable Borrowing of Construction Loans. The acceptance by Borrower of the proceeds of any Construction Loan without providing any such written notice shall constitute a re-certification by Borrower, as of the date of the applicable Borrowing of Construction Loans, as to the matters to which Borrower is required to certify in the applicable Construction Requisition or any certificate delivered in connection therewith.

            (c)    Construction Loan Interest.    Subject to the provisions of Sections 2.5.3, 2.5.4 and 2.7.3, each Construction Loan shall bear interest on the unpaid principal amount thereof from the date of such Construction Loan until the maturity or prepayment thereof at a rate determined by reference to the Base Rate or the LIBO Rate. The applicable basis for determining the rate of interest with respect to any Construction Loan shall be selected by Borrower initially at the time a Construction Requisition is given with respect to such Construction Loan pursuant to Section 2.1.1(b), and the basis for determining the interest rate with respect to any Construction Loan (other than a CP Conduit Funded LIBOR Construction Loan) may be changed from time to time pursuant to Section 2.1.7. If on any day a Construction Loan (other than a CP Conduit Funded LIBOR Construction Loan) is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day such Construction Loan shall bear interest determined by reference to the Base Rate. Subject to Section 2.7, each CP Conduit Construction Loan requested to be made as a LIBOR Loan shall be made as a CP Conduit Funded LIBOR Construction Loan.

            Subject to the provisions of Sections 2.5.3, 2.5.4 and 2.7.3, Borrower shall pay interest on the unpaid principal amount of each Construction Loan from the date of such Construction Loan until the maturity or prepayment thereof at the following rates per annum:

                (i)  With respect to the principal portion of such Construction Loan which is, and during the periods when such portion of such Construction Loan is, a Base Rate Construction Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin, such rate to change from time to time as the Base Rate shall change; and

              (ii)  With respect to the principal portion of such Construction Loan which is, and during the periods when such portion of such Construction Loan is, a LIBOR

      Construction Loan, at a rate per annum during each Interest Period for such LIBOR Construction Loan equal to the applicable LIBO Rate for such Interest Period, plus the Applicable Margin; provided that the LIBO Rate for the initial Interest Period applicable to a CP Conduit Funded LIBOR Construction Loan shall be determined by reference to a one month LIBO Rate regardless of the actual number of days in such initial Interest Period.

            (d)    Construction Loan Principal Payments.    Borrower shall repay to Administrative Agent, for the account of each Bank and each Lender Group, the aggregate unpaid principal amount of all Construction Loans made by each such Bank or each such Lender Group, as the case may be, in installments payable on the Amortization Commencement Date and each Quarterly Date thereafter in accordance with Exhibit H hereto, with any remaining unpaid principal, interest, fees and costs due and payable on the Final Maturity Date. Once repaid, Construction Loans may not be reborrowed; provided that (i) Construction Loans that are repaid pursuant to Section 6.4(a)(iii) may be reborrowed, in accordance with the terms hereof, in connection with a Substitute Project that becomes an Approved Project pursuant to Section 3.11, and (ii) the Construction Loan Commitments may be reutilized as contemplated by Section 9.17 in accordance with the terms hereof.

          2.1.2    Working Capital Loan Facility.

            (a)    Availability.    Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Bank severally agrees to advance to Borrower from time to time during the Working Capital/LC Availability Period such loans as Borrower may request pursuant to this Section 2.1.2 (individually, a "Working Capital Loan" and, collectively, the "Working Capital Loans") in an aggregate principal amount which does not exceed such Bank's Proportionate Share of the then current Available Working Capital/Project LC Commitment. Subject to the terms hereof (including the conditions precedent set forth in Article 3), Borrower may borrow, repay and reborrow the Working Capital Loans from time to time during the Working Capital/LC Availability Period.

            (b)    Notice of Working Capital Loan Borrowing.    Borrower shall request a Borrowing of Working Capital Loans by delivering to Administrative Agent a written notice in the form of Exhibit C-2 hereto, appropriately completed (a "Notice of Working Capital Loan Borrowing"), which specifies, among other things:

                (i)  The portion of the requested Borrowing which will bear interest as provided in (1) Section 2.1.2(c)(i) (individually, a "Base Rate Working Capital Loan" and, collectively, "Base Rate Working Capital Loans") and/or (2) Section 2.1.2(c)(ii) (individually, a "LIBOR Working Capital Loan" and, collectively, "LIBOR Working Capital Loans");

              (ii)  The aggregate amount of the requested Borrowing, which (A) shall be in a minimum amount of $500,000 and an integral multiple of $100,000 in excess thereof, and (B) shall not exceed the then current Available Working Capital/Project LC Commitment;

              (iii)  The proposed date of the requested Borrowing (which shall be a Banking Day);

              (iv)  If the requested Borrowing is to consist of LIBOR Working Capital Loans, the initial Interest Period requested therefor (which shall be a period contemplated by Section 2.1.3(b));

              (v)  The Applicable Margin which will be in effect as of the proposed date of the requested Borrowing;

              (vi)  The Subject Project to which the requested Borrowing relates or, if the requested Borrowing relates to more than one Subject Project, the Subject Projects to which the requested Borrowing relates and the portion of such Borrowing related to each such Subject Project; and

            (vii)  The portion of the requested Borrowing, if any, that is going to be used to pay interest on outstanding Loans or scheduled payment obligations under Interest Rate Agreements.

            Borrower shall request (A) no more than three Borrowings of Working Capital Loans in the aggregate per month and (B) no more than one Borrowing of Working Capital Loans with respect to any Project per month. Borrower shall give each Notice of Working Capital Loan Borrowing to Administrative Agent so as to provide the Minimum Notice Period applicable to Working Capital Loans of the Type requested. Any Notice of Working Capital Loan Borrowing shall be irrevocable and Borrower shall be bound to borrow Working Capital Loans in accordance therewith. Each Notice of Working Capital Loan Borrowing shall be delivered by first-class mail or facsimile to Administrative Agent at the office or to the facsimile number and during the hours specified in Section 11.1; provided, however, that Borrower shall promptly deliver to Administrative Agent the original of any Notice of Working Capital Loan Borrowing initially delivered by facsimile.

            Borrower shall notify Administrative Agent in writing prior to the making of any Working Capital Loan in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Working Capital Loan Borrowing is no longer accurate and complete as of the date of the applicable Borrowing of Working Capital Loans. The acceptance by Borrower of the proceeds of any Working Capital Loan without providing any such written notice shall constitute a re-certification by Borrower, as of the date of the applicable Borrowing of Working Capital Loans, as to the matters to which Borrower is required to certify in the applicable Notice of Working Capital Loan Borrowing or any certificate delivered in connection therewith.

            (c)    Working Capital Loan Interest.    Subject to the provisions of Sections 2.5.3, 2.5.4 and 2.7.3, each Working Capital Loan shall bear interest on the unpaid principal amount thereof from the date of such Working Capital Loan until the maturity or prepayment thereof at a rate determined by reference to the Base Rate or the LIBO Rate. The applicable basis for determining the rate of interest with respect to any Working Capital Loan shall be selected by Borrower initially at the time a Notice of Working Capital Loan Borrowing is given with respect to such Working Capital Loan pursuant to Section 2.1.2(b), and the basis for determining the interest rate with respect to any Working Capital Loan may be changed from time to time pursuant to Section 2.1.7. If on any day a Working Capital Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day such Working Capital Loan shall bear interest determined by reference to the Base Rate.

            Subject to the provisions of Sections 2.5.3, 2.5.4 and 2.7.3, Borrower shall pay interest on the unpaid principal amount of each Working Capital Loan from the date of such Working Capital Loan until the maturity or prepayment thereof at the following rates per annum:

                (i)  With respect to the principal portion of such Working Capital Loan which is, and during the periods when such portion of such Working Capital Loan is, a Base Rate Working Capital Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin, such rate to change from time to time as the Base Rate shall change; and

              (ii)  With respect to the principal portion of such Working Capital Loan which is, and during the periods when such portion of such Working Capital Loan is, a LIBOR Working Capital Loan, at a rate per annum during each Interest Period for such LIBOR Working Capital Loan equal to the LIBO Rate for such Interest Period, plus the Applicable Margin.

            (d)    Working Capital Loan Principal Payments.    All outstanding Working Capital Loans shall be repaid on each Quarterly Date following the Last Completion Date to the extent of Account Funds available for such purpose in the Debt Payment Account on such Quarterly Date, after giving effect to transfers from the Applicable Revenue Account to the Debt Payment Account on such Quarterly Date; provided, however, that each Working Capital Loan shall be repaid in full on the Final Maturity Date.

          2.1.3    Interest Provisions Relating to All Loans (including Project LC Loans and DSR LC Loans).

            (a)    Interest Payment Dates.    Borrower shall pay accrued interest on the unpaid principal amount of each Loan (i) in the case of each Base Rate Loan (other than Base Rate Loans of a CP Conduit), on each Quarterly Date, (ii) in the case of a Base Rate Loan of a CP Conduit, on the fifth Banking Day of each calendar month, (iii) in the case of each LIBOR Loan, on the last day of each Interest Period related to such LIBOR Loan and, if such Interest Period is longer than three months, every three months after the date of such LIBOR Loan, and (iv) in all cases, upon prepayment (to the extent thereof and including all Optional Prepayments and Mandatory Prepayments), upon conversion from one Type of Loan to another Type, and at maturity.

            (b)    LIBOR Loan Interest Periods.

                (i)  In connection with each LIBOR Loan (other than a CP Conduit Funded LIBOR Construction Loan), Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion of Loan Type, as the case may be, select an Interest Period to be applicable to such LIBOR Loan, which Interest Period shall be one, two, three, six or, if available to all Banks and Related Banks and made available by Administrative Agent, nine or 12 months. Notwithstanding anything to the contrary in this Agreement, (A) any Interest Period which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless such next Banking Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day; (B) any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month; (C) Borrower may not select Interest Periods which would leave a greater principal amount of Loans subject to Interest Periods ending after a date upon which Loans are or may be required to be repaid than the principal amount of Loans scheduled to be outstanding after such date; (D) no Interest Period with respect to any portion of the Loans shall extend beyond the Final Maturity Date; (E) LIBOR Loans for each Interest Period shall be in the amount of at least $1,000,000; (F) Borrower may not at any time have outstanding more than ten different Interest Periods relating to LIBOR Loans; (G) if Borrower fails to specify an Interest Period for any LIBOR Loan in accordance with the terms of this Agreement, (1) in the case of a new requested Loan (other than a CP Conduit Construction Loan), Borrower shall be deemed to have specified such Loans as Base Rate Loans in the applicable Notice of Borrowing, (2) in the case of a new requested CP Conduit Construction Loan, such Loans shall be funded as CP Conduit Funded LIBOR Construction Loans, and (3) in the

      case of outstanding Loans (other than a CP Conduit Funded LIBOR Construction Loan), such Loans shall automatically convert to Base Rate Loans on the last day of the current Interest Period therefor; (H) for the period from and after the Closing Date to and including the date which is six months after the Closing Date, Borrower may only select a one month Interest Period with respect to any LIBOR Loan other than a CP Conduit Funded LIBOR Construction Loan; and (I) all CP Conduit Funded LIBOR Construction Loans shall have an initial Interest Period of one month or less, commencing on the date such CP Conduit Funded Construction Loan is made and ending in each case on the next occurring day that is a fifth Banking Day of a calendar month, and thereafter shall have an Interest Period as determined in accordance with the provisions of Section 2.1.7(b)(i).

              (ii)  Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for a quotation of interest rates in effect at such time for given Interest Periods and Administrative Agent shall promptly provide such quotation. Borrower may select an Interest Period telephonically within the time periods specified in Section 2.1.7, which selection shall be irrevocable on and after the applicable Minimum Notice Period. Borrower shall confirm such telephonic notice to Administrative Agent by delivering to Administrative Agent by facsimile on the day such notice is given a written notice in substantially the form of Exhibit C-3 hereto (a "Confirmation of Interest Period Selection"). Borrower shall promptly deliver to Administrative Agent the original of the Confirmation of Interest Period Selection initially delivered by facsimile. Administrative Agent shall as soon as practicable (and, in any case, within two Banking Days after delivery of the Confirmation of Interest Period Selection) notify Borrower of each determination of the interest rate applicable to each Loan.

            (c)    Interest Computations.    All computations of interest on Base Rate Loans (other than Base Rate Loans of a CP Conduit if the Base Rate is determined other than by reference to clause (ii)(a) of the definition of "Base Rate" in Exhibit A hereto) shall be based upon a year of 365 days (or 366 days in a leap year), and shall be payable for the actual days elapsed (including the first day but excluding the last day). All computations of interest on Base Rate Loans of a CP Conduit when the Base Rate is determined other than by reference to clause (ii)(a) of the definition of "Base Rate" in Exhibit A hereto shall be based upon a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All computations of interest on LIBOR Loans shall be based upon a year of 360 days, and shall be payable for the actual days elapsed (including the first day but excluding the last day). Borrower agrees that all computations by Administrative Agent of interest shall be conclusive and binding in the absence of manifest error.

          2.1.4    Register.

            (a)  Administrative Agent shall maintain, at its address referred to in Section 11.1, a register for the recordation of the names and addresses of the Banks and the Lender Groups (and the members thereof), the Commitments and Loans of each Bank and Lender Group from time to time and the Parallel Funding Commitment of each Related Bank from time to time (the "Register"). The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

            (b)  Administrative Agent shall record in the Register (i) the Commitments and the Loans from time to time of each Bank and each Lender Group, including any transfers thereof made in accordance with Section 9.14, (ii) the interest rates applicable to all Loans and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to each Bank and each Lender Group hereunder, (v) each repayment or prepayment in respect of the principal amount of the Loans of each Bank and each Lender

    Group, (vi) the amount of any sum received by Administrative Agent hereunder for the account of the Banks and the Lender Groups and each Bank's and each Lender Group's share thereof and (vii) such other information as Administrative Agent may determine is necessary for administering the Loans and this Agreement. Any such recordation shall be conclusive and binding on Borrower, each Bank and each Lender Group, absent manifest error; provided that neither failure to make any such recordation, nor any error in such recordation, shall affect any Bank's Commitments, any Lender Group's Construction Loan Commitment, any Related Bank's Parallel Funding Commitment or Borrower's obligations in respect of any applicable Loans or otherwise; and provided, further that in the event of any inconsistency between the Register and any Bank's or any Lender Group's records, the recordations in the Register shall govern in the absence of manifest error.

            (c)  Each Lender Group Agent shall maintain, at its address referred to in Exhibit I, a register for the recordation of the names and addresses of the Related Bank and the CP Conduit that are members of the applicable Lender Group, the Construction Loan Commitment of such Lender Group, the Parallel Funding Commitment of the such Related Bank, the Related Bank Construction Loans of such Related Bank and the CP Conduit Construction Loans of such CP Conduit (such Lender Group's "Lender Group Register"). Each Lender Group Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

            (d)  Each Lender Group Agent shall record in the applicable Lender Group Register (i) the Commitment of the applicable Lender Group, the Parallel Funding Commitment of the Related Bank that is a member of such Lender Group, the Related Bank Construction Loans of such Related Bank, the CP Conduit Construction Loans of the CP Conduit that is a member of such Lender Group and the Construction Loans of such Lender Group, each from time to time, including any transfers thereof made in accordance with Section 9.14, (ii) the interest rates applicable to each of such Related Bank Construction Loans and CP Conduit Construction Loans and the effective date of all changes thereto, (iii) the Interest Period for each of such Related Bank Construction Loans and CP Conduit Construction Loans, (iv) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to such Related Bank and to such CP Conduit hereunder, (v) each repayment and prepayment in respect of the principal amount of the Related Bank Construction Loans of such Related Bank, the CP Conduit Construction Loans of such CP Conduit and the Construction Loans of such Lender Group, (vi) the amount of any sum received by such Lender Group Agent hereunder for the account of such Lender Group and such Related Bank's and such CP Conduit's share thereof and (vii) such other information as such Lender Group Agent may determine is necessary for administering the Commitments and the Constructions Loans of such Lender Group. Any such recordation shall, subject to Section 2.1.4(b), be conclusive and binding on Borrower, the applicable Related Bank and the applicable CP Conduit, absent manifest error; provided that neither the failure to make any such recordation, nor any error in such recordation, shall affect the Construction Loan Commitment of the applicable Lender Group or the Parallel Funding Commitment of the applicable Related Bank or Borrower's obligations in respect of any applicable Construction Loans or otherwise; and provided, further that in the event of any inconsistency between such Lender Group Register and the records of the applicable Related Bank or the applicable CP Conduit, the recordations in such Lender Group Register shall govern in the absence of manifest error.

            (e)  In the event of any inconsistency between the Register and any Lender Group Register, the recordations in the Register shall govern in the absence of manifest error.

          2.1.5    Promissory Notes.    If requested by any Bank, or any Lender Group Agent on behalf of its respective Lender Group, (a) the obligation of Borrower to repay the Construction Loans made by such Bank or such Lender Group and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of Exhibit B-1 hereto (a "Construction Loan Note"), payable to the order of such requesting Bank or such requesting Lender Group Agent and in the principal amount of such Bank's and/or such Lender Group's Construction Loan Commitment, (b) the obligation of Borrower to repay the Working Capital Loans and Project LC Loans made by such requesting Bank and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of Exhibit B-2 hereto (a "Working Capital/Project LC Loan Note"), payable to the order of such requesting Bank and in the principal amount of such Bank's Working Capital/Project LC Commitment, and (c) the obligation of Borrower to repay the DSR LC Loans made by such requesting Bank and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of Exhibit B-3 hereto (a "DSR LC Loan Note"), payable to the order of such requesting Bank and in the principal amount of such Bank's DSR LC Commitment. Borrower authorizes each such requesting Bank and each such requesting Lender Group Agent to record on the schedules annexed to its respective Note or Notes the date and amount of each Loan made by such Bank or by the Lender Group of such Lender Group Agent, and each repayment or prepayment of principal thereunder, and agrees that all such notations shall constitute prima facie evidence of the matters noted; provided that in the event of any inconsistency between the Register and any Bank's or Lender Group Agent's records, the recordations in the Register shall govern; and provided, further that neither the failure to issue any Note or to make any such notation, nor any error in such notation, shall affect the validity of Borrower's obligations to repay the full unpaid principal amount of the Loans or the other obligations of Borrower hereunder or under the Notes. Borrower further authorizes each Bank and each Lender Group Agent which receives a Note to attach to and make a part of such Note continuations of the schedule attached thereto as necessary.

          2.1.6    Loan Funding.

            (a)    Notice.    Each Notice of Borrowing shall be delivered by Borrower to Administrative Agent in accordance with Section 11.1. Administrative Agent shall promptly notify each Bank and, if such Notice of Borrowing relates to Construction Loans, each Lender Group Agent, of the contents of each Notice of Borrowing.

            (b)    Pro Rata Loans.    All Construction Loans shall be made on a pro rata basis by the Banks and the Lender Groups in accordance with their respective Proportionate Shares of such Construction Loans, with each Borrowing to consist of a Construction Loan by each Bank and each Lender Group equal to such Bank's and such Lender Group's Proportionate Share of such Borrowing. All Loans other than Construction Loans shall be made on a pro rata basis by the Banks in accordance with their respective Proportionate Shares of such Loans, with each Borrowing to consist of a Loan by each Bank equal to such Bank's Proportionate Share of such Borrowing.

            (c)    Funding.    Each Bank and each Lender Group, as applicable, shall, before 11:00 a.m. on the date of each Borrowing, make available to Administrative Agent by wire transfer of immediately available funds in Dollars to the account of Administrative Agent most recently designated by it for such purpose, such Bank's or such Lender Group's Proportionate Share of such Borrowing. The failure of any Bank or any Lender Group to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank or Lender Group of its obligation hereunder to make its Loan on the date of such Borrowing. No Bank or Lender Group shall be responsible for the failure of any other Bank or Lender Group to make the Loan to be made by such other Bank or Lender Group on the date of any Borrowing.

            Unless Administrative Agent shall have been notified by any Bank or Lender Group Agent prior to the date of any Borrowing that such Bank does not intend to make available to Administrative Agent the amount of such Bank's Proportionate Share of the Borrowing requested on such date, or that such Lender Group does not intend to make available to Administrative Agent the amount of such Lender Group's Proportionate Share of Construction Loans requested as part of the Borrowing requested on such date, Administrative Agent may assume that such Bank or Lender Group has made such amount available to Administrative Agent on such date in accordance with the prior paragraph and Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to Borrower a corresponding amount on such date. If such corresponding amount is not in fact made available to Administrative Agent by such Bank or Lender Group, Administrative Agent shall be entitled to recover such corresponding amount on demand (and, in any event, within two Banking Days after the date of the applicable Borrowing) from such Bank or such Lender Group's Related Bank, together with interest thereon, for each day from the date of such Borrowing until the date such amount is paid to Administrative Agent, at the Federal Funds Rate for the first two Banking Days after such date. If such Bank or such Related Bank pays such amount to Administrative Agent, then such amount shall constitute such Bank's or such Lender Group's Proportionate Share of such Borrowing. If such Bank or such Related Bank does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor or within two Banking Days from the date of the applicable Borrowing, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the date of the applicable Borrowing until the date such amount is paid to Administrative Agent, at the rate then payable under this Agreement for Base Rate Loans. Nothing in this Section 2.1.6(c) shall be deemed to relieve any Bank or any Related Bank from its obligations hereunder or to prejudice any rights that Borrower may have against any Bank or any Related Bank as a result of any default by such Bank or such Related Bank hereunder.

            Upon receipt by a Lender Group Agent from Administrative Agent of notification of the contents of a Notice of Borrowing, such Lender Group Agent shall notify the CP Conduit that is a member of its Lender Group of the amount of any Construction Loan to be funded by such Lender Group (excluding any Construction Loan to be funded by conversion of a Cash Secured Advance pursuant to Section 2.3.7). If such CP Conduit cannot or chooses not to fund such Construction Loan (excluding any Construction Loan to be funded by conversion of a Cash Secured Advance pursuant to Section 2.3.7) in accordance with this Agreement, such Lender Group Agent shall promptly so advise the Related Bank that is a member of its Lender Group and request such Related Bank to fund such Construction Loan (excluding any portion thereof to be funded by conversion of a Cash Secured Advance pursuant to Section 2.3.7) under its Parallel Funding Commitment. Administrative Agent shall treat each Construction Loan funded by a Lender Group as a CP Conduit Construction Loan unless and until otherwise notified by the applicable Lender Group Agent.

            (d)    Disbursement of Construction Loans.    No later than 3:00 p.m. on the date specified in each Construction Requisition, if the applicable conditions precedent listed in Article 3 have been satisfied or waived in accordance with the terms hereof and, subject to Section 2.1.6(c) above, to the extent Administrative Agent shall have received the appropriate funds from the applicable Banks and the applicable Lender Groups, Administrative Agent will make available the Construction Loans requested in such Construction Requisition (or so much thereof as the Banks and the Lender Groups shall have approved pursuant to this Agreement) in Dollars and in immediately available funds, at Administrative Agent's New York Branch, and shall (i) deposit such Construction Loans into the Construction Account or (ii) if such Construction

    Loans are to be used to make In Kind Equity Payments, Equity Contribution True-Up Reimbursements or NEG EPC Guaranty Reimbursements in accordance with the proviso to Section 5.1.1(a), transfer such Construction Loans to the account designated by Borrower in such Construction Requisition.

            (e)    Disbursement of Working Capital Loans.    No later than 3:00 p.m. on the date specified in each Notice of Working Capital Borrowing, if the applicable conditions precedent listed in Article 3 have been satisfied or waived in accordance with the terms hereof and, subject to Section 2.1.6(c) above, to the extent Administrative Agent shall have received the appropriate funds from the Banks, Administrative Agent will make available the Working Capital Loans requested in such Notice of Working Capital Borrowing (or so much thereof as the Banks shall have approved pursuant to this Agreement) in Dollars and in immediately available funds, at Administrative Agent's New York Branch, and shall (i) if such Working Capital Loans are to be used to pay O&M Costs as specified in such Notice of Working Capital Borrowing, disburse the proceeds of such Working Capital Loans in accordance with the instructions set forth in such Notice of Working Capital Borrowing, or (ii) if such Working Capital Loans are to be used to pay interest on Loans or scheduled payment obligations under Interest Rate Agreements as specified in such Notice of Working Capital Loan Borrowing, deposit the proceeds such Working Capital Loans into the Debt Payment Account.

          2.1.7    Conversion of Loans.

            (a)    Generally.    Borrower may convert Loans (other than CP Conduit Funded LIBOR Construction Loans) from one Type of Loan to another Type; provided, however, that (i) any conversion of LIBOR Loans into Base Rate Loans shall be made on, and only on, the first day after the last day of an Interest Period for such LIBOR Loans, and (ii) Loans shall be converted only in amounts of $1,000,000 or integral multiples of $100,000 in excess thereof. Borrower shall request each such conversion by delivering to Administrative Agent a written notice in the form of Exhibit C-4 hereto, appropriately completed (a "Notice of Conversion of Loan Type"), which specifies:

                (i)  The Loans, or portion thereof, which are to be converted;

              (ii)  The Type into which such Loans, or portion thereof, are to be converted;

              (iii)  If such Loans are to be converted into LIBOR Loans, the initial Interest Period selected by Borrower for such Loans (which Interest Period shall be selected in accordance with Section 2.1.3(b));

              (iv)  The Applicable Margin which will be in effect as of the day of the requested conversion; and

              (v)  The proposed date of the requested conversion (which shall be a Banking Day and otherwise in accordance with this Section 2.1.7).

            Borrower shall deliver each Notice of Conversion of Loan Type to Administrative Agent so as to provide at least the applicable Minimum Notice Period. Any Notice of Conversion of Loan Type shall be irrevocable and Borrower shall be bound to make a conversion in accordance therewith. Each Notice of Conversion of Loan Type shall be delivered by first-class mail or facsimile to Administrative Agent at the office or to the facsimile number and during the hours specified in Section 11.1; provided, however, that Borrower shall promptly deliver to Administrative Agent the original of any Notice of Conversion of Loan Type initially delivered by facsimile. Administrative Agent shall promptly notify each Bank of the contents of each Notice of Conversion of Loan Type.

            (b)    CP Conduit LIBOR Construction Loans.    Subject to Sections 2.7 and 2.1.7(b)(ii), each Construction Loan made by any Lender Group that is funded by the CP Conduit that is a member of such Lender Group as a CP Conduit Funded LIBOR Construction Loan shall automatically be continued as a CP Conduit Funded LIBOR Construction Loan at the end of each Interest Period for an additional Interest Period of (i) one month, if the prior Interest Period ends before the expiration of the Construction Loan Availability Period, and (ii) three months, if the prior Interest Period ends on or after the expiration of the Construction Loan Availability Period; provided that each such Interest Period shall commence and end on the fifth Banking Day of the applicable calendar month and no such Interest Period shall extend beyond the Final Maturity Date.

            (c)    Assignments within Lender Groups.    If any assignment pursuant to Section 9.14.2 by a CP Conduit to the Related Bank that is a member of the same Lender Group is effective after the fourth Banking Day prior to the last day of such then current Interest Period, notwithstanding anything to the contrary in this Agreement, Borrower may deliver a Notice of Conversion of Loan Type to Administrative Agent with respect to the applicable Related Bank Construction Loan up to and including the last day of the then current Interest Period, without regard to the applicable Minimum Notice Period. If Borrower fails to so deliver such a Notice of Conversion of Loan Type, such Related Bank Construction Loan shall automatically convert to a Base Rate Loan on the last day of the then current Interest Period.

          2.1.8    Prepayments.

            (a)    Terms of All Prepayments.    Upon the prepayment of any Loan (whether such prepayment is an Optional Prepayment or a Mandatory Prepayment), Borrower shall pay to Administrative Agent for the account of the Bank which made such Loan, the Lender Group Agent for the Lender Group which made such Loan and/or the applicable Hedge Bank, as the case may be, (i) all accrued interest to the date of such prepayment on the amount being prepaid, (ii) all accrued fees to the date of such prepayment on the amount being prepaid, (iii) to the extent required by the terms of the applicable Interest Rate Agreement, all Hedge Breaking Fees owed by Borrower to such Bank, such Lender Group Agent's CP Conduit and Related Bank or such Hedge Bank as a result of such prepayment and (iv) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all Liquidation Costs incurred by such Bank or by such Lender Group Agent's CP Conduit and Related Bank as a result of such prepayment. Notwithstanding the foregoing, but only in respect of any Mandatory Prepayment, Borrower shall have the right (so long as neither any Borrower Inchoate Default under Section 7.1.1 nor any Borrower Event of Default shall have occurred and be continuing), by giving five Banking Days' notice to Administrative Agent, in lieu of prepaying a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, to deposit or cause Administrative Agent to deposit, into the Prepayment Account an amount equal to the LIBOR Loan to be prepaid. Such funds shall be held in the Prepayment Account until the expiration of the Interest Period applicable to the LIBOR Loan to be prepaid at which time the amount deposited in the Prepayment Account shall be used to prepay such LIBOR Loan and any interest accrued on such amount shall be applied as described in clause (i) of the first sentence of this Section 2.1.8(a). The deposit of amounts into the Prepayment Account shall not constitute a prepayment of Loans and all Loans to be prepaid using the proceeds from such account shall continue to accrue interest at the then applicable interest rate for such Loans until actually prepaid. All prepayments of Construction Loans shall be applied to reduce the remaining payments required under Section 2.1.1(d) in the inverse order of the maturity of the Construction Loans. Borrower may not reborrow the principal amount of any Construction Loan which is prepaid; provided that (i) Construction Loans that are repaid pursuant to Section 6.4(a)(iii) may be reborrowed, in accordance with the terms hereof, in connection with a Substitute Project that becomes an Approved Project pursuant to Section 3.11, and (ii) the Construction Loan Commitments may be reutilized as contemplated by Section 9.17 in accordance with the terms hereof. From the Closing Date to the Amortization Commencement Date, Borrower shall terminate, partially terminate and/or assign to a Person other than a Credit Party, in each case pursuant to the terms and subject to the conditions of the applicable Interest Rate Agreements, its obligations under Hedge Transactions such that at no time shall the aggregate notional amount under all Hedge Transactions exceed the sum of the principal amount of Construction Loans outstanding plus the unfunded portion of the Allocated Portions of the Total Construction Loan Commitment for all Approved Projects. From and after the Amortization Commencement Date, Borrower shall terminate, partially terminate and/or assign to a Person other than a Credit Party, in each case pursuant to the terms and subject to the conditions of the applicable Interest Rate Agreements, its obligations under Hedge Transactions such that at no time shall the aggregate notional amount under all Hedge Transactions exceed the principal amount of Construction Loans outstanding.

            (b)    Optional Prepayments.    Subject to Section 2.1.8(a), Borrower may, at its option and without penalty, upon five Banking Days' notice to Administrative Agent, prepay any Loans in whole or in part in a minimum amount of $1,000,000 or an incremental multiple of $100,000 in excess thereof (any such prepayment, an "Optional Prepayment").

            (c)    Mandatory Prepayments.

                (i)  Borrower shall prepay (or cause to be prepaid) Loans in connection with a Change of Law to the extent required by Section 2.7.2.

              (ii)  Borrower shall prepay (or cause to be prepaid) Loans with Account Funds in the Distribution Account to the extent required by Section 4.7.2 of the Depositary Agreement.

              (iii)  Borrower shall prepay (or cause to be prepaid) Loans in connection with the receipt of Loss Proceeds to the extent required by Section 4.8.2 of the Depositary Agreement.

              (iv)  Borrower shall prepay (or cause to be prepaid) Loans in connection with the transfer by Borrower of its equity interests in an Approved Project Company to the extent required by Section 6.4(a)(iii).

              (v)  Borrower shall prepay (or cause to be prepaid) Loans to the extent expressly required by any other provision of this Agreement or any other Credit Document.

            Except as otherwise expressly set forth herein, prepayments of less than all of the outstanding Loans made pursuant to clauses (ii) through (v) above shall be applied first, to the prepayment of outstanding Construction Loans until all Construction Loans have been repaid in full; second, to the prepayment of outstanding Working Capital Loans and Project LC Loans, pro rata in accordance with the principal amounts of Working Capital Loans and Project LC Loans then outstanding, until all Working Capital Loans and Project LC Loans have been repaid in full; and third, to the prepayment of outstanding DSR LC Loans until all DSR LC Loans have been repaid in full.

        2.2    Letter of Credit Facilities.

          2.2.1    Issuance of the Letters of Credit.    Subject to the terms and conditions set forth in this Agreement, the LC Bank shall, during the Working Capital/LC Availability Period, on each Banking Day specified in a Notice of LC Activity delivered in accordance with Section 2.2.3, issue, extend the Expiration Date of or increase the Stated Amount of, for the account of Borrower, the Letter(s) of Credit to which such Notice of LC Activity relates, and deliver each such Letter of Credit (or a notice of extension of the Expiration Date or increase in the Stated Amount thereof) to the applicable LC Beneficiary. Subject to Section 2.2.7(b), the LC Bank shall not modify the conditions for draws or terms of availability for any Letter of Credit issued and outstanding hereunder without Borrower's consent.

          2.2.2    Availability.    The LC Bank shall, subject to the terms and conditions of this Agreement, make Letter(s) of Credit available to Borrower and/or the Approved Project Companies, for the account of Borrower, (a) solely to enable the Approved Project Companies to provide security for their obligations to the counterparties under the LC Eligible Project Documents in accordance with the terms of the LC Eligible Project Documents (each, a "Project Letter of Credit" and, collectively, the "Project Letters of Credit"), and (b) solely to maintain the DSR Required Balance in the Debt Service Reserve Account pursuant to the terms of Section 4.6 of the Depositary Agreement (the "DSR Letter of Credit"). Project Letters of Credit shall be substantially in the form of Exhibit B-4 (or as otherwise mutually agreed by Administrative Agent, the LC Bank and Borrower) and the DSR Letter of Credit shall be in the form of Exhibit B-5. No Project Letter of Credit shall be issued, renewed, replaced or extended by the LC Bank until such time (or a reasonable period before such time) as required under the applicable LC Eligible Project Document pursuant to which such Letter of Credit is being issued, as certified to the LC Bank in a duly completed Notice of LC Activity. The Expiration Date of each Letter of Credit shall be on or prior to the last day of the Working Capital/LC Availability Period.

          2.2.3    Notice of LC Activity.    Borrower shall request the issuance, extension of the Expiration Date or increase in the Stated Amount of any Letter of Credit by delivering to Administrative Agent and the LC Bank an irrevocable written notice in the form of Exhibit C-5, appropriately completed (a "Notice of LC Activity"), which specifies, among other things:

            (a)  The particulars of the Letter of Credit to be issued or the specific Letter of Credit the Expiration Date of which is to be extended or the Stated Amount of which is to be increased (including, for a Project Letter of Credit, the Approved Project for which such Project Letter of Credit is being issued, extended or increased);

            (b)  Subject to Section 2.2.2, the issue date and Expiration Date of the Letter of Credit to be issued or the new Expiration Date of the Letter of Credit to be extended; and

            (c)  The Stated Amount (as increased, if applicable) of the Letter of Credit, provided that (i) the Stated Amount of any requested Project Letter of Credit shall not exceed the then current Available Working Capital/Project LC Commitment, and (ii) the Stated Amount of the requested DSR Letter of Credit shall not exceed the then current Available DSR LC Commitment.

          Borrower shall give the Notice of LC Activity to Administrative Agent and the LC Bank at least five Banking Days before the requested date of issuance of any Letter of Credit, and at least three Banking Days before the requested date of any extension of the Expiration Date of any Letter of Credit or increase in the Stated Amount of any Letter of Credit. Any Notice of LC Activity, once given by Borrower, may not be modified or revoked. Administrative Agent shall promptly notify each Bank of the contents of each Notice of LC Activity.

          2.2.4    Letter of Credit Loans and Reimbursement Obligations.

            (a)    Project LC Loans.    To the extent provided in Section 2.2.8, each Bank severally agrees to advance to the LC Bank, for the account of Borrower, such Bank's Proportionate Share of the full amount of any Drawing Payment under any Project Letter of Credit. Upon the making of any Drawing Payment, Borrower shall be obligated to reimburse the LC Bank for such Drawing Payment and, for convenience, such Reimbursement Obligation shall be deemed to constitute a Borrowing of loans (each, a "Project LC Loan" and, collectively, the "Project LC Loans") in the amount of such Drawing Payment, consisting of a Project LC Loan made by each Bank in the amount of such Bank's Proportionate Share of such Drawing Payment. All Project LC Loans shall be repaid on each Quarterly Date to the extent of Account Funds available for such purpose in the Debt Payment Account on such Quarterly Date, after giving effect to transfers from the Applicable Revenue Account to the Debt Payment Account on such Quarterly Date; provided, however, that each Project LC Loan shall be repaid in full on the Final Maturity Date. In the event that any Project LC Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a Bankruptcy Event with respect to Borrower), then each Bank hereby agrees that it shall forthwith purchase from the LC Bank a participation interest in the unreimbursed Drawing Payment made by the LC Bank under the Project Letter of Credit, in an amount equal to such Bank's Proportionate Share of such unreimbursed Drawing Payment, as provided in Section 2.2.8.

            (b)    DSR LC Loans.    To the extent provided in Section 2.2.8, each Bank severally agrees to advance to the LC Bank, for the account of Borrower, such Bank's Proportionate Share of the full amount of any Drawing Payment under the DSR Letter of Credit. Upon the making of any Drawing Payment, Borrower shall be obligated to reimburse the LC Bank for such Drawing Payment and, for convenience, such Reimbursement Obligation shall be deemed to constitute a Borrowing of loans (a "DSR LC Loan" and, collectively, the "DSR LC Loans") in the amount of such Drawing Payment, consisting of a DSR LC Loan made by each Bank in the amount of such Bank's Proportionate Share of such Drawing Payment. All DSR LC Loans shall be repaid on each Monthly Date to the extent of Account Funds available for such purpose in the Post-Completion Revenue Account, after giving effect to the disbursements described in priorities First through Fourth of Section 4.3.2(a) of the Depositary Agreement; provided, however, that each DSR LC Loan shall be repaid in full on the Final Maturity Date. In the event that any DSR LC Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a Bankruptcy Event with respect to Borrower), then each Bank hereby agrees that it shall forthwith purchase from the LC Bank a participation interest in the unreimbursed Drawing Payment made by the LC Bank under the DSR Letter of Credit, in an amount equal to such Bank's Proportionate Share of such unreimbursed Drawing Payment, as provided in Section 2.2.8.

            (c)    Interest Rate Basis.    Each Project LC Loan and DSR LC Loan shall initially be a Base Rate Loan. Borrower may convert any such Base Rate Loan to a LIBOR Loan in accordance with Section 2.1.7.

          2.2.5    Project LC Loan Interest.    Borrower shall pay interest on the unpaid principal amount of each Project LC Loan from the Drawing Date associated with such Project LC Loan until the maturity or prepayment thereof at the following rates per annum:

            (a)  with respect to the principal portion of such Project LC Loan which is, and during the periods when such portion of such Project LC Loan is, a Base Rate Project LC Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin, such rate to change from time to time as the Base Rate shall change; and

            (b)  with respect to the principal portion of such Project LC Loan which is, and during the periods when such portion of such Project LC Loan is, a LIBOR Project LC Loan, at a rate per annum during each Interest Period for such LIBOR Project LC Loan equal to the LIBO Rate for such Interest Period, plus the Applicable Margin.

          2.2.6    DSR LC Loan Interest.    Borrower shall pay interest on the unpaid principal amount of each DSR LC Loan from the Drawing Date associated with such DSR LC Loan until the maturity or prepayment thereof at the following rates per annum:

            (a)  with respect to the principal portion of such DSR LC Loan which is, and during the periods when such portion of such DSR LC Loan is, a Base Rate DSR LC Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin plus 0.25%, such rate to change from time to time as the Base Rate shall change; and

            (b)  with respect to the principal portion of such DSR LC Loan which is, and during the periods when such portion of such DSR LC Loan is, a LIBOR DSR LC Loan, at a rate per annum during each Interest Period for such LIBOR DSR LC Loan equal to the LIBO Rate for such Interest Period plus the Applicable Margin plus 0.25%.

          2.2.7    Reduction and Reinstatement of Stated Amounts; Cancellation.

            (a)  The Stated Amount of each Letter of Credit shall be reduced by the amount of Drawing Payments made thereunder. Notwithstanding anything to the contrary contained in this Section 2.2, once so reduced, the Stated Amount of any Letter of Credit shall not be reinstated except (i) with the prior written consent of Administrative Agent, the LC Bank and the Majority Banks (or, if such reinstatement would cause the Stated Amount of any Letter of Credit to exceed the limitations specified in Section 2.2.3(c) , upon the prior written consent of Administrative Agent, the LC Bank and all of the Banks), or (ii) upon repayment by Borrower of the Letter of Credit Loans corresponding to such Drawing Payment and satisfaction of the conditions for an increase in the Stated Amount of a Letter of Credit set forth in (x) Section 2.2.3 and (y) with respect to a Project Letter of Credit, Section 3.12.2 (other than with respect to any Project Event of Default or Project Inchoate Default that would be cured by the reinstatement of the Stated Amount of such Letter of Credit) and Section 3.12.3.

            (b)  Upon the occurrence and during the continuation of a Borrower Event of Default under Section 7.1.4 or at such time as, pursuant to the terms hereof, Administrative Agent and the Banks have accelerated the Obligations, the LC Bank (acting at the direction of Administrative Agent and the Majority Banks) shall be entitled to cancel all outstanding Letters of Credit any time at least 30 days after delivery to the LC Beneficiary of each Letter of Credit that will be canceled a written notice of such intent to cancel, whereupon the LC Beneficiary shall be entitled to draw upon the applicable Letter of Credit in accordance with its terms.

            (c)  The LC Bank shall be entitled to cancel any Letter of Credit on its then current Stated Expiration Date (as defined in such Letter of Credit) by delivering a Notice of Non-Extension (as defined in such Letter of Credit) to the LC Beneficiary of such Letter of Credit at least 60 days prior to such Stated Expiration Date in accordance with the terms of such Letter of Credit.

          2.2.8    Bank Participation.    Each Bank severally agrees to participate with the LC Bank in the extension of credit arising from the issuance of the Letters of Credit in an amount equal to such Bank's Proportionate Share of the Stated Amount of each Letter of Credit, and the issuance of a

  Letter of Credit shall be deemed a confirmation to the LC Bank of such participation in such amount. The LC Bank may request the Banks to pay to the LC Bank their respective Proportionate Shares of all or any portion of any Drawing Payment made or to be made by the LC Bank under any Letter of Credit by contacting each Bank and Administrative Agent telephonically (promptly confirmed in writing) at any time after the LC Bank has received notice of or request for such Drawing Payment, and specifying the amount of such Drawing Payment, such Bank's Proportionate Share thereof, and the date on which such Drawing Payment is to be made or was made; provided, however, that the LC Bank shall not request the Banks to make any payment under this Section 2.2.8 in connection with any portion of a Drawing Payment for which the LC Bank has been reimbursed by Borrower (unless such reimbursement has been thereafter rescinded or recovered by Borrower). Upon receipt of any such request for payment from the LC Bank, each Bank shall pay to the LC Bank such Bank's Proportionate Share of the unreimbursed portion of such Drawing Payment, together with interest thereon at a per annum rate equal to the Federal Funds Rate, as in effect from time to time, from the date of such Drawing Payment to the date on which such Bank makes payment. Each Bank's obligation to make each such payment to the LC Bank shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence or continuation of any Borrower Inchoate Default or Borrower Event of Default, or the failure of any other Bank to make any payment under this Section 2.2.8, and each Bank further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          2.2.9    Commercial Practices.    Borrower assumes all risks of the acts or omissions of any LC Beneficiary or transferee of any Letter of Credit with respect to the use of such Letter of Credit. Borrower agrees that neither the LC Bank, Administrative Agent nor any Bank (nor any of their respective directors, officers or employees) shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of any LC Beneficiary or transferee in connection therewith; (b) any reference which may be made to this Agreement or to any Letter of Credit in any agreements, instruments or other documents; (c) the validity, sufficiency or genuineness of documents other than the Letters of Credit, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein prove to be untrue or inaccurate in any respect whatsoever; (d) payment by the LC Bank against presentation of documents which do not strictly comply with the terms of the applicable Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that the LC Bank shall be liable to Borrower for acts or events described in clauses (a) through (e) above, to the extent, but only to the extent, of any direct damages, as opposed to indirect, special or consequential damages, suffered by Borrower which Borrower proves were caused by (i) the LC Bank's willful misconduct or gross negligence in determining whether a drawing made under the applicable Letter of Credit complies with the terms and conditions therefor stated in such Letter of Credit or (ii) the LC Bank's willful failure to pay under any Letter of Credit after receiving a drawing request from the respective LC Beneficiary strictly complying with the terms and conditions of the applicable Letter of Credit. Without limiting the foregoing, the LC Bank may accept any document that appears on its face to be in order, without responsibility for further investigation. Borrower hereby waives any right to object to any payment made under a Letter of Credit with regard to a drawing that is in the form provided in such Letter of Credit but which varies with respect to punctuation (except punctuation with respect to any Dollar amount specified therein), capitalization, spelling or similar matters of form.

          2.2.10    Reimbursement Obligations Absolute.    Subject to the second sentence in each of Sections 2.2.4(a) and (b), Borrower's obligation to repay Reimbursement Obligations and to pay interest thereon shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under all circumstances, including (a) any lack of validity or enforceability of any of the Operative Documents, (b) any amendment or waiver of or any consent to departure from all or any terms of any of the Operative Documents, (c) the existence of any claim, setoff, defense or other right which Borrower may have at any time against any LC Beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), Administrative Agent, the LC Bank, any Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in the other Operative Documents, or in any unrelated transaction, (d) any demand, statement, certificate, draft or other document presented under such Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, unless the LC Bank acts with willful misconduct in honoring such demand, statement, certificate, draft or other document, (e) payment by the LC Bank under any Letter of Credit against presentation of any demand, statement, certificate, draft or other document which does not strictly comply with the terms of any Letter of Credit, unless such payment constitutes gross negligence or willful misconduct on the part of the LC Bank, (f) any non-application or misapplication by any LC Beneficiary of the proceeds of any Drawing Payment under such Letter of Credit or any other act or omission of such beneficiary in connection with such Letter of Credit, (g) any extension of time for or delay, renewal or compromise of or other indulgence or modification to the Drawing Payment granted or agreed to by the LC Bank and the Banks, except to the extent of the same, with or without notice to or approval by Borrower, (h) any failure to preserve or protect any Collateral, any failure to perfect or preserve the perfection of any Lien thereon, or the release of any of the Collateral securing the performance or observance of the terms of this Agreement or any of the other Operative Documents, (i) the fact that a Borrower Event of Default shall have occurred and be continuing, or (j) any other circumstances or happenings whatsoever relating to Borrower, such Reimbursement Obligation or the Projects, including the non-completion of any Project for any cause whatsoever, the failure of a Project Company to occupy or use its Project in the manner contemplated by the Operative Documents or otherwise, any defect in title, design, operation, merchantability, fitness or condition of the Projects or in the suitability of the Projects for Borrower's or the Project Companies' purposes or needs, any failure of consideration, destruction of or damage to the Projects, any commercial frustration of purpose, the taking by condemnation of title to or the use of all or any part of the Projects, any Change of Law, any failure of any Person to perform or observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection with the Operative Documents to which such Person is a party.

          2.2.11    Term of Letters of Credit.    Unless terminated earlier in accordance with its terms, or extended pursuant to Section 2.2.3, each Letter of Credit shall expire at 12:01 a.m. on the Expiration Date stated therein. The Expiration Date of each Letter of Credit shall be no later than the earliest of (a) 15 Banking Days following the expiration of the applicable Approved Project Company's letter of credit obligations under the applicable LC Eligible Project Document in connection with which any Project Letter of Credit is issued (as notified by Borrower to the LC Bank), (b) cancellation of such Letter of Credit pursuant to Section 2.2.7(b) or (c) or (c) the Final Maturity Date.

          2.2.12    LC Bank's Right to Replace Non-Investment Grade Bank.    If at any time any Bank (a "Non-Investment Grade Bank") is rated less than Baa3 by Moody's or less than BBB- by S&P, the LC Bank shall have the right to request that the Non-Investment Grade Bank be replaced by another Person (a "Replacement Bank") that is acceptable to the LC Bank, Administrative Agent and, unless a Borrower Event of Default or Borrower Inchoate Default has occurred and is continuing, Borrower, and that is willing to assume the Non-Investment Grade Bank's obligations under this Agreement. If a Replacement Bank is located, the Replacement Bank will be substituted for the Non-Investment Grade Bank upon execution and delivery to Administrative

  Agent of an Assignment Agreement between the Non-Investment Grade Bank and the Replacement Bank substantially in the form of Exhibit L. Notwithstanding the foregoing, the LC Bank will not have the right to request that the Non-Investment Grade Bank be replaced by a Replacement Bank if: (a) the Non-Investment Grade Bank was a Non-Investment Grade Bank on the day on which it became a Bank hereunder; or (b) the Non-Investment Grade Bank, within three Banking Days after it becomes a Non-Investment Grade Bank, provides any one or more of the following in an aggregate amount equal to the sum of its Working Capital/Project LC Commitment and its DSR LC Commitment as security for its obligations under Section 2.2.8: (i) cash to be held by the LC Bank in a segregated account; or (ii) a letter of credit or guaranty from a Person that is rated at least Baa3 by Moody's and at least BBB- by S&P in form and substance reasonable satisfactory to the LC Bank. Notwithstanding the foregoing, if such Non-Investment Grade Bank is also a Related Bank, the Replacement Bank shall also assume the obligations of the Lender Group of which such Non-Investment Grade Bank is a member under this Agreement (including any outstanding Loans made hereunder).

          2.2.13    Special Provisions Relating to Letters of Credit.    Notwithstanding any other provision of this Agreement to the contrary:

            (a)  any automatic extension of the Expiration Date of a Letter of Credit that is expressly provided for in such Letter of Credit shall not require the satisfaction of the conditions precedent to the extension of an Expiration Date set forth in Sections 2.2.3 and 3.5 or 3.6, as the case may be;

            (b)  any automatic increase in the Stated Amount of a Letter of Credit that is expressly provided for in such Letter of Credit shall not require the satisfaction of the conditions precedent to an increase in a Stated Amount set forth in Sections 2.2.3 and 3.5 or 3.6, as the case may be (provided that a reinstatement of a Stated Amount as contemplated by Section 2.2.7(a) shall not be considered an automatic increase in such Stated Amount for purposes of this clause (b)); and

            (c)  with respect to any Letter of Credit that expressly provides for an automatic increase in the Stated Amount thereof, (i) the Stated Amount of such Letter of Credit for purposes of the calculation of the Working Capital/Project LC Commitment Fee and the Letter of Credit Fee for such Letter of Credit shall be the Stated Amount for the current Drawing Period as set forth in Schedule I to such Letter of Credit, and (ii) the Stated Amount of such Letter of Credit for all other purposes hereunder (including the calculation of the Available Working Capital/Project LC Commitment other than in connection with the Working Capital/Project LC Commitment Fee) shall be the highest Stated Amount set forth in Schedule I to such Letter of Credit.

        2.3    Total Commitments.

          2.3.1    Initial Commitments and Increases in Initial Commitments.    As of the Closing Date, the Committed Construction Loan Dollar Amount is $950,000,000 (the "Initial Committed Construction Loan Dollar Amount"), the Committed Working Capital/Project LC Dollar Amount is $80,000,000 (the "Initial Committed Working Capital/Project LC Dollar Amount"), and the Committed DSR LC Dollar Amount is $45,000,000 (the "Initial Committed DSR LC Dollar Amount and, collectively with the Initial Committed Construction Loan Dollar Amount and the Initial Committed Working Capital/Project LC Dollar Amount, the "Initial Committed Dollar Amounts"). Each Initial Committed Dollar Amount shall be increased by the applicable Incremental Commitment set forth in each Joinder Agreement entered into following the Closing Date.

          2.3.2    Total Construction Loan Commitment.    Subject to Section 2.3.5(a), the aggregate principal amount of all Construction Loans outstanding at any time shall not exceed the then current Committed Construction Loan Dollar Amount or, if the then current Committed

  Construction Loan Dollar Amount is (1) reduced by Borrower pursuant to Section 2.3.6(a), (2) automatically reduced pursuant to Section 2.3.6(b) or (3) automatically increased pursuant to the proviso to Section 2.3.6(b)(ii), such adjusted Committed Construction Loan Dollar Amount (such then current Committed Construction Loan Dollar Amount, as so adjusted from time to time, the "Total Construction Loan Commitment"). The amount of each Bank's and each Lender Group's Construction Loan Commitment is set forth in Exhibit I hereto (which Exhibit shall be automatically amended without further action (x) upon the assignment of any Bank's or any Lender Group's Construction Loan Commitment in accordance with the terms hereof to give effect to any such assignment, (y) upon the addition of a Bank or Lender Group hereunder pursuant to a Joinder Agreement entered into in accordance with Section 9.17 or (z) upon any adjustment of the Total Construction Loan Commitment in accordance with this Section 2.3.2 to give effect to any such adjustment). The amount of each Related Bank's Parallel Funding Commitment is set forth in Exhibit I hereto (which Exhibit shall be automatically amended without further action (x) upon the assignment of any Related Bank's Parallel Funding Commitment in accordance with the terms hereof to give effect to any such assignment, (y) upon the addition of a Related Bank hereunder pursuant to a Joinder Agreement entered into in accordance with Section 9.17 or (z) upon any adjustment of the Construction Loan Commitment of such Related Bank's Lender Group in accordance with this Section 2.3.2 to give effect to any such adjustment. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the aggregate principal amount of all Construction Loans outstanding shall not exceed $1,052,142,375 at any time prior to the date on which the fourth Project becomes an Approved Project hereunder (other than in connection with a substitution of a Substitute Project for an Approved Project in accordance with Section 3.11).

          2.3.3    Total Working Capital/Project LC Commitment.    Subject to Section 2.3.5(b), the Total Working Capital/Project LC Outstandings shall not at any time exceed the then current Committed Working Capital/Project LC Dollar Amount or, if the then current Committed Working Capital/Project LC Dollar Amount is (1) reduced by Borrower pursuant to Section 2.3.6(a), (2) automatically reduced pursuant to Section 2.3.6(b) or (3) automatically increased pursuant to the proviso to Section 2.3.6(b)(ii), such adjusted Committed Working Capital/Project LC Dollar Amount (such then current Committed Working Capital/Project LC Dollar Amount, as so adjusted from time to time, the "Total Working Capital/Project LC Commitment"). The amount of each Bank's Working Capital/Project LC Commitment is set forth in Exhibit I hereto (which Exhibit shall be automatically amended without further action (x) upon the assignment of any Bank's Construction Loan Commitment in accordance with the terms hereof to give effect to any such assignment, (y) upon the addition of a Bank hereunder pursuant to a Joinder Agreement entered into in accordance with Section 9.17 or (z) upon any adjustment of the Total Working Capital/Project LC Commitment in accordance with this Section 2.3.3 to give effect to any such adjustment).

          2.3.4    Total DSR LC Commitment.    Subject to Section 2.3.5(b), the Total DSR LC Outstandings shall not at any time exceed the then current Committed DSR LC Dollar Amount or, if the then current Committed DSR LC Dollar Amount is (1) reduced by Borrower pursuant to Section 2.3.6(a), (2) automatically reduced pursuant to Section 2.3.6(b) or (3) automatically increased pursuant to the proviso to Section 2.3.6(b)(ii), such adjusted Committed DSR LC Dollar Amount (such then current Committed DSR LC Dollar Amount, as so adjusted from time to time, the "Total DSR LC Commitment"). The amount of each Bank's DSR LC Commitment is set forth in Exhibit I hereto (which Exhibit shall be automatically amended without further action (x) upon the assignment of any Bank's Construction Loan Commitment in accordance with the terms hereof to give effect to any such assignment, (y) upon the addition of a Bank hereunder pursuant to a Joinder Agreement entered into in accordance with Section 9.17 or (z) upon any adjustment of the

  Total DSR LC Commitment in accordance with this Section 2.3.4 to give effect to any such adjustment).

          2.3.5    Allocated Portions.

            (a)    Total Construction Loan Commitment.    A Project's Allocated Portion of the Total Construction Loan Commitment cannot be used for Borrowings of Construction Loans unless and until such Project becomes an Approved Project in accordance with the terms hereof. For so long as a Project is an Approved Project hereunder, such Project's Allocated Portion of the Total Construction Loan Commitment may be used for Borrowings of Construction Loans for all Approved Projects in accordance with the terms hereof.

            (b)    Total Working Capital/Project LC Commitment.    A Project's Allocated Portion of the Total Working Capital/Project LC Commitment cannot be used for Borrowings of Working Capital Loans or issuances of Project Letters of Credit unless and until such Project becomes an Approved Project in accordance with the terms hereof. For so long as a Project is an Approved Project hereunder, such Project's Allocated Portion of the Total Working Capital/Project LC Commitment may be used for (i) prior to the Substantial Completion Date for such Project, issuances of Project Letters of Credit for all Approved Projects in accordance with the terms hereof, and (ii) on and after the Substantial Completion Date for such Project, Borrowings of Working Capital Loans and issuances of Project Letters of Credit for all Approved Projects in accordance with the terms hereof. Notwithstanding anything in this clause (b) or any other provision of any Credit Document to the contrary, (1) no Borrowings of Working Capital Loans for an Approved Project may be made prior to the Substantial Completion Date for such Approved Project, (2) so long as the Millennium O&M Cost Contribution Agreement is in effect, no Borrowings of Working Capital Loans may be used to pay (A) O&M Costs (other than insurance premiums and payments made in connection with any finite risk insurance contemplated by Exhibit M to the Project Company Guaranty for the Millennium Project) incurred for the Millennium Project during Transition Outages and Schedule A Outages or (B) repair and/or replacement costs associated with Transition Outages and Schedule A Outages.

            (c)    Total DSR LC Commitment.    A Project's Allocated Portion of the Total DSR LC Commitment cannot be used for the issuance of the DSR Letter of Credit unless such Project is an Approved Project at the time of such issuance. Notwithstanding anything in this clause (c) or any other provision of any Credit Document to the contrary, the DSR Letter of Credit shall not be issued until the DSR Start Date.

            (d)    Books and Records.    The books and records of any Approved Project Company need not, at any time, reflect the Allocated Portions for the applicable Approved Project or Loans borrowed in respect of such Approved Project. Borrowing notices and related certifications provided hereunder shall be relevant only for purposes of administering, and compliance with, this Agreement and the Borrowings hereunder (including in connection with a required prepayment of Loans pursuant to Section 6.4(b)(iii)). Borrower may, at any time and from time to time, adjust the books and records of any Approved Project Company and/or Approved Intermediate Holding Company for any reason, provided that (i) the aggregate amount of debt and equity for all Approved Project Companies, together with the aggregate amount of debt and equity for all Approved Intermediate Holding Companies (as determined on a consolidated basis), must reflect the debt and equity of Borrower, and (ii) the books and records of Borrower, each Approved Project Company and each Approved Intermediate Holding Company must be in compliance with the covenants set forth in Section 5.4 hereof, Section 4.3of the applicable Project Company Guaranty and Section 5.2 of the applicable Pledge Agreement, respectively.

          2.3.6    Reductions and Cancellations.

            (a)    Optional Reductions and Cancellations.    Borrower may, from time to time upon five Banking Days written notice to Administrative Agent, permanently reduce, (i) by a minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, or cancel in its entirety, the Total Construction Loan Commitment, or (ii) by a minimum amount of $500,000 or an integral multiple of $50,000 in excess thereof, or cancel in its entirety, the Total Working Capital/Project LC Commitment or the Total DSR LC Commitment; provided, however, that:

                (i)  Borrower may not reduce or cancel the Total Construction Loan Commitment if (A) after giving effect to such reduction or cancellation, either (1) the aggregate principal amount of all Construction Loans then outstanding would exceed the Total Construction Loan Commitment, or (2) the Available Construction Funds for the Approved Projects that have not achieved Completion would not, in the reasonable judgment of Administrative Agent and the Independent Engineer, be equal to or exceed the remaining Project Costs (including the Contingency) for such Approved Projects, or (B) such reduction or cancellation would cause a violation of any other provision of this Agreement or the other Credit Documents;

              (ii)  Borrower may not reduce or cancel the Total Working Capital/Project LC Commitment if (A) after giving effect to such reduction or cancellation, either (1) the Total Working Capital/Project LC Outstandings would exceed the Total Working Capital/Project LC Commitment, or (2) the remaining Total Working Capital/Project LC Commitment would not, in the reasonable judgment of Administrative Agent, the Independent Engineer and the Fuel Consultant, as applicable, be sufficient to fund the ongoing O&M Costs and Major Maintenance expenses of the Approved Projects (after giving effect to Operating Revenues available or expected to be available for such purpose) and secure the Approved Projects' existing or reasonably anticipated obligations under the LC Eligible Project Documents (after giving effect to alternate arrangements, if applicable, made by Borrower or any of its Affiliates), or (B) such reduction or cancellation would cause a violation of any other provision of this Agreement, the other Credit Documents or any applicable LC Eligible Project Document; and

              (iii)  Borrower may not reduce or cancel the Total DSR LC Commitment if after giving effect to such reduction or cancellation, either (A) the Total DSR LC Outstandings would exceed the Total DSR LC Commitment, or (B) the Total DSR LC Commitment plus the Account Funds then held in the Debt Service Reserve Account would be less than the DSR Required Balance.

    Borrower shall pay to Administrative Agent any Commitment Fees then due in respect of the canceled portion of the applicable Total Commitment upon any reduction thereof and, from the effective date of any reduction, the Commitment Fees shall be computed on the basis of the applicable Total Commitment as so reduced. Once reduced or canceled in accordance with this Section 2.3.6(a), no Total Commitment may be increased or reinstated. Any reductions pursuant to this Section 2.3.6(a) shall be applied ratably to each Bank's and each Lender Group's respective Commitments in accordance with Section 2.6.1.

            (b)    Automatic Reductions and Increases.

                (i)  On the Adjustment Date, without any action by Borrower, Administrative Agent or any other Person, (A) each Total Commitment shall be automatically and permanently reduced by the Allocated Portion of such Total Commitment for any Project that is not an Approved Project as of the Adjustment Date, and (B) each such Allocated Portion shall be automatically and permanently reduced to $0. Borrower shall pay to Administrative Agent any Commitment Fees then due in respect of the canceled portion of each Total

      Commitment upon such reduction and, from the effective date of such reduction, the Commitment Fees shall be computed on the basis of the Total Commitments as so reduced. Once so reduced, no Total Commitment may be increased or reinstated. Any reductions pursuant to this Section 2.3.6(b)(i) shall be applied ratably to each Bank's and each Lender Group's respective Commitments in accordance with Section 2.6.1.

              (ii)  If Borrower transfers its equity interests in any Approved Project Company in accordance with Section 6.4, then in addition to the prepayment of Loans required pursuant to Section 6.4(a)(iii) and subject to the proviso to the third sentence of this clause (ii), (A) the Allocated Portion of the Total Construction Loan Commitment for such Approved Project shall be automatically and permanently reduced by an amount that, together with such prepayment of Construction Loans, results in compliance with the required minimum and average annual projected Debt Service Coverage Ratios set forth in Section 6.4(a)(iii), and (B) the Allocated Portions of the Total Working Capital/Project LC Commitment and the Total DSR LC Commitment for such Approved Project shall be automatically and permanently reduced to $0. Borrower shall pay to Administrative Agent for the benefit of the applicable Bank(s) and/or Lender Group(s) any Commitment Fees then due in respect of the canceled portion of each Total Commitment upon such reduction and, from the effective date of such reduction, the Commitment Fees shall be computed on the basis of the Total Commitments as so reduced. Once so reduced, no Total Commitment may be increased or reinstated; provided that if the Approved Project released pursuant to Section 6.4 is replaced by a Substitute Project in accordance with Section 3.11, then each Total Commitment shall be increased and reinstated by the Allocated Portion thereof for such Substitute Project upon such Substitute Project becoming an Approved Project, and the Commitment Fees shall thereafter be computed on the basis of the Total Commitments as so increased; provided, however, that the Total Construction Loan Commitment shall in no event be greater than the then current Committed Construction Loan Dollar Amount, the Total Working Capital/Project LC Commitment shall in no event be greater than the then current Committed Working Capital/Project LC Dollar Amount and the Total DSR LC Commitment shall in no event be greater than the then current Committed DSR LC Dollar Amount. Any reductions (and increases, if applicable) pursuant to this Section 2.3.6(b)(ii) shall be applied ratably to each Bank's and each Lender Group's respective Commitments in accordance with Section 2.6.1.

              (iii)  On March 31, 2002, (A) if the condition precedent set forth in Section 3.2.11 has not been satisfied and (B) the then current Total Commitments exceed $1,192,142,375 (less the amount of any reductions in the Total Commitments theretofore made pursuant to Section 2.3.6(a)), then without any action by Borrower, Administrative Agent or any other Person, the Total Commitments shall be automatically and permanently reduced (with such reduction being applied pro rata according to the then current amount of each Total Commitment) to $1,192,142,375 (less the amount of any reductions in the Total Commitments theretofore made pursuant to Section 2.3.6(a)). Borrower shall pay to Administrative Agent any Commitment Fees then due in respect of the canceled portion of each Total Commitment upon such reduction and, from the effective date of such reduction, the Commitment Fees shall be computed on the basis of the Total Commitments as so reduced. Once so reduced, no Total Commitment may be increased or reinstated. Any reductions pursuant to this Section 2.3.6(b)(iii) shall be applied to the Banks' and the Lender Groups' respective Commitments as agreed to by the Banks and the Lender Groups in a separate agreement.

          2.3.7    Parallel Funding Commitments Termination Date.

            (a)  With respect to any Related Bank whose then current Parallel Funding Commitment Termination Date is earlier than the Date Certain, no earlier than the 45th day and no later than the 30thday before such Related Bank's then current Parallel Funding Commitment Termination Date, the Lender Group Agent on behalf of Borrower shall by written notice to such Related Bank request such Related Bank to renew its Parallel Funding Commitment for a period not exceeding 364 days immediately following the then Parallel Funding Commitment Termination Date. Each such renewal shall be in the sole and absolute discretion of such Related Bank. If any such Related Bank does not agree to so renew its Parallel Funding Commitment before the 10th Banking Day prior to its then Parallel Funding Commitment Termination Date, such Related Bank shall be deemed to have declined to renew it Parallel Funding Commitment. If any such Related Bank agrees in writing to so renew its Parallel Funding Commitment, the Parallel Funding Commitment Termination Date of such Related Bank as set forth in Exhibit I shall be automatically amended without further action to reflect such renewal.

            (b)  During the Construction Loan Availability Period, if any Related Bank whose Parallel Funding Commitment Termination Date is earlier than the Date Certain has not, as of the fifth Banking Day prior to its then current Parallel Funding Commitment Termination Date, extended its Parallel Funding Commitment Termination Date to a date that is the earlier of (i) an additional 364 days and (ii) the Date Certain (a "Non-Renewing Related Bank"), such Non-Renewing Related Bank shall, on the fifth Banking Day prior to its then current Parallel Funding Commitment Termination Date, make an advance (a "Cash Secured Advance") to Borrower in an amount equal to the then available amount of such Related Bank's Available Parallel Funding Commitment by depositing such amount with Administrative Agent. Administrative Agent will deposit such Cash Secured Advance in a collateral account maintained by Administrative Agent (a "Cash Secured Advance Account") and will invest amounts on deposit in such Cash Secured Advance Account in Short-term Permitted Investments designated by such Related Bank having a tenor of not more than six Banking Days; provided that if a Construction Notice has then been received by Administrative Agent and Construction Loans requested thereunder have not yet been made, a portion of the amount on deposit in such Cash Secured Advance Account equal to the Related Bank Construction Loan to be made by such Related Bank shall not be invested beyond the date such Related Bank Construction Loan is to be made. Administrative Agent will deposit funds received as interest, yield, gain or other amount realized from such Short-term Permitted Investments into such Cash Secured Advance Account. Borrower hereby grants the applicable Related Bank, as security for all Obligations due and to become due to such Related Bank under the Credit Documents, a security interest in such Cash Secured Advance Account and the proceeds thereof and in the Short-term Permitted Investments made with the proceeds of a Cash Secured Advance and the proceeds thereof. Promptly upon receipt of a Cash Secured Advance, Borrower and Administrative Agent will enter into a security and control agreement with the applicable Related Bank in form and substance reasonably satisfactory to each party thereto, confirming the security interest granted under this Section 2.3.7 and granting a first priority security interest in the applicable Cash Secured Advance Account and the proceeds thereof for the benefit of such Related Bank. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the security interests described in and granted pursuant to this Section 2.3.7 shall be permitted exceptions to and excluded from the operation of any provision of this Agreement or any other Credit Document prohibiting, restricting or limiting in any manner Borrower's right or ability to grant or permit to exist any Lien.

            (c)  Each Cash Secured Advance will bear interest at a rate equal to the interest, yield, gain or other amount realized from the investment of such Cash Secured Advance in Short-term Permitted Investments to the extent deposited into such Cash Secured Advance Account. Interest will be paid by Administrative Agent to the applicable Related Bank on each Cash Secured Advance on the second Banking Day of each calendar month to the extent on deposit in such Cash Secured Advance Account and to the extent the amount on deposit in such Cash Secured Advance Account is then at least equal to the remaining Available Construction Loan Commitment of the applicable Lender Group.

            (d)  The making of a Cash Secured Advance and the termination of the applicable Bank's Parallel Funding Commitment will not reduce the Construction Loan Commitment of the applicable Lender Group or the Construction Loan Commitment Fees in connection therewith, and the applicable Related Bank shall continue to be entitled to receive the Construction Loan Commitment Fees payable to the applicable Lender Group in accordance with Section 2.4.3.

            (e)  On each date that a Construction Loan is to be made by the Lender Group in which the Related Bank has made a Cash Secured Advance pursuant to this Section 2.3.7, such Related Bank agrees to release from its Cash Secured Advance Account an amount (its "CSAA Release Amount") equal to the principal amount of such Construction Loan by delivering such CSAA Release Amount to the applicable Lender Group Agent as required under Section 2.1.6. The parties hereto agree that each such release of a CSAA Release Amount by such Related Bank shall be constitute (i) a prepayment by Borrower to the extent of such amount of the applicable Cash Secured Advance and (ii) the making by such Related Bank of a Related Bank Construction Loan to the extent of such CSAA Release Amount.

            (f)    No reduction in a Lender Group's Construction Loan Commitment shall release or reduce any Cash Secured Advance made by the Related Bank in such Lender Group until after the Adjustment Date. On the Banking Day after the Adjustment Date, a portion of the Cash Secured Advance shall be subject to mandatory prepayment and become due and payable in an amount equal to the difference (if any) between the amount of such Cash Secured Advance then on deposit in the Cash Secured Advance Account minus such Lender Group's Available Construction Loan Commitment as of such date. After the Adjustment Date, a portion of each Cash Secured Advance shall be subject to mandatory prepayment and become due and payable in an amount equal to any reduction in the applicable Lender Group's Construction Loan Commitment. Upon any such mandatory prepayment, Administrative Agent shall release from the applicable Cash Secured Advance Account and deliver to the applicable Related Bank the amount then due and payable as a mandatory prepayment of its Cash Secured Advance, but only to the extent that after such release the amount remaining on deposit in such Cash Secured Advance Account is then at least equal to the remaining Available Construction Loan Commitment of the applicable Lender Group.

            (g)  To the extent not previously prepaid pursuant to Sections 2.3.7(e)and 2.3.7(f), all Cash Secured Advances shall mature and become due and payable in full on the earliest to occur of (i) any optional or mandatory prepayment of such Lender Group's Construction Loans in full, (ii) an Event of Default and acceleration of such Lender Group's Construction Loans and (iii) the expiration of the Construction Loan Availability Period and the termination of such Lender Group's remaining Construction Loan Commitment. On such maturity, Administrative Agent shall release from each Cash Secured Advance Account and deliver to the applicable Related Bank all amounts then remaining on deposit in such Cash Secured Advance Account.

            (h)  Borrower shall have no liability for the payment of any interest on any Cash Secured Advance or for the prepayment or repayment of any Cash Secured Advance beyond the amounts then on deposit in the Cash Secured Advance Account in accordance with the provisions of this Section 2.3.7.

        2.4    Fees.

          2.4.1    Administrative Agent Fees.    Borrower shall pay to Administrative Agent, solely for its account, the fees described in the Fee Letter.

          2.4.2    Arranger Fees.    Borrower shall pay, or cause NEG to pay, to (a) each Arranger, solely for such Arranger's account, the fees described in the Mandate Letter and the Fee Letter, and (b) the Alternative Funding Arranger, solely for the account of the Alternative Funding Arranger, the fees described in the Alternative Funding Mandate Letter.

          2.4.3    Commitment Fees

            (a)    Construction Loan Commitment Fee.    On each Quarterly Date after the Closing Date and on the last Banking Day in the Construction Loan Availability Period (or, if all or a portion of the Total Construction Loan Commitment is canceled prior to such date, on the date of such cancellation in accordance with Section 2.3.6), Borrower shall pay to Administrative Agent, for the benefit of the Banks and the Lender Groups, accruing from the Closing Date or the first day of the calendar quarter, as the case may be, a commitment fee (the "Construction Loan Commitment Fee") for the calendar quarter (or portion thereof) then ending equal to the product of (i) the Applicable Fee Rate multiplied by (ii) the daily average Available Construction Loan Commitment for such quarter (or portion thereof) multiplied by (iii) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is the number of days in that year (365 or 366, as the case may be). Promptly upon receipt of such funds from Borrower, Administrative Agent shall pay (x) to each Bank, such Bank's Proportionate Share of the Construction Loan Commitment Fee, and (y) to each Lender Group Agent, such Lender Group's Proportionate Share of the Construction Loan Commitment Fee. Each Lender Group Agent will pay to the Related Bank that is a member of its Lender Group such Lender Group's Proportionate Share of each Construction Loan Commitment Fee received by such Lender Group Agent pursuant to this Section 2.4.3.

            (b)    Working Capital/Project LC Commitment Fee.    On each Quarterly Date after the Closing Date and on the last Banking Day in the Working Capital/LC Availability Period (or, if all or a portion of the Total Working Capital/Project LC Commitment is canceled prior to such date, on the date of such cancellation in accordance with Section 2.3.6), Borrower shall pay to Administrative Agent, for the benefit of the Banks, accruing from the Closing Date or the first day of the calendar quarter, as the case may be, a commitment fee (the "Working Capital/Project LC Commitment Fee") for the calendar quarter (or portion thereof) then ending equal to the product of (i) the Applicable Fee Rate multiplied by (ii) the daily average Available Working Capital/Project LC Commitment for such quarter (or portion thereof) multiplied by (iii) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is the number of days in that year (365 or 366, as the case may be).

            (c)    DSR LC Commitment Fee.    On each Quarterly Date after the Closing Date and on the last Banking Day in the Working Capital/LC Availability Period (or, if all or a portion of the Total DSR LC Commitment is canceled prior to such date, on the date of such cancellation in accordance with Section 2.3.6), Borrower shall pay to Administrative Agent, for the benefit of the Banks, accruing from the Closing Date or the first day of the calendar quarter, as the case may be, a commitment fee (the "DSR LC Commitment Fee") for the calendar quarter (or portion thereof) then ending equal to the product of (i) the Applicable Fee Rate multiplied by (ii) the daily average Available DSR LC Commitment for such quarter (or portion thereof) multiplied by (iii) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is the number of days in that year (365 or 366, as the case may be).

          2.4.4    Letter of Credit Fee.    On (a) each Quarterly Date during the period commencing on the date of issuance of any Letter of Credit and ending on the Expiration Date of such Letter of Credit and (b) the Expiration Date of such Letter of Credit, Borrower shall pay to Administrative Agent, for the benefit of the Banks, accruing from the date of issuance of such Letter of Credit or from the first day of the calendar quarter, as the case may be, a letter of credit fee (the "Letter of Credit Fee") for the calendar quarter (or portion thereof) then ending equal to the product of (i) the daily average Stated Amount of such Letter of Credit for such quarter (or portion thereof) multiplied by (ii) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is 360 multiplied by (iii) the Applicable Margin.

          2.4.5    Fronting Fee; LC Administrative Charges.    On (a) each Quarterly Date during the period commencing on the date of issuance of any Letter of Credit and ending on the Expiration Date of such Letter of Credit and (b) the Expiration Date of such Letter of Credit, Borrower shall pay to Administrative Agent, solely for the LC Bank's account, the Letter of Credit fronting fees for the calendar quarter (or portion thereof) then ending described in the LC Fee Letter. In addition, Borrower shall pay the LC Bank's usual and customary charges for the opening of any Letter of Credit, for the negotiation of any drafts paid pursuant to any Letter of Credit and for any wire transfers made in connection with any Letter of Credit, in each case as described in the LC Fee Letter.

        2.5    Other Payment Terms.

          2.5.1    Place and Manner.    Borrower shall make all payments due to any Bank, any Lender Group, the LC Bank or Administrative Agent hereunder to Administrative Agent, for the account of such Bank, such Lender Group, the LC Bank or Administrative Agent (as the case may be), to Société Générale, ABA #026-00-4226, for further credit to account #905-14-22 (PG&E); Reference: GenHoldings I, in Dollars and in immediately available funds and without setoff or counterclaim.

          2.5.2    Date.    Borrower shall make all payments due to any Bank, any Lender Group, the LC Bank or Administrative Agent hereunder not later than 12:00 noon on the date on which such payment is due. Any payment made after such time on any day shall be deemed received on the Banking Day after the day on which such payment is received. Administrative Agent shall disburse to each Bank, each Lender Group Agent or the LC Bank each such payment received by Administrative Agent for such Bank, such Lender Group Agent's Lender Group or the LC Bank, such disbursement to occur on the day such payment is received if received by 12:00 noon or if such payment is not received by 12:00 noon, on the next Banking Day. Whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day (except in the case of any payment relating to a LIBOR Loan where such next succeeding Banking Day is in the next calendar month, in which case such payment shall be made on the immediately preceding Banking Day), and such extension of time shall be included in the computation of interest or fees, as the case may be.

          2.5.3    Late Payments.    If any amounts required to be paid by Borrower under this Agreement or the other Credit Documents (including principal or interest payable on any Loan, and any fees or other amounts otherwise payable to Administrative Agent, the LC Bank, any Bank or any Lender Group) remain unpaid after such amounts are due, Borrower shall pay interest on the aggregate unpaid balance of such amounts from the date due until such amounts are paid in full at a per annum rate equal to the Default Rate.

          2.5.4    Net of Taxes, Etc.

            (a)    Taxes.    Subject to compliance by Administrative Agent, each Bank and each Lender Group Member with Section 2.5.7, any and all payments to or for the benefit of Administrative Agent, any Bank or any Lender Group Member made by Borrower hereunder or under any other Credit Document shall be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities imposed with respect thereto (excluding (x) income and franchise taxes, which include taxes imposed on or measured by the net income or capital of Administrative Agent, such Bank or such Lender Group Member by any jurisdiction or any political subdivision or taxing authority thereof or therein to the extent resulting from a connection between Administrative Agent, such Bank or such Lender Group Member and such jurisdiction or political subdivision, other than a connection resulting solely from executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement or any Note, and (y) any taxes imposed by the United States federal government by means of withholding at the source, other than to the extent such taxes are attributable to a change in law or interpretation thereof after the date on which Administrative Agent, such Bank or such Lender Group Member became a party to this Agreement (except to the extent such Bank's or such Lender Group Member's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such taxes pursuant to this Section 2.5.4(a)) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"), shall be equal to the amounts otherwise specified to be paid to Administrative Agent, such Bank or such Lender Group Member under this Agreement and the other Credit Documents. If Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any other Credit Document to Administrative Agent, any Bank or any Lender Group Member, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5.4), Administrative Agent, such Bank or such Lender Group Member receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements. In addition, Borrower agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies (not including any income and franchise taxes) that arise under the laws of the United States of America, the State of New York or any other state or jurisdiction where a Project is located from any payment made hereunder or under any other Credit Document or from the execution or delivery or otherwise with respect to this Agreement or any other Credit Document (hereinafter referred to as "Other Taxes"). The provisions of this Section 2.5.4(a) shall not apply to assignments under Section 9.14.2.

            (b)    Indemnity.    Borrower shall indemnify Administrative Agent, each Bank and each Lender Group Member both individually and collectively for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5.4 paid by Administrative Agent, any Bank, any Lender Group Member or any Asset Securitization Company (so long as such Asset Securitization Company is of the type of entity described in clause (a) of the first sentence of Section 2.5.7), or any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify Administrative Agent, any Bank or any Lender Group Member for any penalties, interest or expenses relating to Taxes or Other

    Taxes arising from the indemnitee's gross negligence or willful misconduct. Administrative Agent, each Bank and each Lender Group Member agree to give written notice to Borrower of the assertion of any claim against Administrative Agent, such Bank or such Lender Group Member relating to such Taxes or Other Taxes as promptly as is practicable after being notified of such assertion, and in no event later than 90 days after Administrative Agent, such Bank or such Lender Group Member received written notice of the imposition of such Taxes by the relevant taxing or Governmental Authority (except in the case where the ultimate amount of the Taxes could not be determined within such 90-day period); provided that the failure of Administrative Agent, any Bank or any Lender Group Member to notify Borrower of such assertion within such 90 days period shall not relieve Borrower of its obligation under this Section 2.5.4 with respect to Taxes or Other Taxes arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.5.4 with respect to penalties and interest relating to such Taxes or Other Taxes between the end of such period and such time as Borrower receives notice from Administrative Agent, such Bank or such Lender Group Member as provided herein. Payments by Borrower pursuant to this indemnification shall be made within 30 days from the date Administrative Agent, such Bank (through Administrative Agent), such Lender Group Agent or such other Lender Group Member (through its Lender Group Agent) makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

            (c)    Notice.    Within 30 days after the date of any payment of Taxes by Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt (or, if such original receipt or its copy is not available, any other evidence of payment reasonably satisfactory to Administrative Agent) evidencing payment thereof. Borrower shall compensate each Bank and each Lender Group Member for all reasonable losses and expenses sustained by such Bank or such Lender Group Member as a result of any failure by Borrower to so furnish such original or copy of such receipt or such other evidence of payment.

            (d)    Tax Refunds.    If Administrative Agent, any Bank or any Lender Group Member receives any refund of any Tax or Other Tax from the jurisdiction imposing such tax, to the extent that such refund in the sole reasonable judgment of such Person is allocable to a payment by Borrower made under this Section 2.5.4, the amount of such refund, net of all out-of-pocket or other expenses (including any taxes on a refund or on interest received or credited) such Person reasonably determines to have been incurred in connection with obtaining such refund, shall be paid over to Borrower; provided, however, that Borrower, upon the request of such Person, agrees to repay the amount paid over to Borrower (plus penalties, interest and other charges) to such Person in the event such Person is required to repay such refund with respect to which a payment was made by such Person to Borrower pursuant to this clause (d). Notwithstanding anything to the contrary in this Section 2.5.4, such Person shall have no obligation to cooperate with respect to any contest (or continue to cooperate with respect to any contest), or seek or claim any refund, if such Person reasonably determines that its interests would be adversely affected by so cooperating (or continuing to cooperate) or by seeking or claiming any such refund.

            (e)    Survival of Obligations.    The obligations of Borrower under this Section 2.5.4 shall survive the termination of this Agreement and the repayment of the Obligations.

            (f)    Recovery by Lender Group.    Notwithstanding anything to the contrary in this Section 2.5.4, no Lender Group, together with any Asset Securitization Company providing funding to the CP Conduit that is a member of such Lender Group (taken as a whole), shall receive any greater amount under this Section 2.5.4 than it would have received had it been a Bank.

          2.5.5    Application of Payments.    Except as otherwise expressly set forth herein or in the other Credit Documents (including Article IV of the Depositary Agreement), all payments made under this Agreement or the other Credit Documents and other amounts received by Administrative Agent, the Banks and the Lender Groups under this Agreement or the other Credit Documents shall be applied as follows:

            (a)  first, to any fees, costs, charges or expenses payable to Administrative Agent, the Arrangers, the LC Bank, the Banks and the Lender Groups hereunder or under the other Credit Documents (such application to be made on a pro rata basis among such Persons),

            (b)  second, to any accrued but unpaid interest then due and owing in respect of the Obligations, and

            (c)  third, to outstanding principal then due and owing or otherwise to be prepaid in respect of the Obligations.

          2.5.6    Failure to Pay Administrative Agent.    Unless Administrative Agent shall have received notice from Borrower at least two Banking Days prior to the date on which any payment is due to any Bank or any Lender Group Member hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank and to each Lender Group Agent for the benefit of its respective Lender Group on such due date an amount equal to the amount then due to such Bank or such Lender Group. If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, each Bank and each Lender Group Agent on behalf of its Lender Group shall repay to Administrative Agent forthwith upon demand such amount distributed to such Bank or to such Lender Group, together with interest thereon, for each day from the date such amount is distributed to such Bank or to such Lender Group until the date such Bank or such Lender Group Agent on behalf of its Lender Group repays such amount to Administrative Agent, at the Federal Funds Rate for the first five days after such date, and subsequent thereto at the Default Rate. A certificate of Administrative Agent submitted to any Bank or to any Lender Group with respect to any amounts owing by such Bank or such Lender Group under this Section 2.5.6 shall be conclusive in the absence of demonstrable error. If any such amount is to be returned by a Lender Group, the Related Bank or CP Conduit that is a member of such Lender Group and that received such amount shall be obligated to return such amount to Administrative Agent on behalf of such Lender Group.

          2.5.7    Withholding Exemption Certificates.    Each of Administrative Agent and each Bank and Lender Group Member (upon becoming a Bank or Lender Group Member hereunder) and any Person to which Administrative Agent or any Bank or Lender Group Member grants a participation (or otherwise transfers its interest in this Agreement) agrees that on the date Administrative Agent or such Bank, Lender Group Member or Person becomes a party to this Agreement it will deliver to each of Borrower and Administrative Agent either (a) if Administrative Agent or such Bank, Lender Group Member or Person is (i) a corporation established under the laws of the United States or any political subdivision thereof or (ii) in the case of a CP Conduit, either (A) a "domestic partnership" within the meaning of Code Section 7701(a)(30)(B), or (B) "disregarded as an entity" within the meaning of Treasury Regulation Section 301.7701-3 and is wholly-owned by a corporation established under the laws of the United States of any political subdivision thereof, a duly and appropriately completed copy of a United States Internal Revenue Service Form W-9 or any successor applicable form, or (b) if Administrative Agent or such Bank, Lender Group Member or Person, or a CP Conduit is not a corporation described in (a)(i) above or a "domestic partnership" or "disregarded entity" described in (a)(ii)(A) and (B) above, (i) a duly completed and executed exemption certificate in the form of

  Exhibit J hereto and a duly and appropriately completed copy of United States Internal Revenue Service Form W-8BEN (claiming an exemption under the so-called portfolio interest exemption), or (ii) a duly and appropriately completed copy of United States Internal Revenue Service Form W-8ECI or W-8 BEN or successor applicable form, as the case may be (claiming therein a reduction in, or an exemption from, United States withholding taxes under an applicable treaty or as income effectively connected with the conduct of trade or business within the United States), and if reasonably requested by Borrower or Administrative Agent, any additional statements and forms so requested from time to time. Administrative Agent and each Bank, Lender Group Member or other Person which delivers to Borrower and Administrative Agent a Form W-9, W-8ECI or W-8BEN or other form or certificate pursuant to the preceding sentence further undertakes to deliver to Borrower and Administrative Agent further copies of the Form W-9, W-8ECI or W-8BEN, or successor applicable form or other form or certificate, or other manner of certification or procedure, as the case may be, on or before the date that any such form or certificate expires or becomes obsolete or within a reasonable time (not to exceed 90 days) after gaining knowledge of the occurrence of any event requiring a change in the most recent forms or certificates previously delivered by it to Borrower and Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by Borrower or Administrative Agent, certifying in the case of a Form W-9, W-8ECI or W-8BEN that such Bank, Lender Group Member or Person is entitled to receive payments under this Agreement without (or with a reduced amount of) deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent a Bank or Lender Group Member from duly completing and delivering any such form with respect to it. Borrower shall not be obligated to pay any additional amounts in respect of United States Federal income tax pursuant to Section 2.5.4 (or make an indemnification payment pursuant to Section 2.5.4) to any Bank, Lender Group Member or other Person (including any Person to which any Bank or Lender Group Member sells, assigns, grants a participation in, or otherwise transfers, its rights under this Agreement) to the extent the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of such Bank, Lender Group Member or Person to comply with its obligations under this Section 2.5.7 (except to the extent such failure was caused by a change in law or interpretation thereof after the date of such Person becoming a party to this Agreement, provided, however, that the foregoing change in law exception shall not affect Borrower's obligation to pay additional amounts to the extent such Bank's or Lender Group Member's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower); and, for the avoidance of doubt, Borrower has no obligations under Section 2.5.4 or otherwise to Persons that are not a party to this Agreement (including any participant). Notwithstanding the foregoing or anything else to the contrary in this Agreement, no Bank, Lender Group Member or other Person shall be obligated to deliver any form, certificate or document which it cannot deliver as a matter of law. Each Asset Securitization Company shall be required to provide the applicable certificates and other documents described in this Section 2.5.7 to the same extent as its CP Conduit.

        2.6    Pro Rata Treatment.

          2.6.1    Loans, Commitment Reductions, Etc.    Except as otherwise provided herein, (a) each Borrowing and each reduction of a Commitment shall be made or allocated among the Banks and the Lender Groups pro rata according to their respective Proportionate Shares of such Borrowing or Commitment, as the case may be, (b) each payment of principal of Construction Loans shall be made or shared among Banks and Lender Groups holding such Construction Loans pro rata according to the respective unpaid principal amounts of such Construction Loans held by such Banks and such Lender Groups, (c) each payment of interest on Construction Loans shall be allocated to the Banks and Lender Groups funding the Construction Loans with respect to which such interest was paid, provided that if such payment is not sufficient to pay all interest then due and payable with respect to Construction Loans, such payment of interest shall be shared among the Banks and Lender Groups funding the Construction Loans with respect to which such interest is then due and payable pro rata according to the principal amount of such Construction Loans, (d) each payment of principal of and interest on Loans other than Construction Loans shall be made or shared among Banks holding such Loans pro rata according to the respective unpaid principal amounts of such Loans held by such Banks, (e) each payment of Commitment Fees shall be shared among the Banks and the Lender Groups pro rata according to their respective Proportionate Shares of the Commitments to which such fees apply, and (f) each payment of Letter of Credit Fees shall be shared among the Banks pro rata according to their respective Proportionate Shares of the Stated Amount of the Letter of Credit to which such fees apply.

          2.6.2    Sharing of Payments, Etc.    If any Bank or Lender Group shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of Loans owed to it in excess of its ratable share of payments on account of such Loans obtained by all Banks and Lender Groups entitled to such payments, such Banks and Lender Groups shall forthwith purchase from the other Banks and Lender Groups such participation in the Loans, as the case may be, as shall be necessary to cause such purchasing Bank or Lender Group to share the excess payment ratably with each of the other Banks and Lender Groups; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank or Lender Group, such purchase by such Bank or Lender Group shall be rescinded and each other Bank and Lender Group shall repay to the purchasing Bank or Lender Group the purchase price to the extent of such recovery together with an amount equal to such other Bank's or Lender Group's ratable share (according to the proportion of (a) the amount of such other Bank's or Lender Group's required repayment to (b) the total amount so recovered from the purchasing Bank or Lender Group) of any interest or other amount paid or payable by the purchasing Bank or Lender Group in respect of the total amount so recovered. Borrower agrees that any Bank or Lender Group so purchasing a participation from another Bank or Lender Group pursuant to this Section 2.6.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank or Lender Group were the direct creditor of Borrower in the amount of such participation. This Section 2.6.2. shall not apply to any Cash Secured Advance Account.

          2.6.3    Payments to Lender Groups.    Each payment of principal to a Lender Group with respect to Construction Loans made by such Lender Group shall be made or shared among the CP Conduit and Related Bank in such Lender Group pro rata according to the principal amount of such Construction Loans funded by such CP Conduit and such Related Bank, unless otherwise agreed by such CP Conduit and such Related Bank and advised to Administrative Agent. Each payment of interest to a Lender Group with respect to Construction Loans made by such Lender Group shall be allocated to the CP Conduit and to the Related Bank funding the Construction Loans with respect to which such interest was paid, provided that if such payment is not sufficient to pay all interest then due and payable with respect to Construction Loans made by such Lender Group, such payment of interest shall be shared among the CP Conduit and Related Bank in such Lender Group funding the Construction Loans with respect to which such interest is then due and payable pro rata according to the principal amount of such Construction Loans.

        2.7    Change of Circumstances.

          2.7.1    Inability to Determine Rates.    If, on or before the first day of any Interest Period for any LIBOR Loans, (a) Administrative Agent determines (which determination shall be conclusive absent manifest error) that the LIBO Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (b) Banks and Lender Groups holding aggregate Proportionate

  Shares of 33 1/3% or more of the Commitment under which such LIBOR Loans (other than CP Conduit Funded LIBOR Construction Loans) are being made shall advise Administrative Agent that (i) the rates of interest for such LIBOR Loans do not adequately and fairly reflect the cost to such Banks or the Related Banks in such Lender Groups of making or maintaining such Loans or (ii) deposits in Dollars in the London interbank market are not available to such Banks or Related Banks (as conclusively certified by each such Bank or Related Bank in good faith in writing to Administrative Agent and to Borrower) in the ordinary course of business in sufficient amounts to make and/or maintain such LIBOR Loans, Administrative Agent shall immediately give notice of such condition to Borrower, the Banks and the Lender Group Agents on behalf of their respective Lender Groups by telephone or facsimile. After the giving of any such notice and until Administrative Agent shall otherwise notify Borrower, the Banks and the Lender Group Agents on behalf of their respective Lender Groups that the circumstances giving rise to such condition no longer exist, Borrower's right to request the making of or conversion to, and the obligations of each Bank and each Lender Group to make or convert to, LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such Loans into Base Rate Loans unless such suspension has ended.

          2.7.2    Illegality.    If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Bank or Related Bank or by Borrower with any request or directive (whether or not having the force of law) of any Governmental Authority (a "Change of Law") shall make it unlawful or impossible for any Bank or Related Bank to make or maintain any LIBOR Loan, such Bank or Related Bank shall immediately notify Administrative Agent and Borrower of such Change of Law. Upon receipt of such notice, (a) Borrower's right to request the making of or conversion to, and such Bank's and such Related Bank's obligation to make or convert to, LIBOR Loans shall be suspended for so long as such condition shall exist, and (b) Borrower shall, at the request of such Bank or Related Bank, either (i) pursuant to Section 2.1.7, convert any then outstanding LIBOR Loans (other than CP Conduit Funded LIBOR Construction Loans) into Base Rate Loans at the end of the current Interest Periods for such Loans, or, with respect to CP Conduit Funded LIBOR Construction Loans, notify each applicable Lender Group Agent that such CP Conduit Funded LIBOR Construction Loans shall be converted into Base Rate Construction Loans at the end of the current Interest Periods, or (ii) if such Bank or Related Bank shall notify Borrower that such Bank or Related Bank may not lawfully continue to fund and maintain such Loans, immediately repay such Loans pursuant to Section 2.1.8 or convert such Loans into Base Rate Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of Section 2.8.

          2.7.3    Increased Costs.    If, after the date of this Agreement, any Change of Law:

            (a)  Shall subject any Bank or any Lender Group Member to any tax, duty or other charge with respect to any LIBOR Loan or Commitment, or shall change the basis of taxation of payments by Borrower to any Bank or any Lender Group Member on any LIBOR Loan or with respect to any Commitment (except for Taxes, Other Taxes or changes in the rate of taxation on the overall net income of any Bank or Lender Group Member); or

            (b)  Shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the applicable interest rate through the definition of "Reserve Requirement") against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Bank or any Lender Group Member for any LIBOR Loan; or

            (c)  Shall impose on any Bank or any Lender Group Member any other condition directly related to any LIBOR Loan or Commitment;

    and the effect of any of the foregoing is to increase the cost to such Bank or such Lender Group Member of making, issuing, creating, renewing, participating in (subject to the limitations in Section 9.13) or maintaining any such LIBOR Loan or Commitment or to reduce any amount receivable by or on behalf of such Bank or such Lender Group Member hereunder, then Borrower shall from time to time, upon demand by such Bank or such Lender Group Member, pay to such Bank or such Lender Group Member additional amounts sufficient to reimburse such Bank or such Lender Group Member for such increased costs or to compensate such Bank or such Lender Group Member for such reduced amounts. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount, submitted by such Bank or such Lender Group Member to Borrower, shall, in the absence of manifest error, be conclusive and binding on Borrower for purposes of this Agreement. Notwithstanding anything to the contrary in this Section 2.7.3, no Lender Group (taken as a whole), shall receive any greater amount with respect to such increased costs or such reduced amounts than it would have received had it been a Bank.

          2.7.4    Capital Requirements.    If any Bank or any Lender Group Member determines that (a) any Change of Law after the date of this Agreement increases the amount of capital required or expected to be maintained by such Bank or such Lender Group Member (or the Lending Office of such Bank or such Lender Group Member) or any Person controlling such Bank or such Lender Group Member (a "Capital Adequacy Requirement") and (b) the amount of capital maintained by such Bank, such Lender Group Member or such Person which is attributable to or based upon the Loans, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account the policies of such Bank, such Lender Group Member or such Person with respect to capital adequacy), Borrower shall pay to Administrative Agent on behalf of such Bank, such Lender Group Member or such Person, upon demand of Administrative Agent on behalf of such Bank, such Lender Group Member or such Person, such amounts as such Bank, such Lender Group Member or such Person shall reasonably determine are necessary to compensate such Bank, such Lender Group Member or such Person for the increased costs to such Bank, such Lender Group Member or such Person of such increased capital. A certificate of such Bank, such Lender Group Member or such Person, setting forth in reasonable detail the computation of any such increased costs, delivered to Borrower by Administrative Agent on behalf of such Bank, such Lender Group Member or such Person shall, in the absence of manifest error, be conclusive and binding on Borrower for purposes of this Agreement. Notwithstanding anything to the contrary in this Section 2.7.4, no Lender Group (taken as a whole), shall receive any greater amount with respect to such increased costs than it would have received had it been a Bank.

          2.7.5    Notice; Participating Banks' and Lender Group Members' Rights.    Each applicable Bank or applicable Lender Group Member will notify Borrower of any event occurring after the date of this Agreement that will entitle such Bank or such Lender Group Member to compensation pursuant to this Section 2.7, as promptly as practicable, and in no event later than 180 days after the principal officer of such Bank or such Lender Group Member responsible for administering this Agreement obtains knowledge thereof; provided that any failure of any such Bank or such Lender Group Member to notify Borrower within such 180 day period shall not relieve Borrower of its obligation under this Section 2.7 with respect to claims arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.7 with respect to the time between the end of such period and such time as Borrower receives notice from the indemnitee as provided herein. No Person purchasing from a Bank a participation in any Commitment (as opposed to an assignment) shall be entitled to any payment from or on behalf of Borrower pursuant to Section 2.7.3 or 2.7.4 which would be in excess of the applicable proportionate amount (based on the portion of the Commitment in which such Person is participating) which would then be payable to such Bank if such Bank had not sold a participation in that portion of such Commitment. No Person purchasing from a Related Bank a participation in any Parallel Funding Commitment (as opposed to an assignment) shall be entitled to any payment from or on behalf of Borrower pursuant to Section 2.7.3 or 2.7.4 which would be in excess of the applicable proportionate amount (based on the portion of the Parallel Funding Commitment in which such Person is participating) which would then be payable to such Related Bank if such Related Bank had not sold a participation in that portion of such Parallel Funding Commitment.

        2.8    Funding Losses.    If Borrower shall (a) repay or prepay any LIBOR Loans on any day other than the last day of an Interest Period for such Loans (whether an Optional Prepayment or a Mandatory Prepayment), (b) fail to borrow any LIBOR Loans in accordance with a Notice of Borrowing delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), (c) fail to convert any Loans into LIBOR Loans in accordance with a Notice of Conversion of Loan Type delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), (d) fail to continue a LIBOR Loan in accordance with a Confirmation of Interest Period Selection delivered to Administrative Agent or (e) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent, Borrower shall, upon demand by any Bank or any Lender Group Member, reimburse such Bank or such Lender Group Member for all costs and losses incurred by such Bank or such Lender Group Member as a result of such repayment, prepayment or failure ("Liquidation Costs"). Borrower understands that such costs and losses may include losses incurred by a Bank or a Lender Group Member as a result of funding and other contracts entered into by such Bank or such Lender Group Member to fund LIBOR Loans. Each Bank and each Lender Group Member demanding payment under this Section 2.8 shall deliver to Borrower a certificate setting forth in reasonable detail the basis for and the amount of costs and losses for which demand is made. Any such certificate delivered to Borrower shall, in the absence of manifest error, be conclusive and binding on Borrower for purposes of this Agreement. For purposes of this Section 2.8, with respect to each LIBOR Loan that is or is to be a CP Conduit Funded LIBOR Construction Loan, each Lender Group Member shall be deemed to have costs and losses equal to costs and losses that would have been incurred by such Lender Group Member had it been a Bank.

        2.9    Alternate Office; Minimization of Costs.

          2.9.1    To the extent reasonably possible, each Bank and each Related Bank shall designate an alternative Lending Office with respect to its LIBOR Loans and otherwise take any reasonable actions to reduce any liability of Borrower to any Bank or any Related Bank under Section 2.5.4, 2.7.3 or 2.7.4, or to avoid the unavailability of any Type of Loans under Section 2.7.2 so long as such Bank or such Related Bank, in its sole discretion, determines that (a) such designation is not disadvantageous to such Bank or such Related Bank and (b) solely with respect to liabilities under Section 2.7.3 or 2.7.4, that such actions would eliminate or reduce any such liability. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any such Bank or such Related Bank in connection with any such designation or actions. Each CP Conduit shall at all times maintain a Lending Office located in the United States with respect to its LIBOR Loans.

          2.9.2    If and with respect to each occasion that a Bank or a Lender Group Member either makes a demand for compensation pursuant to Section 2.5.4, 2.7.3 or 2.7.4 or is unable to fund LIBOR Loans pursuant to Section 2.7.2 or such Bank or such Lender Group Member wrongfully fails to fund a Loan, Borrower may, upon at least five Banking Days' prior irrevocable written notice to such Bank and Administrative Agent or such Lender Group Member and the applicable Lender Group Agent, as the case may be, in whole permanently replace the Commitments of such Bank or the applicable Lender Group; provided that Borrower shall replace such Commitments with the Commitments of a commercial bank reasonably satisfactory to Administrative Agent, and with respect to the Working Capital/Project LC Commitment and the DSR LC Commitment, Borrower shall replace such Commitments with the Commitments of a Bank that is rated at least Baa3 by Moody's and at least BBB- by S&P. Such replacement Bank shall upon the effective date of replacement purchase the Obligations owed to such replaced Bank for the aggregate amount thereof and shall thereupon for all purposes become a "Bank" hereunder. Such notice from Borrower shall specify an effective date for the replacement of such Bank's or such Lender Group's Commitments, which date shall not be later than the tenth day after the day such notice is given. On the effective date of any replacement of such Bank's or such Lender Group's Commitments pursuant to this Section 2.9.2, Borrower shall pay to Administrative Agent for the account of such Bank or such Lender Group (a) any fees due to such Bank or such Lender Group to the date of such replacement, (b) the principal of and accrued interest on the principal amount of outstanding Loans and Reimbursement Obligations held by such Bank and on outstanding Construction Loans held by such Lender Group to the date of such replacement, (c) the amount or amounts requested by such Bank or such Lender Group Member in such Lender Group pursuant to each of Sections 2.5.4, 2.7.3 and 2.7.4, as applicable, and (d) any other amount then payable hereunder to such Bank or such Lender Group. Borrower will remain liable to such replaced Bank or such replaced Lender Group (or any member thereof) for any Liquidation Costs that such Bank or such Lender Group (or any member thereof) may sustain or incur as a consequence of repayment of its Loans (unless such Bank or such Lender Group has defaulted on its obligation to fund a Loan hereunder). Upon the effective date of purchase of any Bank's Loans and Reimbursement Obligations and termination of such Bank's Commitments pursuant to this Section 2.9.2, such Bank shall cease to be a Bank hereunder, and upon the effective date of purchase of any Lender Group's Construction Loans and termination of such Lender Group's Construction Loan Commitment pursuant to this Section 2.9.2, such Lender Group shall cease to be a Lender Group hereunder. No such termination of any such Bank's Commitments and the purchase of such Bank's Loans and Reimbursement Obligations pursuant to this Section 2.9.2 shall affect (i) any liability or obligation of Borrower or any other Bank or Lender Group to such terminated Bank which accrued on or prior to the date of such termination or (ii) such terminated Bank's rights hereunder in respect of any such liability or obligation. No such termination of such Lender Group's Construction Loan Commitment and the purchase of such Lender Group's Construction Loans pursuant to this Section 2.9.2 shall affect (i) any liability or obligation of Borrower or any Bank or Lender Group to such terminated Lender Group which accrued on or prior to the date of such termination or (ii) the rights of such terminated Lender Group (or any member thereof) hereunder in respect of any such liability or obligation.

          2.9.3    Upon written notice to Administrative Agent and Borrower, any Bank or Lender Group Member may designate a Lending Office other than that set forth in Exhibit I hereto (which Exhibit shall be automatically amended without further action to give effect to such designation on the date Administrative Agent receives such notice) and may assign all of its interests under the Credit Documents to such Lending Office; provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower to such Bank or Lender Group Member under Section 2.5.4, 2.7.3, or 2.7.4 or make an interest rate option unavailable pursuant to Section 2.7.2.

ARTICLE 3.
CONDITIONS PRECEDENT

        3.1    Conditions Precedent to the Closing Date.    The effectiveness of this Agreement, the obligations of Administrative Agent hereunder and the obligations of each Bank and each Lender Group hereunder shall be subject to the fulfillment (or written waiver by Administrative Agent with the consent of each of the Banks and each of the Lender Groups) of each of the following conditions precedent:

          3.1.1    Resolutions.    Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations, in form and substance reasonably satisfactory to each of the Banks and each of the Lender Groups, of the board of directors or other similar governing body of each of Borrower and NEG, authorizing, as applicable, the Borrowings herein provided for and the execution, delivery and performance of this Agreement, the other Operative Documents and any instruments or agreements required hereunder or thereunder to which such Person is a party, certified by the appropriate Responsible Officer of each such Person as being in full force and effect on the Closing Date.

          3.1.2    Incumbency.    Delivery to Administrative Agent of a certificate, in form and substance reasonably satisfactory to each of the Banks and each of the Lender Groups, from each of Borrower and NEG, signed by the appropriate Responsible Officer of each such Person and dated the Closing Date, as to the incumbency of the natural Persons authorized to execute and deliver this Agreement and the other Operative Documents and any instruments or agreements required hereunder or thereunder to which such Person is a party.

          3.1.3    Formation Documents.    Delivery to Administrative Agent of (a) copies of the certificate of formation, articles of incorporation or other state certified constituent documents of each of Borrower and NEG, certified by the secretary of state of the state of such Person's formation or incorporation, and (b) copies of the limited liability company operating agreement, bylaws or other comparable constituent documents of each of Borrower and NEG, certified by the appropriate Responsible Officer of each such Person as being true, correct and complete on the Closing Date.

          3.1.4    Good Standing Certificates.    Delivery to Administrative Agent of certificates issued by the secretary of state of the state in which each of Borrower and NEG is formed or incorporated, together with certificates issued by the secretary of state in each other jurisdiction where either such Person is qualified to do business, in each case (a) dated no more than five days prior to the Closing Date and (b) certifying that such Person is in good standing and is qualified to do business in, and has paid all franchise taxes or similar taxes due to, such states.

          3.1.5    Credit Documents.    Delivery to Administrative Agent of a true, correct and complete original of each of the following documents:

            (a)  this Agreement;

            (b)  each applicable Note;

            (c)  the Borrower Security Agreement;

            (d)  the Depositary Agreement; and

            (e)  the NEG Equity Guaranty.

  Each Credit Document specified above shall be in form and substance reasonably satisfactory to each of the Banks and each of the Lender Groups and shall have been duly authorized, executed and delivered by the parties thereto.

          3.1.6    UCC Reports.    Delivery to Administrative Agent of a UCC report dated as of a date no more than five Banking Days before the Closing Date for each of the jurisdictions in which UCC-1 financing statements are intended to be filed in respect of the Borrower Collateral, confirming that upon due filing (assuming such filing occurred on the date of such respective reports) the security interests created under the Borrower Collateral Documents will be prior to all other financing statements or other security documents wherein the security interest is perfected by filing in respect of the Borrower Collateral, other than financing statements or other security documents evidencing security interests that will be released and/or discharged on or prior to the Closing Date.

          3.1.7    UCC Filings.    Each of the documents and instruments set forth in Part I of Exhibit D-5 hereto shall have been (a) delivered to Administrative Agent for recording or filing or (b) recorded or filed in the respective places or offices set forth in Part I of Exhibit D-5 hereto and, in each such case, any and all taxes, recording and filing fees with respect thereto shall have been paid (or, as approved by each of the Banks and each of the Lender Groups, provided for), and each of the other actions set forth in Part I of Exhibit D-5 hereto shall have been taken.

          3.1.8    Closing Certificates of Borrower and NEG.    Delivery to Administrative Agent of (a) a certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Borrower, in substantially the form of Exhibit F-1A hereto, and (b) a certificate, dated as of the Closing Date, duly executed by a Responsible Officer of NEG, in substantially the form of Exhibit F-1B.

          3.1.9    Legal Opinions.    Delivery to Administrative Agent of legal opinions of counsel to Borrower and NEG, in each case in form and substance reasonably satisfactory to each of the Banks and each of the Lender Groups.

          3.1.10    Preliminary Project Budgets.    Delivery to Administrative Agent of a preliminary project budget for each Project that will not be an Approved Project as of the Closing Date, showing all anticipated Project Costs to be incurred for such Project, including all construction and non-construction costs, all interest, taxes and other carrying costs, all non-allocated costs of Borrower or the applicable Project Company, and such other information as the Banks may require, together with a balanced statement of sources (including an allocation between Loan proceeds and Committed Equity Contributions) and uses of proceeds (and any other funds necessary to complete each such Project), broken down as to separate construction phases and components, which preliminary project budget shall be in form and substance reasonably satisfactory to each of the Banks and each of the Lender Groups and will be attached as Exhibit G-2 hereto.

          3.1.11    Preliminary Project Schedules.    Delivery to Administrative Agent of a preliminary schedule for construction and completion of each Project that will not be an Approved Project as of the Closing Date, which schedule shall be in form and substance reasonably satisfactory to each of the Banks and each of the Lender Groups and will be attached as Exhibit G-2 hereto.

          3.1.12    Base Case Project Projections.    Delivery to Administrative Agent of (a) Base Case Project Projections for each of the Projects (taken individually), (b) Base Case Project Projections for all of the Projects (taken as a whole), showing minimum and average annual projected Debt Service Coverage Ratios over the period set forth in the Base Case Project Projections of no less than 2.0 to 1.0 and 3.0 to 1.0, respectively, and (c) the calculation of the Debt to Capitalization Ratio necessary to achieve the Debt Service Coverage Ratios described in clause (b) immediately above, which shall not be greater than 0.60 to 1.0, each of which shall be in form and substance reasonably satisfactory to each of the Banks and each of the Lender Groups and will be attached as Exhibit G-2 hereto.

          3.1.13    Financial Statements.    Delivery to Administrative Agent of true, correct and complete copies of (a) audited financial statements of NEG for the fiscal year ending December 31, 2000, conforming to the requirements set forth in Section 5.3(b), and (b) unaudited financial statements of NEG and Borrower as at September 30, 2001, conforming to the requirements set forth in Section 5.3(a), in each case in form and substance reasonably satisfactory to each of the Banks and each of the Lender Groups, together with a certificate from the appropriate Responsible Officer of the applicable Person, stating that such financial statements have been prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of such Person described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of such Person described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

          3.1.14    Establishment of Accounts.    The Accounts shall have been established to the reasonable satisfaction of each of the Banks and each of the Lender Groups.

          3.1.15    Payment of Bank and Consultant Fees.    Borrower shall have paid or caused NEG to have paid, as the case may be, all outstanding amounts due and owing to (i) the Banks, the Lender Groups, the LC Bank, Administrative Agent, the Depositary Agent and the Arrangers under the Mandate Letter, the Alternative Funding Mandate Letter, the Fee Letter, the Depositary Agent Fee Letter and the LC Fee Letter, or pursuant to Section 2.4, and (ii) the Banks' and Lender Groups' attorneys and consultants (including the Independent Consultants), for all services rendered and billed prior to the Closing Date.

          3.1.16    Independent Engineer's Final Draft Report and Certificate.    Delivery to Administrative Agent of a final draft Independent Engineer's report with respect to each Project that will not be an Approved Project as of the Closing Date, in form and substance reasonably satisfactory to each of the Banks and each of the Lender Groups, together with a certificate of the Independent Engineer in substantially the form of Exhibit F-5A hereto, dated the Closing Date.

          3.1.17    Fuel Consultant's and Power Market Consultant's Final Reports and Certificates.

            (a)  Delivery to Administrative Agent of a final Fuel Consultant's report with respect to each Project, in form and substance reasonably satisfactory to each of the Banks and each of the Lender Groups, together with a certificate of the Fuel Consultant in substantially the form of Exhibit F-6A hereto, dated the Closing Date.

            (b)  Delivery to Administrative Agent of a final Power Market Consultant's report with respect to each Project, in form and substance reasonably satisfactory to each of the Banks and each of the Lender Groups, together with a certificate of the Power Market Consultant in substantially the form of Exhibit F-7A hereto, dated the Closing Date.

          3.1.18    Approved Projects.    Each of the Millennium Project and at least two other Projects shall be Approved Projects as of the Closing Date.

          3.1.19    Agent for Service of Process.    Delivery to Administrative Agent of evidence reasonably satisfactory to each of the Banks and each of the Lender Groups that each of NEG and Borrower has appointed Corporate Service Company as its agent for service of process in the State of New York in respect of each Credit Document to which such Person is a party which is governed by the laws of the State of New York.

          3.1.20    Representations and Warranties.    Each representation and warranty of NEG and Borrower in any Credit Document shall be true and correct as of the Closing Date (unless any such representation and warranty relates solely to an earlier date, in which case it shall have been true and correct as of such earlier date).

          3.1.21    No Defaults.    No Borrower Inchoate Default or Borrower Event of Default shall have occurred and be continuing as of the Closing Date.

          3.1.22    No Material Adverse Change.    Except as set forth in the Information Memorandum, since December 31, 2000 no development, event or change in respect of NEG, Borrower or any Project has occurred that has caused or evidences, either individually or in the aggregate, a Borrower Material Adverse Effect or a Project Material Adverse Effect.

          3.1.23    No Litigation.

            (a)  Except as set forth in Exhibit G-5B or the Information Memorandum, there shall be no (i) injunction, writ, preliminary restraining order or other order of any nature by an arbitrator, court or any other Governmental Authority, or (ii) action, suit, arbitration, investigation or proceeding at law or in equity by or before any arbitrator, court or any other Governmental Authority, pending against Borrower or, to Borrower's actual knowledge, threatened against Borrower or any property or other assets or rights of Borrower.

            (b)  Except as set forth in Exhibit G-5B or the Information Memorandum, there shall be no (i) injunction, writ, preliminary restraining order or other order of any nature by an arbitrator, court or any other Governmental Authority, or (ii) action, suit, arbitration, investigation or proceeding at law or in equity by or before any arbitrator, court or any other Governmental Authority, pending against NEG or, to Borrower's actual knowledge, threatened against NEG or any property or other assets or rights of NEG, except in each case that would not reasonably be expected to have a Borrower Material Adverse Effect.

          3.1.24    No Change in Tax Laws.    No change shall have been adopted, since the date on which this Agreement was executed and delivered, in any tax law or tax regulation or judicial interpretation thereof that would subject Administrative Agent, any Bank or any Lender Group Member to any material unreimbursed Tax or Other Tax (other than Taxes or Other Taxes for which Borrower is not required to indemnify such Lender Group Member pursuant to Section 2.5.4).

        3.2    Conditions Precedent to the Initial Borrowing of Construction Loans for a Project.    The obligation of the Banks and the Lender Groups to make the initial Construction Loans with respect to a Subject Project on a proposed Credit Event Date is subject to the prior satisfaction (or written waiver by Administrative Agent with the consent of the Majority Banks) of each of the following conditions precedent:

          3.2.1    Credit Event Conditions.    Each of the conditions precedent set forth in Section 3.12 shall have been satisfied with respect to Borrower, each Equity Party, each Subject Intermediate Holding Company, the Subject Project Company and the Subject Project as of the Credit Event Date.

          3.2.2    Initial Project or Approved Substitute Project.    The Subject Project is (a) an Initial Project or (b) a Substitute Project that has been substituted for an Initial Project in accordance with Section 3.11.

          3.2.3    Adjustment Date.    The Credit Event Date is on or prior to the Adjustment Date.

          3.2.4    Resolutions.    Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations, in form and substance reasonably satisfactory to Administrative Agent, of the board of directors or other similar governing body of the Subject Project Company, each Subject Intermediate Holding Company and each of the other applicable Affiliated Major Project Participants, authorizing the execution, delivery and performance of the Operative Documents with respect to the Subject Project and any instruments or agreements required hereunder or thereunder to which such Person is a party, certified by the appropriate Responsible Officer of each such Person as being in full force and effect on the Credit Event Date.

          3.2.5    Incumbency.    Delivery to Administrative Agent of a certificate, in form and substance reasonably satisfactory to Administrative Agent, from the Subject Project Company, each Subject Intermediate Holding Company and each of the other applicable Affiliated Major Project Participants, signed by the appropriate Responsible Officer of each such Person and dated the Credit Event Date, as to the incumbency of the natural Persons authorized to execute and deliver the Operative Documents with respect to the Subject Project and any instruments or agreements required hereunder or thereunder to which such Person is a party.

          3.2.6    Formation Documents.    Delivery to Administrative Agent of (a) copies of the articles of incorporation or certificate of incorporation, certificate of formation or charter or other state certified constituent documents of the Subject Project Company, each Subject Intermediate Holding Company and each of the other applicable Affiliated Major Project Participants, certified by the secretary of state of such Person's state of formation or incorporation, and (b) copies of the limited liability company agreement, bylaws or other comparable constituent documents of each such Person, certified by the appropriate Responsible Officer of each such Person.

          3.2.7    Good Standing Certificates.    Delivery to Administrative Agent of certificates issued by the secretary of state of the state in which the Subject Project Company, each Subject Intermediate Holding Company and each of the other applicable Affiliated Major Project Participants are formed or incorporated, together with certificates issued by the secretary of state of the state where the Subject Project is located, in each case (a) dated no more than five days prior to the Credit Event Date and (b) certifying that such Person is in good standing and is qualified to do business in, and has paid all franchise taxes or similar taxes due to, such states.

          3.2.8    Operative Documents.

            (a)  Delivery to Administrative Agent of (i) a true, correct and complete original of a Project Company Guaranty duly executed by the Subject Project Company, and (ii) a true, correct and complete original of each Intercompany Note in respect of the on-lending of Loan proceeds from Borrower to the Subject Project Company (either directly or through the applicable Approved Intermediate Holding Companies) duly executed by Borrower and the Subject Project Company and/or the applicable Approved Intermediate Holding Companies.

            (b)  Delivery to Administrative Agent of true, correct and complete originals of (i) a Project Company Security Agreement duly executed by the Subject Project Company, (ii) a Mortgage duly executed by the Subject Project Company, (iii) Pledge Agreements with respect to the equity interests in the Subject Project Company and the equity interests in the Subject Intermediate Holding Companies, duly executed by the Subject Intermediate Holding Companies or Borrower, as applicable, and (iv) all other documents, instruments, supplements or amendments necessary to create a valid and perfected first priority Lien on all Project Company Collateral related to the Subject Project, Subject Project Company or Subject Intermediate Holding Companies then in existence.

            (c)  Delivery to Administrative Agent of true, correct and complete originals of the Interest Rate Agreement(s) required by Section 5.13.1.

            (d)  Delivery to Administrative Agent of a true, correct and complete original of one or more joinder agreements, in substantially the form of Exhibit B to the Depositary Agreement, duly executed by the Subject Project Company and the Subject Intermediate Holding Companies.

            (e)  Delivery to Administrative Agent of a true, correct and complete original of a subordination agreement in form and substance reasonably satisfactory to the Majority Banks for each Project Document with respect to the Subject Project under which Subordinated Affiliate Fees are payable.

            (f)    Delivery to Administrative Agent of true, correct and complete copies of each Major Project Document with respect to the Subject Project in effect as of the Credit Event Date, together with a certificate of a Responsible Officer of Borrower stating that: (i) such copies are true, correct and complete copies of all material contracts (other than the Credit Documents) related to the Subject Project as in effect on the Credit Event Date; (ii) all of such Major Project Documents are in full force and effect as of the Credit Event Date; (iii) the Subject Project Company has not received notice of any default of the Subject Project

    Company under any of such Major Project Documents; (iv) to Borrower's actual knowledge, no other party to any of such Major Project Documents is or, but for the passage of time or the giving of notice will be, in breach of any material obligation thereunder; and (v) all conditions precedent to the performance of the parties under such Major Project Documents then required to have been performed have been satisfied.

            (g)  Delivery to Administrative Agent of a true, correct and complete original of a Consent executed by each Major Project Participant for the Subject Project listed on Exhibit W-1, in substantially the form of Exhibit E hereto (or otherwise in form and substance reasonably satisfactory to the Majority Banks).

            (h)  Delivery to Administrative Agent of true, correct and complete copies of (i) all shared use agreements and/or joint ownership agreements reasonably requested by the Majority Banks evidencing the Subject Project Company's interests, rights and obligations with respect to any shared facilities incorporated into or used with respect to the Subject Project, and (ii) all intercreditor agreements and/or non-disturbance agreements reasonably requested by the Majority Banks establishing the relative rights and remedies between Administrative Agent and any other Persons with interests in any such shared facilities or other properties incorporated into or used with respect to the Subject Project, in each case in form and substance reasonably satisfactory to the Majority Banks.

            (i)    Delivery to Administrative Agent of true, correct and complete copies of all documents reasonably requested by the Majority Banks to effect the contribution to Borrower of the equity interests in the Subject Intermediate Holding Companies on the Credit Event Date.

    Unless otherwise specified above, all the Operative Documents specified above shall be in form and substance reasonably satisfactory to the Majority Banks and shall have been duly authorized, executed and delivered by the parties thereto.

          3.2.9    UCC Reports.    Delivery to Administrative Agent of a UCC report dated as of a date no more than five days prior to the Credit Event Date for each of the jurisdictions in which UCC-1 financing statements are intended to be filed in respect of the Project Company Collateral related to the Subject Project, Subject Project Company or Subject Intermediate Holding Companies, confirming that upon due filing (assuming such filing occurred on the date of such respective reports) the security interests created under the Project Company Collateral Documents will be prior to all other financing statements or other security documents wherein the security interest is perfected by filing in respect of such Project Company Collateral, other than (a) financing statements or other security documents evidencing security interests that will be released and/or discharged on or prior to the Credit Event Date and (b) financing statements or other security documents evidencing Project Company Permitted Liens.

          3.2.10    UCC Filings.

            (a)  Borrower shall have delivered to Administrative Agent a supplement to Exhibit D-5 hereto (which Exhibit shall be automatically amended without further action to give effect to such supplement on the Credit Event Date) reflecting the filings and recordings required to be made to perfect security interests in the Project Company Collateral related to the Subject Project, which supplement shall be in form and substance reasonably satisfactory to the Majority Banks.

            (b)  All actions (including the actions described on the applicable Part of Exhibit D-5) shall have been taken to provide Administrative Agent, for the benefit of the Secured Parties, with a valid and perfected first priority Lien on all Project Company Collateral related to the Subject Project, Subject Project Company or Subject Intermediate Holding Companies then in existence (subject to Project Company Permitted Liens), including, to the extent necessary, (i) the filing of UCC-1, UCC-2 or UCC-3 financing statements, as applicable, with respect to such Project Company Collateral with the secretary of state and/or other appropriate filing office in the state in which the Subject Project is located, in the state of formation of the Subject Project Company or Subject Intermediate Holding Companies or the state in which the Subject Project Company's or Subject Intermediate Holding Companies' principal place of business is located, (ii) the execution, delivery and recordation of the applicable Mortgage(s) and (iii) the filing of fixture filings with respect to the Subject Project.

          3.2.11    Incremental Commitments and/or Permitted Additional Equity.    If the Subject Project is the fourth Project to become an Approved Project hereunder (other than in connection with the substitution of a Substitute Project for an Approved Project in accordance with Section 3.11), the aggregate amount of (a) Incremental Commitments plus (b) at the election of Borrower in its sole discretion, Permitted Additional Equity, as of March 31, 2002 and as of the Credit Event Date, shall be at least $625,000,000.

          3.2.12    Legal Opinions.

            (a)  Delivery to Administrative Agent of legal opinions of counsel to each Credit Party and each other Affiliated Major Project Participant that is a party to an Operative Document delivered pursuant to Section 3.2.8, in each case in form and substance reasonably satisfactory to the Majority Banks.

            (b)  Delivery to Administrative Agent of legal opinions of counsel to each Major Project Participant listed on Exhibit W-2 that is a party to a Major Project Document delivered pursuant to Section 3.2.8, in each case in substantially the form of Exhibit B to Exhibit E hereto (or otherwise in form and substance reasonably satisfactory to the Majority Banks).

          3.2.13    Insurance.    Insurance with respect to the Subject Project complying with Exhibit M to the applicable Project Company Guaranty shall be in full force and effect and Administrative Agent shall have received: (i) a certificate of the Insurance Consultant substantially in the form of Exhibit F-4 with respect to the Subject Project; (ii) a report of the Insurance Consultant describing the insurance program for the Subject Project, in form and substance reasonably satisfactory to the Majority Banks; (iii) insurance brokers' certificates evidencing such insurance program, in form and substance reasonably satisfactory to the Majority Banks, identifying underwriters, types of insurance, insurance limits and policy terms, listing the special provisions required as set forth in Exhibit M to the applicable Project Company Guaranty, and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid; and (iv) certified copies of all policies evidencing such insurance (or a binder or commitment signed by the insurer or a broker authorized to bind the insurer) in form and substance reasonably satisfactory to the Majority Banks.

          3.2.14    Independent Engineer's Final Report and Certificate.    Delivery to Administrative Agent of a final Independent Engineer's report with respect to the Subject Project, in form and substance reasonably satisfactory to the Majority Banks, together with a certificate of the Independent Engineer in substantially the form of Exhibit F-5B hereto, dated the Closing Date.

          3.2.15    Reports of the Environmental Consultant.    Delivery to Administrative Agent of (a) the Environmental Consultant's Phase I report(s) with respect to the Subject Project in form and substance reasonably satisfactory to the Majority Banks, together with a corresponding reliance letter from the Environmental Consultant (which letter shall be in form and substance reasonably satisfactory to Administrative Agent), confirming that no evidence was found of a Release at the Subject Project (including the Site thereof), or (b) if evidence was found of a Release at the Subject Project (including the Site thereof) pursuant to such Phase I environmental report(s) or such report(s) otherwise recommend a Phase II environmental review, (i) a Phase II environmental report with respect to the Subject Project (including the Site thereof) in form and substance reasonably satisfactory to the Majority Banks, together with a corresponding reliance letter from the Environmental Consultant (which letter shall be in form and substance reasonably satisfactory to Administrative Agent), confirming (to the reasonable satisfaction of Administrative Agent in the case of clause (A), and to the reasonable satisfaction of the Majority Banks in the case of clause (B)), either (A) that no Release has occurred at the Subject Project (including the Site thereof), or (B) if a Release has occurred at the Subject Project (including the Site thereof), that such Release either does not trigger any reporting or remediation obligations or has been remediated to acceptable regulatory levels, or (ii) an environmental indemnity agreement in form and substance reasonably satisfactory to the Majority Banks.

          3.2.16    Updated Fuel Consultant's Report and Certificate.    If the Initial Credit Event Date with respect to the Subject Project is after the Closing Date, delivery to Administrative Agent of a certificate of the Fuel Consultant with respect to the Subject Project in substantially the form of Exhibit F-6B hereto, and, if the Fuel Consultant's report with respect to the Subject Project that was delivered on the Closing Date needs to be updated in order for the Fuel Consultant to issue such certificate, such report as so updated in form and substance reasonably satisfactory to the Majority Banks.

          3.2.17    Updated Power Market Consultant's Report and Certificate.    If the Initial Credit Event Date with respect to the Subject Project is after the Closing Date, delivery to Administrative Agent of a certificate of the Power Market Consultant with respect to the Subject Project in substantially the form of Exhibit F-7B hereto, and, if the Power Market Consultant's report with respect to the Subject Project that was delivered on the Closing Date needs to be updated in order for the Power Market Consultant to issue such certificate, such report as so updated in form and substance reasonably satisfactory to the Majority Banks.

          3.2.18    Permits.

            (a)  Delivery to Administrative Agent of the schedule of all material Permits required to develop, construct, own, lease, use, operate and maintain the Subject Project (a "Permit Schedule"), in form and substance reasonably satisfactory to the Majority Banks.

            (b)  Delivery to Administrative Agent of (i) copies of each Permit listed on Part I of such Permit Schedule, each in form and substance reasonably satisfactory to the Majority Banks, and (ii) legal opinions of counsel to the Subject Project Company with respect to the Permits listed on such Permit Schedule, each in form and substance reasonably satisfactory to the Majority Banks. The Permits set forth on Part I of such Permit Schedule shall constitute in the Majority Banks' reasonable opinion all of the material Permits required or customarily obtained for the development, construction, ownership, leasing, use, operation and maintenance of the Subject Project as of the Credit Event Date.

            (c)  Part II of such Permit Schedule shall list all other Permits required to develop, construct, own, lease, use, operate and maintain the Subject Project as contemplated by the Operative Documents. The Permits listed in Part II of such Permit Schedule shall either (i) in the Majority Banks' reasonable opinion, be timely obtainable at a cost consistent with the applicable Project Budget without material difficulty or delay prior to the time such Permits are required for the development, construction, ownership, leasing, use, operation or maintenance of the Subject Project, or (ii) there shall exist alternative solutions (the expected cost of which is reflected in the applicable Project Budget) reasonably satisfactory to the Majority Banks which would eliminate the need for such Permits.

            (d)  Except as disclosed in such Permit Schedule, the Permits listed in Part I of such Permit Schedule shall not be subject to any restriction, condition, limitation or other provision that would reasonably be expected to have a Project Material Adverse Effect with respect to the Subject Project Company or result in the Subject Project being operated in a manner substantially inconsistent with the assumptions underlying the Base Case Project Projections most recently delivered hereunder.

          3.2.19    Financial Statements.    Delivery to Administrative Agent of accurate and complete copies of (a) the most recent annual financial statements (audited if available) or Form 10-K filed with the Securities and Exchange Commission and (b) the most recent quarterly financial statements or Form 10-Q filed with the Securities and Exchange Commission, in each case of the Subject Project Company, each other Affiliated Major Project Participant that is a party to an Operative Document delivered pursuant to Section 3.2.8 and each other Major Project Participant listed in Exhibit G-3 with respect to the Subject Project, together with, in the case of the Subject Project Company or such other Affiliated Major Project Participant, certificates from the appropriate Responsible Officer thereof, stating that such financial statements have been prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the Persons described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

          3.2.20    Base Case Project Projections.    Delivery to Administrative Agent of (a) Base Case Project Projections for the Subject Project, updated from the Base Case Project Projections submitted for the Subject Project pursuant to Section 3.1.12(a), if necessary, (b) Base Case Project Projections for the Subject Project and the other Approved Projects (taken as a whole), using the Base Case Project Projections submitted for such Projects pursuant to this Section 3.2.20, showing minimum and average annual projected Debt Service Coverage Ratios over the period set forth in the Base Case Project Projections of no less than (i) 2.0 to 1.0 and 3.0 to 1.0, respectively, if there are three or four Approved Projects (including the Subject Project), or (ii) 2.25 to 1.0 and 3.25 to 1.0, respectively, if there are two Approved Projects (including the Subject Project), (c) the calculation of the Debt to Capitalization Ratio necessary to achieve the Debt Service Coverage Ratios described in clause (b) immediately above, which shall not be greater than 0.60 to 1.0, and (d) a certificate of a Responsible Officer of each of Borrower and each Equity Party confirming (i) the Total Equity Commitment after giving effect to the Subject Project becoming an Approved Project and (ii) the Available Equity Commitment after giving effect to all Equity Contributions and In Kind Equity Payments made on or prior to the Credit Event Date, each of which shall be in form and substance reasonably satisfactory to the Majority Banks.

          3.2.21    Project Schedules; Project Budgets; Annual Operating Budgets; Borrower Budget.

            (a)  If the Subject Project has not achieved Substantial Completion as of the Credit Event Date, delivery to Administrative Agent of (i) a Project Schedule for the Subject Project, updated from the Project Schedule submitted for the Subject Project pursuant to Section 3.1.11, if any, and (ii) a Project Budget for the Subject Project, updated from the Project Budget submitted for the Subject Project pursuant to Section 3.1.10, if any, in each case in form and substance reasonably satisfactory to the Majority Banks.

            (b)  If the Subject Project has achieved Substantial Completion as of the Credit Event Date, delivery to Administrative Agent of an Annual Operating Budget prepared in a manner consistent with, and in compliance with the requirements of, Section 4.16.2 of the applicable Project Company Guaranty, and otherwise in form and substance reasonably satisfactory to the Majority Banks.

            (c)  Delivery to Administrative Agent of a budget (or an update of the budget previously delivered pursuant to this Section 3.2.21(c), as applicable) showing all anticipated Project Costs for the Subject Project and any Approved Project that are not included in the Project Budget for the Subject Project or such Approved Project, which budget (or update thereof) shall be in form and substance reasonably satisfactory to the Majority Banks.

          3.2.22    Real Estate Rights; A.L.T.A. Surveys.    The Majority Banks shall (a) be reasonably satisfied that the Subject Project Company shall have obtained all real estate rights necessary for construction, use and operation of the Subject Project (other than rights that the Majority Banks are reasonably satisfied can be obtained without material difficulty or delay by the time they are needed), and (b) have received A.L.T.A. surveys of the applicable Site and, unless not required by Administrative Agent, the Easements with respect to the Subject Project in existence on the Credit Event Date (which surveys shall be reasonably current and in form and substance reasonably satisfactory to the Majority Banks and the Title Insurer), showing (A) as to such Site, the exact location and dimensions thereof (including the location of all means of access thereto and all Easements relating thereto and showing the perimeter within which all foundations are or are to be located); (B) as to such Easements in existence on the Credit Event Date, the exact location and dimensions thereof (including the location of all means of access thereto, and all improvements or other encroachments in or on such Easements burdening the Subject Project in existence on the Credit Event Date); (C) the existing utility facilities servicing the Subject Project (including water, electricity, gas, telephone, sanitary sewer and storm water distribution and detention facilities); (D) that such existing improvements on the Site do not encroach or interfere with adjacent property or existing Easements or other rights, whether on, above or below ground (or if such existing improvements encroach or interfere with adjacent property or existing Easements or other rights, such encroachment or interference is reasonably acceptable to the Majority Banks); (E) any gaps, gores, projections or protrusions at the Site; and (F) whether such Site or any portion thereof is located in a special earthquake or flood hazard zone; provided, however, that the matters described in clauses (B) and (F) of this subsection (b) may be shown by separate maps, surveys or other manner reasonably satisfactory to the Majority Banks, and the surveyor shall not be required to certify as to the location of any easements, foundations, improvements, encroachments, utilities or other matters which do not exist as of the Credit Event Date.

          3.2.23    Title Policies.    Delivery to Administrative Agent of a lender's A.L.T.A. policy of title insurance (with, in the case of Easements with respect to which A.L.T.A. surveys were not required by Administrative Agent pursuant to Section 3.2.22, appropriate survey exceptions), together with such endorsements as are reasonably required by the Majority Banks and permitted by applicable Governmental Rules (and, in any event, without a mechanics' or materialmen's exception included in such title policy, except where applicable Governmental Rules prevent the deletion of such exception), or commitment to issue such policy, dated as of the Credit Event Date, (1) in an amount equal to the aggregate amount of Project Costs set forth in the Project Budget delivered pursuant to Section 3.2.21 (or such other lesser amount as is reasonably acceptable to the Majority Banks), and (2) with such reinsurance as is reasonably satisfactory to the Majority Banks, issued by the Title Insurer in form and substance reasonably satisfactory to the Majority Banks, insuring (or agreeing to insure) that:

            (a)  the Subject Project Company has a good, marketable and insurable fee or leasehold title to or right to control, occupy and use the Site and the Easements with respect to the Subject Project, free and clear of Liens, encumbrances or other exceptions to title other than Permitted Project Company Liens; and

            (b)  the Mortgage with respect to the Subject Project creates (or will create when recorded) a valid first lien on the Mortgaged Property with respect to the Subject Project, free and clear of all liens, encumbrances and exceptions to title whatsoever (other than those liens, encumbrances and other exceptions to title permitted pursuant to Section 3.2.23(a)).

          3.2.24    Regulatory Status.    The Subject Project shall be an Eligible Facility and the Subject Project Company shall have received a determination from FERC that it is an Exempt Wholesale Generator. The Subject Project Company shall have obtained authority to sell at wholesale Power, Ancillary Services and, to the extent permitted under its FERC tariff, other products and services at market-based rates. FERC shall not have imposed any rate caps or mitigation measures on the Subject Project Company other than rate caps and mitigation measures generally applicable to similarly situated generators selling Power, Ancillary Services or some combination of the foregoing in the Applicable Markets.

          3.2.25    Notice to Proceed.    If the Subject Project has not achieved Substantial Completion as of the Credit Event Date, the Contractors with respect to the Subject Project shall have been (or shall be concurrently) given an unconditional notice to proceed or otherwise been (or concurrently will be) unconditionally directed to begin performance under the Construction Contracts to which they are a party on or prior to the Credit Event Date, and Administrative Agent shall have received reasonably satisfactory written evidence thereof.

          3.2.26    Utilities.    Delivery to Administrative Agent of evidence reasonably satisfactory to the Majority Banks showing that all gas and electrical interconnection and utility services necessary for the construction and operation of the Subject Project for its intended purposes are available for the Subject Project or will be so available as and when required on commercially reasonable terms consistent with the Project Budget and Project Schedule, or Annual Operating Budget, as the case may be, delivered pursuant to Section 3.2.21 and the Base Case Project Projections delivered pursuant to Section 3.2.20.

          3.2.27    Agent for Service of Process.    Administrative Agent shall have received evidence reasonably satisfactory to the Majority Banks that the Subject Project Company and the Subject Intermediate Holding Companies have appointed Corporate Service Company as their agent for service of process in the State of New York in respect of each Credit Document to which the Subject Project Company or the Subject Intermediate Holding Companies is or are a party which is governed by the laws of the State of New York.

          3.2.28    Conditions Applicable Only to the Subject Project.    Administrative Agent shall have received evidence reasonably satisfactory to the Majority Banks that each of the conditions set forth in Exhibit G-4 with respect to the Subject Project has been satisfied.

        3.3    Conditions Precedent to each Borrowing of Construction Loans.    The obligation of the Banks and the Lender Groups to make each Construction Loan (including the initial Construction Loan for an Approved Project) is subject to the prior satisfaction (or written waiver by Administrative Agent with the consent of the Majority Banks) of each of the following conditions precedent (provided that the conditions precedent described in Sections 3.3.4, 3.3.6, 3.3.7 and 3.3.10 will not apply to the initial Construction Loan for an Approved Project):

          3.3.1    Credit Event Conditions.    Each of the conditions precedent set forth in Section 3.12 shall have been satisfied with respect to Borrower, each Equity Party, each Subject Intermediate Holding Company, the Subject Project Company and the Subject Project as of the Credit Event Date.

          3.3.2    Approved Project.    The Subject Project shall be an Approved Project as of the Credit Event Date.

          3.3.3    Construction Requisition.    Borrower shall have delivered a Construction Requisition to Administrative Agent in accordance with the procedures specified in Section 2.1.1(b).

          3.3.4    Title Policy Endorsement.    Borrower shall have provided, or Administrative Agent shall be adequately assured that the Title Insurer is committed as of the Credit Event Date to issue to

  Administrative Agent, a date-down endorsement of the relevant Title Policies to the Credit Event Date, (a) insuring or otherwise establishing to the satisfaction of Administrative Agent the continuing first priority of the applicable Mortgage(s) (subject only to Project Company Permitted Liens), and (b) otherwise in form and substance reasonably satisfactory to Administrative Agent.

          3.3.5    Lien Releases.    If requested by Administrative Agent and subject to the Subject Project Company's right to contest liens as described in the definition of "Project Company Permitted Liens", Borrower shall have delivered to Administrative Agent duly executed acknowledgments of payments and releases of mechanics' and materialmen's liens, in form and substance reasonably satisfactory to Administrative Agent, from each relevant Contractor and Major Subcontractor thereof (to the extent such Major Subcontractor is in direct privity with the Subject Project Company) for all work, services and materials (including equipment and fixtures of all kinds) done, previously performed or furnished for the construction of the Subject Project; provided, however, that such releases may be conditioned upon receipt of payment with respect to work, services and materials to be paid for with the proceeds of the requested Construction Loans pursuant to this Section 3.3.

          3.3.6    Permits

            (a)  Except as disclosed in the Permit Schedule applicable to the Subject Project, all material Permits with respect to the development, construction, ownership, leasing, use, operation or maintenance of the Subject Project required to have been obtained by the Credit Event Date shall have been issued and be in full force and effect and not subject to legal proceedings or to any unsatisfied conditions that would reasonably be expected to result in a material modification or revocation, and all applicable appeal periods with respect thereto shall have expired.

            (b)  With respect to any material Permit not yet obtained, either (i) in the Majority Banks' reasonable opinion, such Permit is reasonably expected to be timely obtainable at a cost consistent with the applicable Project Budget without material difficulty or delay prior to the time such Permit is required for the development, construction, ownership, leasing, use, operation or maintenance of the Subject Project, or (ii) there shall exist alternate solutions (the expected cost of which is reflected in the applicable Project Budget) reasonably satisfactory to the Majority Banks which would eliminate the need for such Permit.

            (c)  Except as disclosed in the applicable Permit Schedule, such Permits which have been obtained shall not be subject to any restriction, condition, limitation or other provision that would reasonably be expected to have a Borrower Material Adverse Effect or a Project Material Adverse Effect with respect to the Subject Project.

          3.3.7    Additional Documentation.    With respect to Additional Project Documents that are Major Project Documents and material Permits for the Subject Project entered into or obtained, transferred or required (whether because of the status of the construction or operation of the Subject Project or otherwise) since the date of the previous Credit Event Date for the Subject Project, in furtherance of, among other things, the Liens on the Subject Project and related Collateral granted on the Closing Date or the Initial Credit Event Date for the Subject Project, as the case may be, there shall have been delivery and satisfaction of such matters as are described in (and subject to the limitations, approvals and other requirements set forth in) Sections 3.2.4 through 3.2.8 and 3.2.12 to the extent applicable to such Additional Project Documents that are Major Project Documents or material Permits.

          3.3.8    Acceptable Work; No Liens.    All work that has been done on the Subject Project shall have been done in a good and workmanlike manner and in accordance with the Construction Contracts therefor and Prudent Utility Practices, and there shall not have been filed with or served upon the Subject Project Company or any other Credit Party with respect to the Subject Project or any part thereof, notice of any Lien, claim of Lien or attachment upon or claim affecting the right to receive payment of any of the moneys payable to any of the Persons named on such request, other than Liens, claims of Lien, attachments or claims (a) constituting Project Company Permitted Liens, (b) that have been released by payment or bonding or otherwise, (c) for which adequate funds have been withheld or reserved in the reasonable determination of Administrative Agent or (d) that will be released with the payment of such obligation out of the Construction Loans to be made on the Credit Event Date or Equity Contributions or other non-Loan proceeds.

          3.3.9    Casualty.    If as of the Credit Event Date a Casualty Event shall have occurred with respect to the Subject Project, Administrative Agent shall have received Casualty Insurance Proceeds or other assurances sufficient in the reasonable judgment of Administrative Agent and the Independent Engineer to assure restoration and completion of the Subject Project prior to the scheduled Final Maturity Date and each of the conditions set forth in Section 4.8.2(a) of the Depositary Agreement shall have been satisfied.

          3.3.10    Insurance.    Insurance complying with the requirements of Section 4.10 of the applicable Project Company Guaranty shall be in effect, and, upon the request of Administrative Agent, evidence thereof shall be provided to Administrative Agent.

          3.3.11    Title Certification.    If the Credit Event Date is on or after January 15, 2002, the A.L.T.A. surveys delivered for the Subject Project pursuant to Section 3.2.22 shall have been certified to Administrative Agent by a licensed surveyor reasonably satisfactory to Administrative Agent.

          Notwithstanding anything to the contrary contained herein, in the event of any conflict between the terms of this Section 3.3 and the terms of the Building Loan Agreement, the provisions hereof shall govern and control. Accordingly, the parties hereto agree that in the event that each of the conditions precedent for a Borrowing of a Construction Loan set forth herein are satisfied, then all conditions for an Advance (as defined in the Building Loan Agreement) shall be and be deemed satisfied for all purposes thereunder.

        3.4    Conditions Precedent to Borrowings of Working Capital Loans.    The obligation of the Banks to make each Working Capital Loan is subject to the prior satisfaction (or written waiver by Administrative Agent with the consent of the Majority Banks) of each of the following conditions precedent:

            (a)    Credit Event Conditions.    Each of the conditions set forth in Section 3.12 shall be satisfied with respect to Borrower, each Equity Party, each Subject Intermediate Holding Company, the Subject Project Company and the Subject Project as of the Credit Event Date.

            (b)    Approved Project.    The Subject Project shall be an Approved Project as of the Credit Event Date.

            (c)    Substantial Completion Date.    The Credit Event Date shall be on or after the Substantial Completion Date for the Subject Project.

            (d)    Notice of Working Capital Loan Borrowing.    Borrower shall have delivered a Notice of Working Capital Loan Borrowing to Administrative Agent in accordance with the procedures specified in Section 2.1.2(b).

        3.5    Conditions Precedent to the Issuance of Project Letters of Credit.    The obligation of the LC Bank to issue, extend the Expiration Date of or increase the Stated Amount of a Project Letter of Credit in respect of a Subject Project is subject to the prior satisfaction (or written waiver by Administrative Agent with the consent of the LC Bank and the Majority Banks) of each of the following conditions precedent (provided that this Section 3.5 (x) shall not apply to any automatic extensions of the Expiration Date of, or any automatic increases in the Stated Amount of, any Project

Letter of Credit to the extent provided in Section 2.2.13 and (y) shall apply to the increase in the Stated Amount of a Project Letter of Credit upon the repayment of Project LC Loans only to the extent provided in Section 2.2.7(a)):

          3.5.1    Credit Event Conditions.    Each of the conditions set forth in Section 3.12 shall be satisfied with respect to Borrower, each Equity Party, each Subject Intermediate Holding Company, the Subject Project Company and the Subject Project as of the Credit Event Date.

          3.5.2    Approved Project.    The Subject Project shall be an Approved Project as of the Credit Event Date.

          3.5.3    Notice of LC Activity.    Borrower shall have delivered a Notice of LC Activity to Administrative Agent in accordance with the procedures specified in Section 2.2.3.

        3.6    Conditions Precedent to the Issuance of the DSR Letter of Credit.    The obligation of the LC Bank to issue, extend the Expiration Date of or increase the Stated Amount of the DSR Letter of Credit is subject to the prior satisfaction (or written waiver by Administrative Agent with the consent of the LC Bank and the Majority Banks) of each of the following conditions precedent (provided that this Section 3.6 (x) shall not apply to any automatic extensions of the Expiration Date of, or any automatic increases in the Stated Amount of, the DSR Letter of Credit to the extent provided in Section 2.2.13 and (y) shall apply to the increase in the Stated Amount of the DSR Letter of Credit upon the repayment of DSR LC Loans only to the extent provided in Section 2.2.7(a)):

          3.6.1    Credit Event Conditions.    Each of the conditions set forth in Section 3.12 shall be satisfied with respect to Borrower and each Equity Party as of the Credit Event Date. Each of the conditions set forth in Section 3.12 shall be satisfied with respect to each Approved Intermediate Holding Company, each Approved Project Company and each Approved Project as of the Credit Event Date, in each case to the extent the Allocated Portion of the Total DSR LC Commitment for the applicable Approved Project is being used for the DSR Letter of Credit.

          3.6.2    Amortization Commencement Date.    The Credit Event Date shall be on or after the DSR Start Date.

          3.6.3    Notice of LC Activity.    Borrower shall have delivered a Notice of LC Activity to Administrative Agent in accordance with the procedures specified in Section 2.2.3.

        3.7    Conditions Precedent to the Crediting of Alternatively Sourced Equity Contributions.    The crediting of Alternatively Sourced Equity Contributions against the Total Equity Commitment as contemplated by Section 3.15.4 is subject to the prior satisfaction (or written waiver by Administrative Agent with the consent of the Majority Banks) of each of the following conditions precedent:

          3.7.1    Credit Event Conditions.    Each of the conditions precedent set forth in Sections 3.12.2 and 3.12.3 shall have been satisfied with respect to Borrower, each Equity Party, each Subject Intermediate Holding Company, the Subject Project Company and the Subject Project as of the Credit Event Date.

          3.7.2    Certification of Available Equity Commitment.    Borrower shall have delivered to Administrative Agent a certificate of a Responsible Officer of Borrower, dated as of the Credit Event Date, setting forth the calculation of the Available Equity Commitment (as contemplated by Section 3.15.4) after giving effect to the crediting of such Alternatively Sourced Equity Contributions. Such calculation shall be deemed to be correct unless the Majority Banks object thereto in writing within 15 Banking Days after receipt by Administrative Agent of the applicable certificate.

          3.7.3    No Other Project Defaults.    With respect to the crediting of Excess Cash Flow Contributions, no Project Event of Default or Project Inchoate Default with respect to an Approved Project shall have occurred and be continuing or shall result from such application.

          3.7.4    Approved Project.    The Subject Project shall be an Approved Project as of the Credit Event Date.

          3.7.5    Permitted Application.    Such Alternatively Sourced Equity Contributions shall be, or have been, disbursed in accordance with Section 4.1.2 of the Depositary Agreement and used to pay Project Costs in accordance with the Borrower Budget and/or the Project Budget for the Subject Project.

          3.7.6    Completion; Available Construction Funds.    The Subject Project shall be reasonably expected to achieve Completion on or prior to the EPC Date Certain therefor and the Available Construction Funds for the Subject Project and all other Approved Projects shall be reasonably expected to be sufficient to cause the Subject Project and all other Approved Projects to achieve Completion on or prior to the respective EPC Dates Certain therefor, in each case as certified by Borrower and confirmed in writing by the Independent Engineer.

          3.7.7    Acceptable Work; No Liens.    All work that has been done on the Subject Project shall have been done in a good and workmanlike manner and in accordance with the Construction Contracts therefor and Prudent Utility Practices, and there shall not have been filed with or served upon the Subject Project Company or any other Credit Party with respect to the Subject Project or any part thereof, notice of any Lien, claim of Lien or attachment upon or claim affecting the right to receive payment of any of the moneys payable to any of the Persons named on such request, other than Liens, claims of Lien, attachments or claims (a) constituting Project Company Permitted Liens, (b) that have been released by payment or bonding or otherwise, (c) for which adequate funds have been withheld or reserved in the reasonable determination of Administrative Agent or (d) that will be released with the payment of such obligation out of such Alternatively Sourced Equity Contributions, Borrowings of Construction Loans or other non-Loan proceeds.

          Notwithstanding anything in this Section 3.7 or any other provision of this Agreement to the contrary, Alternatively Sourced Equity Contributions will be credited against the Total Equity Commitment as contemplated by Section 3.15.4 on the date on which each of the conditions set forth in this Section 3.7 is satisfied with respect thereto, even if such conditions were not satisfied on the date on which such Alternatively Sourced Equity Contributions were actually made.

        3.8    Conditions Precedent to Completion.    The achievement by a Subject Project of Completion shall be subject to the satisfaction (or written waiver by Administrative Agent with the consent of the Majority Banks) of each of the following conditions precedent:

          3.8.1    Credit Event Conditions.    Each of the conditions set forth in Section 3.12 shall have been satisfied with respect to Borrower, each Equity Party, each Subject Intermediate Holding Company, the Subject Project Company and the Subject Project as of the Credit Event Date.

          3.8.2    Completion of Work.    Delivery to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, of evidence that (a) all work with respect to the Subject Project requiring inspection by municipal and other Governmental Authorities having jurisdiction has been duly inspected and approved by such authorities, (b) the Subject Project Company has duly recorded a notice of completion for the Subject Project, (c) all parties performing such work have been or will be paid for such work, and (d) no mechanics' and/or materialmen's liens or applications therefor have been filed and all applicable filing periods for any such mechanics' and/or materialmen's liens have expired, other than with respect to Project Company Permitted Liens; provided, however, that in the event Borrower delivers to Administrative Agent either (i) a policy of title insurance or endorsement thereto, in form and substance reasonably satisfactory to Administrative Agent, insuring against loss arising by reason of any mechanics' or materialmen's lien gaining priority over the applicable Mortgage(s) (except where applicable Governmental Rules prevent the procurement of insurance covering such a loss), or (ii) a bond, in form and substance reasonably satisfactory to Administrative Agent, or evidence reasonably satisfactory to Administrative Agent that funds have been withheld or reserved, in each case in the amount of all payments owed to any contractor, subcontractor or any other Person, and covering the Subject Project Company's liability to such contractors, subcontractors or other Persons, Administrative Agent shall waive the requirements referred to in clause (d) above.

          3.8.3    Substantial Completion; Utility Services.

            (a)  Substantial Completion of the Subject Project shall have occurred and all liquidated damages, if any, then due and payable under the Construction Contracts for the Subject Project (other than liquidated damages that are the subject of a good faith dispute) shall have been paid to the Subject Project Company and deposited into the applicable Accounts in accordance with the Depositary Agreement. Administrative Agent shall have received a certificate of a Responsible Officer of Borrower, dated the Credit Event Date, certifying as to the matters described in the immediately preceding sentence, and such certification shall be confirmed in writing by the Independent Engineer.

            (b)  Administrative Agent shall have received a certificate of a Responsible Officer of Borrower, dated the Credit Event Date, certifying that (i) all utility services, roadway access and fuel, power and water interconnection services necessary for the use, operation and maintenance of the Subject Project are available to the Subject Project Company on commercially reasonable terms, and (ii) all real estate rights necessary for the completion, use, operation and maintenance of the Subject Project have been obtained.

          3.8.4    Annual Operating Budget.    Administrative Agent shall have received the Annual Operating Budget with respect to the Subject Project for the year in which the Subject Project achieved Substantial Completion, which Annual Operating Budget shall have been prepared in a manner consistent with, and in compliance with the requirements set forth in, Section 4.16.2 of the applicable Project Company Guaranty. In the event that such Annual Operating Budget does not, in Administrative Agent's and the Independent Engineer's reasonable opinion, properly reflect the operation of the Subject Project during such year as a result of the actual Substantial Completion Date being different from the anticipated Substantial Completion Date set forth in such Annual Operating Budget, Administrative Agent shall have received an amendment to such Annual Operating Budget properly reflecting the actual Substantial Completion Date.

          3.8.5    Insurance.    Insurance complying with the requirements of Section 4.10 of the applicable Project Company Guaranty shall be in effect and, upon the request of Administrative Agent, evidence thereof shall be provided to Administrative Agent.

          3.8.6    Permits.    All Permits required for the development, construction, ownership, leasing, use, operation and maintenance of the Subject Project shall have been obtained and be in form and substance reasonably satisfactory to Administrative Agent, and Borrower shall have delivered or caused to be delivered to Administrative Agent copies of each such Permit and a certificate of a Responsible Officer of Borrower certifying that all such Permits have been obtained. All such Permits shall be in full force and effect and not be subject to any legal proceeding or to any unsatisfied condition that would reasonably be expected to result in a material modification or revocation, and all applicable appeal periods with respect thereto shall have expired. Except as disclosed in the applicable Permit Schedule, all such Permits shall not be subject to any restriction, condition, limitation or other provision that would reasonably be expected to have a Borrower Material Adverse Effect or a Project Material Adverse Effect with respect to the Subject Project.

          3.8.7    Title Policy.    Administrative Agent shall have received an endorsement to the A.L.T.A. policy delivered to Administrative Agent pursuant to Section 3.2.23 with respect to the Subject Project, confirming and insuring the continued first priority of the Lien on the Mortgaged Property evidenced by the applicable Mortgage(s), subject only to Project Company Permitted Liens (without a mechanics' and materialmen's exception included in such title policy, except where applicable Governmental Rules prevent the deletion of such exception), and such other matters as Administrative Agent may reasonably request.

        3.9    Conditions Precedent to a Borrowing of Construction Loans to be Used for In Kind Equity Payments.    The obligation of the Banks and the Lender Groups to make Construction Loans to be used by Borrower to make In Kind Equity Payments to NEG in respect of In-Kind Equity Contributions made to a Subject Project Company as contemplated by clause (i) of the proviso to Section 5.1.1(a) is subject to the prior satisfaction (or written waiver by Administrative Agent with the consent of the Majority Banks) of each of the following conditions precedent (provided that the conditions precedent set forth in Sections 3.2 and 3.3 shall not apply to the making of Construction Loans to be used by Borrower to make In Kind Equity Payments):

          3.9.1    Credit Event Conditions.    Each of the conditions set forth in Section 3.12 shall be satisfied with respect to Borrower, each Equity Party, the Subject Project Company, each Subject Intermediate Holding Company and the Subject Project as of the Credit Event Date.

          3.9.2    Credit Event Date.    The Credit Event Date must be an Initial Credit Event Date or the Adjustment Date.

          3.9.3    Commitment Reduction.    If the Credit Event Date is the Adjustment Date, each Total Commitment shall have been reduced in accordance with Section 2.3.6(b)(i).

          3.9.4    Construction Requisition.    Borrower shall have delivered a Construction Requisition to Administrative Agent in accordance with the procedures specified in Section 2.1.1(b).

          3.9.5    Maximum Amount.    The amount of such Construction Loans cannot exceed: (a) if the Credit Event Date is the Closing Date, (i) the aggregate amount of In Kind Equity Contributions made on the Credit Event Date in accordance with Section 3.15.2 minus (ii) $450,000,000; or (b) if the Credit Event Date is not the Closing Date, (i) the aggregate amount of In Kind Equity Contributions made on or prior to the Credit Event Date in accordance with Section 3.15.2 less the aggregate amount of all previous In Kind Equity Payments minus (ii) the greater of (A) $450,000,000 and (B) one-half of the then current Total Equity Commitment.

        3.10    Conditions Precedent to a Borrowing of Construction Loans to be Used for Equity Contribution True-Up Reimbursements and/or NEG EPC Guaranty Reimbursements.    The obligation of the Banks and the Lender Groups to make Construction Loans to be used by Borrower to make (x) Equity Contribution True-Up Reimbursements for Equity Contributions made with respect to a Subject Project as contemplated by clause (ii)(A) of the proviso to Section 5.1.1(a) and/or (y) NEG EPC Guaranty

Reimbursements for payments under the NEG EPC Guaranty for a Subject Project as contemplated by clause (ii)(B) of the proviso to Section 5.1.1(a), is subject to the prior satisfaction (or written waiver by Administrative Agent with the consent of the Majority Banks) of each of the following conditions precedent (provided that the conditions precedent set forth in Sections 3.2 and 3.3 shall not apply to the making of Construction Loans to be used by Borrower to make Equity Contribution True-Up Reimbursements and/or NEG EPC Guaranty Reimbursements):

          3.10.1    Credit Event Conditions.    Each of the conditions set forth in Section 3.12 shall be satisfied with respect to Borrower, each Equity Party, the Subject Project Company, each Subject Intermediate Holding Company and the Subject Project as of the Credit Event Date.

          3.10.2    Credit Event Date.    The Credit Event Date must be on or after the Last Completion Date.

          3.10.3    Construction Requisition.    Borrower shall have delivered a Construction Requisition to Administrative Agent in accordance with the procedures specified in Section 2.1.1(b).

          3.10.4    Maximum Amount.    The amount of such Construction Loans to be used for an NEG EPC Guaranty Reimbursement cannot exceed the sum of (a) the aggregate of the remaining Contingencies (if any) for all Approved Projects and (b) the unused amount (if any) in the Borrower Budget. The amount of such Construction Loans to be used for an Equity Contribution True-Up Reimbursement, together with the amount of all previous Construction Loans used for Equity Contribution True-Up Reimbursements, cannot exceed (i) the aggregate amount of all Equity Contributions made or caused to be made by Borrower (less all In Kind Equity Payments) minus (ii) the product of (x) one minus the Maximum Debt to Capitalization Ratio (expressed as a percentage) and (y) the total Project Costs for all Approved Projects.

        3.11    Conditions Precedent to the Substitution of a Project.    Borrower shall have the right to replace one Initial Project (other than the Millennium Project) with a Substitute Project upon the prior satisfaction (or written waiver by Administrative Agent with the consent of (x) the Majority Banks or (y) in the case of Section 3.11.6, each of the Banks and each of the Lender Groups) of each of the following conditions precedent:

          3.11.1    Initial Funding Conditions.    Each of the conditions precedent set forth in Section 3.2 shall be satisfied with respect to the Substitute Project, and the initial Borrowing of Construction Loans shall be made for the Substitute Project, on the date on which the replacement occurs.

          3.11.2    Approved Project.    If the Initial Project is an Approved Project, the conditions set forth in Section 6.4 shall be satisfied with respect to the Approved Project Company that owns the Initial Project; provided that the condition set forth in clause (iii) of Section 6.4(b) shall require the prepayment of Loans in an amount equal to the greater of (a) the amount of Loans that would otherwise be required to be prepaid pursuant such clause (iii) and (b) the aggregate amount of Loans borrowed hereunder in respect of the Initial Project that are outstanding as of the date on which the replacement occurs.

          3.11.3    Credit Event Date.    The Credit Event Date shall be on or prior to the Adjustment Date.

          3.11.4    Credit Event Conditions.    Each of the conditions set forth in Section 3.12 shall be satisfied with respect to Borrower, each Equity Party, each Approved Project Company, each Approved Intermediate Holding Company and each Approved Project (other than any Approved Project Company, Approved Intermediate Holding Company or Approved Project being released pursuant to Section 6.4, if applicable) as of the date on which such replacement occurs.

          3.11.5    Ratings.    If ratings have been assigned to the Obligations as of the date on which such replacement occurs, Administrative Agent shall receive written confirmation from each Rating

  Agency that such ratings will be at least Baa3 in the case of Moody's and at least BBB- in the case of S&P after giving effect to the replacement.

          3.11.6    Diligence Investigation.    Each of the Banks and each of the Lender Groups shall be reasonably satisfied with its diligence investigation of the Substitute Project.

        3.12    Conditions Precedent to Each Credit Event.    The obligation of the Banks and the Lender Groups to effect or permit each Credit Event is subject to the prior satisfaction (or written waiver by Administrative Agent with the consent of the Majority Banks) of each of the following conditions precedent:

          3.12.1    Representations and Warranties.    Each representation and warranty of Borrower, each Equity Party, each Subject Intermediate Holding Company and the Subject Project Company in each Credit Document to which such Person is a party shall be true and correct in all material respects as of the Credit Event Date (unless any such representation and warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).

          3.12.2    No Defaults.    No (a) Borrower Event of Default or Borrower Inchoate Default or (b) Project Event of Default or Project Inchoate Default with respect to the Subject Intermediate Holding Companies, Subject Project Company or Subject Project shall have occurred and be continuing or shall result from such Credit Event.

          3.12.3    No Material Adverse Effect.    Other than as set forth in the Information Memorandum or as previously disclosed to and waived by the Majority Banks in writing on a permanent basis, no event or circumstance having a Borrower Material Adverse Effect or a Project Material Adverse Effect with respect to the Subject Project Company or Subject Project has occurred and is continuing.

          3.12.4    No Litigation.    Other than as set forth in the Information Memorandum or Exhibit G-5B or as previously disclosed to and waived by the Majority Banks in writing on a permanent basis, no action, suit, proceeding or investigation shall have been instituted or threatened which would reasonably be expected to have a Borrower Material Adverse Effect or a Project Material Adverse Effect with respect to the Subject Project Company or Subject Project.

          3.12.5    Regulation.    Other than as set forth in the Information Memorandum or Exhibit G-5B or as previously disclosed to and waived by the Majority Banks in writing on a permanent basis, no order, judgment or decree shall have been issued by any Governmental Authority that, as a result of the development, construction, ownership, leasing, operation, maintenance or use of the Subject Project by the Subject Project Company, the sale of Power, Ancillary Services and, to the extent permitted under the Subject Project Company's FERC tariff, other products and services therefrom by the Subject Project Company, the entering into of any Operative Document or any transaction contemplated hereby or thereby, other than an exercise of foreclosure remedies by Administrative Agent, any Arranger, any Bank, any Lender Group Member, the LC Bank or any Hedge Bank (or any Affiliate of any of the foregoing) pursuant to the Credit Documents, would reasonably be expected to (a) cause or deem Administrative Agent, the Arrangers, the Banks, the Lender Group Members, the LC Bank, any Hedge Bank, Borrower or any Affiliate of any of them to be subject to, or not exempted from, regulation under PUHCA (other than Section 9(a)(2) of PUHCA) or under any state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities, (b) cause or deem Administrative Agent, the Arrangers, the Banks, the Lender Group Members, the LC Bank or any Affiliate of any of them, other than any Approved Project Company, to be subject to, or not exempted from, regulation under the FPA, or (c) cause or deem Borrower to be subject to regulation under the FPA with respect to issuances of securities or the assumption of liabilities.

          3.12.6    No Change in Tax Laws.    Other than as previously disclosed to and waived by the Majority Banks in writing on a permanent basis, since the Closing Date no change shall have been adopted in any tax law or tax regulation or judicial interpretation thereof that would subject any Bank or Lender Group Member to any material unreimbursed Tax or Other Tax (other than Taxes or Other Taxes for which Borrower is not required to indemnify a Lender Group Member pursuant to Section 2.5.4).

          3.12.7    Payment of Filing Fees.    All amounts required to be paid to or deposited with the Banks or the Lender Groups in respect of the Credit Event, and all taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of documents and instruments in connection with the Credit Event, shall have been paid in full or, as approved by the Majority Banks, provided for.

          3.12.8    Operative Documents and Permits.    Each Credit Document and each Major Project Document and material Permit related to the Subject Project shall be in full force and effect in accordance with its terms.

          3.12.9    Debt to Capitalization Ratio.    After giving effect to such Credit Event and any Equity Contributions made on the Credit Event Date, the Debt to Capitalization Ratio shall not exceed the then current Maximum Debt to Capitalization Ratio.

        3.13    No Approval of Work.    The making of any Loan hereunder shall not be deemed an approval or acceptance by Administrative Agent, any Bank or any Lender Group Member of any work, labor, supplies, materials or equipment furnished or supplied with respect to any of the Projects or other assets funded or acquired with the proceeds of the Loans made hereunder.

        3.14    Waiver of Funding; Adjustment of Drawdown Requests.

            (a)  Subject to Section 9.9, notwithstanding the foregoing, the Majority Banks, without waiving any of the rights of any Bank or any Lender Group (or any member thereof) hereunder, shall have the right to effect a Credit Event hereunder without full compliance by Borrower with the conditions described in this Article 3.

            (b)  In the event Administrative Agent determines and the Independent Engineer agrees that an item or items listed in a Construction Requisition as a Project Cost is not properly includible in such Construction Requisition, Administrative Agent may in its reasonable discretion cause to be made a Borrowing of Loans in the amount requested in such Construction Requisition less the amount of such item or items or may reduce the amount of Loans made pursuant to any subsequent Construction Requisition by such amount. In the event that Borrower prevails in any dispute as to whether such Project Costs were properly included in such Construction Requisition, Loans in the amount requested but not initially made shall forthwith be made.

        3.15    Committed Equity Contributions; Available Equity Commitment.

          3.15.1    Cash Equity Contributions.

            (a)  (i) On each Credit Event Date, Borrower shall make, or cause to be made, Cash Equity Contributions in an amount that, after giving effect to (A) the Credit Event occurring on such Credit Event Date and (B) any Alternatively Sourced Equity Contributions made, or caused to be made, by Borrower or any other Credit Party on such Credit Event Date, results in the satisfaction on such Credit Event Date of the condition precedent set forth in Section 3.12.9, provided, however, that if an Inchoate NEG Downgrade Event shall have occurred and be continuing on any date on which Project Costs for any Approved Project are due and payable (whether or not such date is a Credit Event Date), Borrower shall make, or cause to be made, Cash Equity Contributions in an amount that, after giving effect to any

    Alternatively Sourced Equity Contributions then available to pay such Project Costs, is sufficient to pay such Project Costs, and (ii) after the Total Construction Loan Commitment has been fully utilized, on any date on which Project Costs for any Approved Project are due and payable, Borrower shall make, or cause to be made, Cash Equity Contributions in an amount that, after giving effect to any Alternatively Sourced Equity Contributions then available to pay such Project Costs, is sufficient to pay such Project Costs, but in no event shall Borrower be required to make Cash Equity Contributions pursuant to clauses (i) (including pursuant to the proviso thereto) and (ii) above in excess of the then current Available Equity Commitment, plus any Permitted Additional Equity that Borrower has elected in its sole discretion to provide pursuant to Section 3.2.11. All Cash Equity Contributions made pursuant to this clause (a) shall be deposited into the Construction Account and disbursed to pay Project Costs for Approved Projects in accordance with the Borrower Budget and/or the Project Budgets for such Approved Projects pursuant to Section 4.1.2 of the Depositary Agreement.

            (b)  Upon the occurrence of any Borrower Event of Default prior to the Last Completion Date and an exercise of remedies under Section 7.2.4 (or a deemed exercise of remedies as contemplated by the proviso thereto), Borrower shall make, or cause to be made, Cash Equity Contributions in an amount equal to the then current Available Equity Commitment. All Cash Equity Contributions made pursuant to this clause (b) shall be deposited into the Loss Proceeds Account or as otherwise directed by Administrative Agent.

          3.15.2    In-Kind Equity Contributions.    On the Closing Date, Borrower shall make, or cause to be made, In Kind Equity Contributions in an amount equal to or greater than $450,000,000. Borrower may make, or cause to be made, additional In Kind Equity Contributions with respect to an Approved Project on the Initial Credit Event Date for such Approved Project. At least five Banking Days prior to the date on which Borrower proposes to make, or cause to be made, any In Kind Equity Contributions, Borrower shall submit a certificate substantially in the form of Exhibit F-3 (an "In Kind Equity Contributions Certificate") to Administrative Agent (with a copy to the Independent Engineer). The amount of In Kind Equity Contributions set forth in such In Kind Equity Contributions Certificate, as confirmed by Administrative Agent and the Independent Engineer, shall be deemed to be the amount of In Kind Equity Contributions made, or caused to be made, by Borrower on the applicable Initial Credit Event Date.

          3.15.3    Total Equity Commitment.

            (a)  Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, Borrower shall not be required to make, or cause to be made, Equity Contributions in excess of the lesser of (i) $1,000,000,000 and (ii) the Total Equity Commitment, plus in each case any Permitted Additional Equity that Borrower has elected in its sole discretion to provide pursuant to Section 3.2.11. The "Total Equity Commitment" shall be calculated in accordance with this Section 3.15.3.

            (b)  The initial Total Equity Commitment as of the Closing Date shall be equal to the aggregate of the Allocated Portions of the Total Equity Commitment for all Projects that are Approved Projects on the Closing Date. The Total Equity Commitment shall thereafter be increased on each Initial Credit Event Date after the Closing Date by the Allocated Portion of the Total Equity Commitment for the Project that becomes an Approved Project (including a Substitute Project that replaces an Approved Project) on such Initial Credit Event Date.

            (c)  In connection with the transfer by Borrower of 100% of its direct and indirect interests in any Approved Project Company in accordance with Section 6.4, the Total Equity Commitment shall be reduced by the unused Allocated Portion of the Total Equity Commitment for the Approved Project being transferred.

            (d)  On the Last Completion Date (after giving effect to all Borrowings made on such date and all Equity Contributions made or required to be made on such date), the unused Total Equity Commitment shall be reduced to zero.

          3.15.4    Available Equity Commitment.    The "Available Equity Commitment" on any date of determination shall be equal to (a) the Total Equity Commitment, as increased and/or decreased in accordance with Section 3.15.3, minus (b) all Committed Equity Contributions made on or prior to such date, minus (c) all Alternatively Sourced Equity Contributions made on or prior to such date and credited against the Total Equity Commitment in accordance with Section 3.7, minus (d) the aggregate amount of Incremental Commitments as of such date (up to a maximum of the aggregate of the original Supplemental Equity Commitments for all then Approved Projects), plus (e) all In Kind Equity Payments made on or prior to such date in accordance with Section 3.9; provided that the Available Equity Commitment shall at no time be less than zero.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

        Borrower makes the following representations and warranties to and in favor of the Secured Parties as of the Closing Date and as of each Credit Event Date, in each case to the extent set forth in Article 3.

        4.1    Organization; Powers.    Borrower (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite limited liability company power, authority and legal right to own and lease the property and assets it purports to own or lease and to carry on its business as now being conducted and as proposed to be conducted; (c) is duly qualified to do business in each other jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Borrower Material Adverse Effect; and (d) has all requisite limited liability power and authority to execute, deliver and perform its obligations under each Operative Document and each other agreement or instrument contemplated thereby to which it is a party.

        4.2    Authorization and No Legal Bar.    The execution, delivery and performance by Borrower of each Operative Document to which it is a party and the consummation of the transactions contemplated thereby (a) have been duly authorized by all requisite action, including, if required, member action on the part of Borrower, and (b) will not (i) violate, result in the breach of or constitute a default under any Legal Requirement applicable to or binding on Borrower or any contract, instrument or other document to which it is a party or by which it is bound, (ii) be in conflict with or result in a breach of the limited liability company agreement of Borrower or constitute (alone or with notice or lapse of time or both) a Borrower Event of Default or Borrower Inchoate Default or (iii) result in or require the creation or imposition of any Lien (other than a Borrower Permitted Lien) upon or with respect to any of the Borrower Collateral.

        4.3    Enforceability.    Each Operative Document to which Borrower is a party has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights and remedies generally and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        4.4    Consents.    No consent or other action by any holder or trustee of any indebtedness or other obligations of Borrower or by any other Person is or will be required by Borrower in connection with the execution, delivery and performance by Borrower of each Operative Document to which it is a party and the consummation of any of the transactions contemplated thereby, except such as have been made or obtained and are in full force and effect.

        4.5    Compliance with Law.    Except as set forth in Exhibit G-5A and with respect to which arrangements reasonably satisfactory to Administrative Agent have been made, Borrower is in compliance with all Legal Requirements applicable to Borrower, except for such noncompliance as in any case would not reasonably be expected to have a Borrower Material Adverse Effect.

        4.6    Existing Defaults.    No Borrower Event of Default or Borrower Inchoate Default has occurred and is continuing. Borrower has not received any notice of default under any agreement relating to any obligation of Borrower for or with respect to borrowed money.

        4.7    Litigation

          4.7.1    As of the Closing Date, except as set forth in Exhibit G-5B or the Information Memorandum, there is no (a) injunction, writ, preliminary restraining order or other order of any nature by an arbitrator, court or any other Governmental Authority, or (b) action, suit, arbitration, investigation or proceeding at law or in equity by or before any arbitrator, court or any other Governmental Authority, pending against Borrower or, to the best of Borrower's knowledge, threatened against Borrower or any property or other assets or rights of Borrower.

          4.7.2    As of each Credit Event Date, except as set forth in Exhibit G-5B or the Information Memorandum, there is no (a) injunction, writ, preliminary restraining order or other order of any nature by an arbitrator, court or any other Governmental Authority, or (b) action, suit, arbitration, investigation or proceeding at law or in equity by or before any arbitrator, court or any other Governmental Authority, pending against Borrower or, to the best of Borrower's knowledge, threatened against Borrower or any property or other assets or rights of Borrower, in each case which would reasonably be expected to have a Borrower Material Adverse Effect.

        4.8    Labor Disputes and Acts of God.    Neither the business nor the properties of Borrower or any Equity Party are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), in each case which would reasonably be expected to have a Borrower Material Adverse Effect.

        4.9    Taxes.    Borrower has filed, or caused to be filed, all Federal, state, local and foreign tax and information returns that are required to have been filed by it in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent the same have become due and payable, except to the extent there is a good faith contest thereof by appropriate proceedings by Borrower which are described in Exhibit G-5C and for which Borrower shall have set aside adequate reserves to the extent required by GAAP.

        4.10    Regulation.    So long as the Approved Project Companies continue to be Exempt Wholesale Generators, none of Borrower, Administrative Agent, any Bank, any Lender Group Member, the LC Bank or any Hedge Bank, nor any Affiliate of any of them, will, solely as a result of the development, construction, ownership, leasing, use, operation or maintenance of the Approved Projects, the sale of Power, Ancillary Services or, to the extent permitted under the Approved Project Companies' FERC tariffs, other products and services therefrom or the entering into of any Operative Document in respect thereof or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under PUHCA (other than Section 9(a)(2) of PUHCA) or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities. Except in the event of the exercise of foreclosure remedies pursuant to the Credit Documents by Administrative Agent, any Bank, any Lender Group Member, the LC Bank or any Hedge Bank (or any Affiliate of any of the foregoing), none of Administrative Agent, any Bank, any Lender Group Member, the LC Bank or any Hedge Bank, nor any Affiliate of any of them, other than any Approved Project Company, will, solely as a result of the development, construction, ownership, leasing, use, operation or maintenance of the Approved Projects, the sale of Power, Ancillary Services or, to the extent permitted under the Approved Project Companies' FERC tariffs, other products and services therefrom or the entering into of any Operative Document in respect thereof or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under the FPA. Borrower is not subject to regulation as a "public utility", an "electric utility" or a "transmitting utility" under the FPA. Borrower is not subject to regulation under any Governmental Rule as to securities, rates or financial or organizational matters that would preclude the making or repayment of any Loans, or the incurrence by Borrower of any of the Obligations or the execution, delivery and performance by Borrower of the Operative Documents to which it is a party.

        4.11    Private Offering by Borrower.    Assuming that the Banks and the Lender Groups are acquiring the Notes for investment purposes only, and not for purposes of resale or distribution thereof except for assignments or participations as provided in Sections 2.1.7, 9.13 and 9.14, no registration of the Notes under the Securities Act of 1933, as amended, or under the securities laws of the State of New York, or any other state in which an Approved Project is located is required in connection with the offering, issuance and sale of the Notes hereunder. Neither Borrower nor anyone acting on its behalf has taken, or will take, any action which would subject the offering, issuance or sale of the Notes to Section 5 of the Securities Act of 1933, as amended.

        4.12    Investment Company Act.    Borrower is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

        4.13    Margin Stock.    Borrower is not engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purposes of purchasing or carrying any margin stock, within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any regulations, interpretations or rulings thereunder. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" as so defined, or for extending credit to others for the purpose of purchasing or carrying margin stock, or for any purpose which would violate, or cause a violation of, any such regulation, interpretation or ruling.

        4.14    ERISA and Employees.    Borrower does not sponsor, maintain, administer, contribute to, participate in, or have any obligation to contribute to or any liability under, any ERISA Plan, nor since the date which is six years immediately preceding the Closing Date has Borrower established, sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or liability under, any ERISA Plan. Borrower and each of its Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA and the Code and all other laws applicable to ERISA Plans, including the Age Discrimination in Employment Act, the Americans With Disabilities Act and Title VII of the Civil Rights Act. Borrower does not have any employees.

        4.15    Disclosure.    Neither this Agreement nor any certificate or other documentation (excluding the Borrower Budget, the Project Budgets, the Annual Operating Budgets and the Base Case Project Projections) furnished to Administrative Agent, the Arrangers and/or any Independent Consultant, by or, to the best knowledge of Borrower, on behalf of, NEG or Borrower on or prior to the Closing Date in connection with the transactions contemplated by the Operative Documents or the design, description, testing or operation of a Project (taken as a whole), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading under the circumstances in which they were made at the time such statements are made. As of the Closing Date, there is no fact known to Borrower which has had or would reasonably be expected to have a Borrower Material Adverse Effect which has not been set forth in this Agreement or in the other documents, certificates and written statements furnished to Administrative Agent, the Arrangers and/or the Independent Consultants by or on behalf of Borrower in connection with the transactions contemplated hereby.

        4.16    Budgets.    Borrower has prepared the Borrower Budget, the Project Budgets and the Annual Operating Budgets and is responsible for developing the assumptions on which the Borrower Budget, the Project Budgets and the Annual Operating Budgets are based; and the Borrower Budget, the Project Budgets and the Annual Operating Budgets (a) as of the date delivered, updated or supplemented, are based on reasonable assumptions, (b) as of the date delivered, updated or supplemented, are consistent with the provisions of the Operative Documents in effect as of such date, and (c) as of the date delivered, updated or supplemented, indicate that the estimated Project Costs with respect to a Project will not exceed funds available (including Committed Equity Contributions) to pay Project Costs with respect to such Project.

        4.17    Financial Statements.    In the case of each financial statement and the accompanying information delivered by Borrower hereunder (including financial statements of Borrower, the Project Companies, each Equity Party and any other Affiliated Major Project Participants delivered pursuant to Sections 3.1.13, 3.2.19 and 5.3, but excluding any financial statements of any Major Project Participant which is not an Affiliate of NEG), each such financial statement and the accompanying information have been prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the Persons described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Except for obligations under the Operative Documents to which it is a party, Borrower does not (and will not following the funding of the initial Loans) have any contingent obligations, unmatured liabilities, contingent liability or liability for taxes, long-term lease or forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, financial condition or prospects of Borrower and the Approved Project Companies taken as a whole.

        4.18    Ownership; Other Obligations.

          (a)  The membership interests in Borrower are duly authorized and validly issued. As of the Closing Date, PG&E Generating Energy Group, LLC is the sole member of Borrower and Borrower is an indirect wholly-owned Subsidiary of NEG. There are no options, warrants, convertible securities or other rights to acquire any of the membership interests in Borrower.

          (b)  All of the Approved Project Companies are direct wholly-owned Subsidiaries of the applicable Approved Intermediate Holding Companies and all of the Approved Intermediate Holding Companies are direct wholly-owned Subsidiaries of Borrower; provided that (i) Borrower owns a 1% direct equity interest in each of Covert Generating Company, LLC and Harquahala Generating Company, LLC, and (ii) Magnolia Power Corporation (which directly owns a 50% general partnership interest in Millennium Power Partners, L.P.) is a direct wholly-owned Subsidiary of Osprey Power Corporation, which is a direct wholly-owned Subsidiary of Borrower. All of the equity interests in the Approved Project Companies and the Approved Intermediate Holding Companies are duly authorized, validly issued and, if applicable, fully paid and nonassessable. There are no options, warrants, convertible securities or other rights to acquire any equity interests in any Approved Project Company or Approved Intermediate Holding Company. Each Approved Project Company holds title to only one Approved Project and each Approved Intermediate Holding Company owns an equity interest in only one Approved Project Company.

          (c)  Borrower (i) does not own equity interests in any Person other than the Approved Intermediate Holding Companies and (ii) is not a party to or bound by any material contract other than the Credit Documents to which it is a party.

        4.19    Intellectual Property.    Borrower has obtained the right to use all patents, trademarks, copyrights and other such rights or adequate licenses therein which are necessary for the operation of its business, free from restrictions which would reasonably be expected to have a Borrower Material Adverse Effect.

        4.20    Offices; Location of Borrower Collateral.

          4.20.1    The chief executive office or principal place of business (as such term is used in Article 9 of the Uniform Commercial Code as in effect in each state where the Borrower Collateral is located and the State of New York from time to time) of Borrower is set forth in Exhibit Q hereto (as such exhibit may be supplemented from time to time upon 30 days' notice to Administrative Agent pursuant to Section 6.13). Borrower's organizational identification number is 3403269.

          4.20.2    The location of Borrower's books of accounts and records is set forth in Exhibit Q hereto (as such exhibit may be supplemented from time to time by 30 days' notice to Administrative Agent pursuant to Section 6.13).

        4.21    Borrower Collateral.

          4.21.1    As of the Closing Date, (a) all filings, recordings and other actions required to provide Administrative Agent, for the benefit of the Secured Parties, with a valid and perfected security interest in the Borrower Collateral in existence as of the Closing Date (other than Borrower Collateral in which a security interest can be perfected by possession), subject to no Liens other than Borrower Permitted Liens, are described in Part I of Exhibit D-5 and have been taken, and (b) all Borrower Collateral in existence as of the Closing Date in which a security interest can be perfected by possession has been delivered to Administrative Agent.

          4.21.2    As of each Credit Event Date (other than the Closing Date), (a) all filings, recordings and other actions required to provide Administrative Agent, for the benefit of the Secured Parties, with a valid and perfected security interest in the Borrower Collateral in existence as of such Credit Event Date (other than Borrower Collateral in which a security interest can be perfected by possession), subject to no Liens other than Borrower Permitted Liens, (x) are described in Part I of Exhibit D-5and have been taken, or (y) have been notified to Administrative Agent in writing and have been taken, and (b) all Borrower Collateral in existence as of such Credit Event Date in which a security interest can be perfected by possession has been delivered to Administrative Agent.

ARTICLE 5.
AFFIRMATIVE COVENANTS OF BORROWER

        Borrower covenants and agrees that, so long as any of the Commitments shall remain in effect and until payment and performance in full of all of the Obligations, Borrower shall perform the covenants set forth in this Article 5 (unless waived in accordance with Section 9.9 of this Agreement).

        5.1    Use of Proceeds and Revenues.

          5.1.1    Proceeds.    (a) Construction Loans. Unless otherwise expressly provided herein or in the Depositary Agreement, Borrower shall on-lend or contribute the proceeds of all Construction Loans to the applicable Approved Project Company (directly or through the applicable Approved Intermediate Holding Companies) (provided that the proceeds of Construction Loans to be used to pay Project Costs for the Athens Project pursuant to the Building Loan Agreement shall be on-lent directly by Borrower to Athens Generating Company, L.P.); provided, however, that (i) Borrower may use the proceeds of Construction Loans borrowed on an Initial Credit Event Date or on the Adjustment Date to make payments to NEG in respect of In Kind Equity Contributions made or caused to be made by Borrower with respect to an Approved Project pursuant to Section 3.15.2 so long as the conditions precedent set forth in Section 3.9 are satisfied as of the date on which such Construction Loans are made, and (ii) Borrower may use the proceeds of Construction Loans borrowed on the Last Completion Date, (A) first, in the event an Inchoate NEG Downgrade Event shall have occurred prior to such date, to make payments to NEG in respect of Equity Contributions made or caused to be made by Borrower with respect to an Approved Project pursuant to the proviso contained in clause (i) of Section 3.15.1(a), and (B) thereafter, to reimburse

  NEG for payments made under the NEG EPC Guaranties to pay Project Costs for Approved Projects, so long as, in each case, the conditions precedent set forth in Section 3.10 are satisfied as of the date on which such Construction Loans are made.

          (b)    Working Capital Loans.    Unless otherwise expressly provided herein or in the Depositary Agreement, Borrower shall (i) on-lend or contribute the proceeds of all Working Capital Loans to be used to pay O&M Costs, as specified in the applicable Notice of Working Capital Borrowing, to the applicable Approved Project Company (directly or through the applicable Approved Intermediate Holding Companies), and (ii) deposit the proceeds of all Working Capital Loans to be used to pay interest on Loans or scheduled payment obligations under Interest Rate Agreements, as specified in the applicable Notice of Working Capital Loan Borrowing, in the Debt Payment Account, and use such proceeds to pay interest on Loans that is due and payable in accordance with this Agreement.

          (c)    Project Letters of Credit.    Borrower shall use the Project Letters of Credit to support the obligations of the Approved Project Companies under LC Eligible Project Documents.

          (d)    DSR Letter of Credit.    Borrower shall use the DSR Letter of Credit to support its obligation to maintain the DSR Required Balance in the Debt Service Reserve Account pursuant to Section 4.6 of the Depositary Agreement.

          5.1.2    Revenues.    (a) Prior to the Last Completion Date. Unless otherwise expressly provided herein or in the Depositary Agreement, Borrower shall deposit, or cause to be deposited, all Project Revenues (other than Loss Proceeds) distributed to or otherwise received by Borrower prior to the Last Completion Date in the Pre-Completion Revenue Account to be applied in accordance with Section 4.2.2 of the Depositary Agreement.

          (b)    On and After the Last Completion Date.    Unless otherwise expressly provided herein or in the Depositary Agreement, Borrower shall deposit, or cause to be deposited, all Project Revenues (other than Loss Proceeds) distributed to or otherwise received by Borrower on or after the Last Completion Date in the Post-Completion Revenue Account to be applied in accordance with Section 4.3.2 of the Depositary Agreement.

          (c)    Loss Proceeds.    Unless otherwise expressly provided herein or in the Depositary Agreement, Borrower shall deposit, or cause to be deposited, all Loss Proceeds distributed to or otherwise received by Borrower in the Loss Proceeds Account to be applied in accordance with Section 4.8.2 of the Depositary Agreement.

        5.2    Notices.    Borrower shall promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, give written notice (together with copies of any underlying notices or other documentation) to Administrative Agent of:

          5.2.1    Any action, suit, arbitration or litigation pending or, to the best knowledge of Borrower, threatened against Borrower or any Equity Party and involving claims against any such Person in excess of $4,000,000, in the case of Borrower, or $10,000,000, in the case of an Equity Party, in the aggregate per year or involving any injunctive, declaratory or other equitable relief that, if adversely determined, would reasonably be expected to have a Borrower Material Adverse Effect, such notice to include, if reasonably requested by Administrative Agent, copies of all material papers filed in such litigation involving Borrower or an Equity Party, and such notice to be given monthly if any such papers have been filed since the last notice given;

          5.2.2    Any dispute or disputes which may exist between Borrower or any Equity Party and any Governmental Authority and which involve (a) claims against any such Person which exceed $4,000,000, in the case of Borrower, or $10,000,000, in the case of an Equity Party, in the aggregate per year, (b) injunctive or declaratory relief, or (c) any Liens (other than Borrower Permitted Liens) relating to an Approved Project for taxes due but not paid;

          5.2.3    Any Borrower Event of Default or Borrower Inchoate Default, together with a description of any action being taken or proposed to be taken with respect thereto;

          5.2.4    Any matter which has had, or, in Borrower's reasonable judgment, would reasonably be expected to have, a Borrower Material Adverse Effect;

          5.2.5    Promptly, but in no event later than 30 days prior to any transfer of NEG's direct or indirect interests in Borrower, notice thereof, which notice shall describe such transfer in reasonable detail; and

          5.2.6    Any receipt of or change in ratings given to any Equity Party, Borrower or the Obligations by Moody's or S&P, including the placement of any such Person on "credit watch negative" or a similar status.

        Notwithstanding the foregoing, Borrower shall not be required give notice of any matter described in this Section 5.2 that is not directly related to Borrower or any Equity Party and is described in any Form 10-K, 10-Q or 8-K or other form or document filed by Borrower or any of its Affiliates with the Securities and Exchange Commission and available on the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, so long as Borrower provides Administrative Agent with notice of such filing within the applicable time period set forth in this Section 5.2, including the location of the relevant matter within such filing and a general description of such matter.

        5.3    Financial Statements.    Borrower shall deliver or cause to be delivered to Administrative Agent, in form and detail reasonably satisfactory to Administrative Agent:

          (a)  As soon as available and in any event within 60 days after the end of each of the first three quarters of the fiscal year of the applicable Person, a consolidated balance sheet of each Equity Party and Borrower as of the end of such quarter and the related statements of income for such quarter and for the portion of the fiscal year ended at the end of such quarter, and the related statement of cash flows for such quarter and for the portion of the fiscal year ended at the end of such quarter, in each case setting forth comparative figures for the previous dates and periods, to the extent available, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by a Responsible Officer of the applicable Person;

          (b)  as soon as available and in any event within 120 days after the end of each fiscal year of the applicable Person, an audited consolidated balance sheet of each Equity Party and Borrower as of the end of such fiscal year and the related audited statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, to the extent available, all reported on by an independent public accountant of nationally recognized standing; and

          (c)  each time financial statements are delivered under Section 5.3(a) or (b) above, along with such financial statements, a certificate signed by a Responsible Officer of the applicable Person, certifying that such officer has made or caused to be made a review of the transactions and financial condition of such Person during the relevant fiscal period and that such review has not, to the best of such Responsible Officer's knowledge, disclosed the existence of any event or condition which constitutes a Borrower Event of Default or Borrower Inchoate Default, or if any such event or condition existed or exists, the nature thereof and the corrective actions that such Person has taken or proposes to take with respect thereto, and also certifying that such Person is in compliance with all applicable material provisions of each Credit Document to which such Person is a party or, if such is not the case, stating the nature of such non-compliance and the corrective actions which such Person has taken or proposes to take with respect thereto;

provided that Borrower shall not be required to provide any such financial statements to the extent the financial statements have been filed by the applicable Person with the Securities and Exchange Commission and are available on the Commission's Electronic Data Gathering, Analysis and Retrieval

(EDGAR) system, so long as Borrower provides Administrative Agent with notice of such filing within the applicable time period set forth in this Section 5.3.

        5.4    Inspection of Books and Records.    Borrower shall keep proper books of accounts and records in accordance with GAAP and in compliance in all material respects with all applicable Legal Requirements and make the same available for inspection by Administrative Agent.

        5.5    Compliance with Laws.    Borrower shall comply with all applicable Legal Requirements, except where non-compliance would not reasonably be expected to have a Borrower Material Adverse Effect.

        5.6    Existence, Conduct of Business, Etc.    Borrower shall (a) maintain and preserve its existence as a limited liability company formed under the laws of the State of Delaware and all material rights, privileges and franchises necessary or desirable in the normal conduct of its business, (b) engage only in the business contemplated by the Credit Documents and (c) perform all of its contractual obligations under the Credit Documents.

        5.7    Calculation of Ratios.

          5.7.1    Debt Service Coverage Ratio.    At least 10 days prior to each day on which the Debt Service Coverage Ratio is required to be calculated hereunder, Borrower shall deliver to Administrative Agent a certificate in the form of Exhibit C-6A with the calculation of the Debt Service Coverage Ratio as of such required calculation date. Administrative Agent shall notify Borrower of any manifest errors in the calculation of the Debt Service Coverage Ratio within five days of receipt of Borrower's certificate, and Borrower shall correct any such manifest errors. The Debt Service Coverage Ratio shall be calculated in a manner which is consistent with and supported by the conclusions set forth in the most recently delivered Independent Consultants' reports, Independent Market Forecast and Base Case Project Projections.

          5.7.2    Debt to Capitalization Ratio.    At least 10 days prior to each day on which the Debt to Capitalization Ratio is required to be calculated hereunder, Borrower shall deliver to Administrative Agent a certificate in the form of Exhibit C-6B with the calculation of the Debt to Capitalization Ratio as of such required calculation date. Administrative Agent shall notify Borrower of any manifest errors in the calculation of the Debt to Capitalization Ratio within five days of receipt of Borrower's certificate, and Borrower shall correct any such manifest errors. The Debt to Capitalization Ratio shall be calculated in a manner which is consistent with and supported by the conclusions set forth in the most recently delivered Independent Consultants' reports, Independent Market Forecast and Base Case Project Projections. Equity Contributions shall be included in the calculation of the Debt to Capitalization Ratio only to the extent such amounts were used to pay Project Costs as specified in the Borrower Budget and/or the applicable Project Budget.

        5.8    Indemnification.

          5.8.1    (a) Borrower shall indemnify, defend and hold harmless the Arrangers, Administrative Agent, the Depositary Agent, the LC Bank, each Bank, each Lender Group Member, each Asset Securitization Company, each Liquidity Provider and each Hedge Bank, and in their capacities as such, their respective officers, directors, shareholders, controlling Persons, affiliates, employees, agents and servants (collectively, the "Indemnitees") from and against any and all claims, obligations, liabilities, losses, costs or expenses (including reasonable attorneys' fees and disbursements), penalties, actions and suits (other than with respect to any taxes or similar claims, the indemnification of which is covered solely under Sections 2.5.4 and 2.7.3) which any of them may incur or which may be claimed against any of them (collectively, "General Subject Claims"), in any way arising out of or in connection with this Agreement (including the execution, delivery, enforcement, performance and administration of, and the syndication of Commitments under, this Agreement), the other Operative Documents, any of the transactions contemplated hereby or thereby or any Project (including the actual or proposed use of proceeds of any Loans).

          (b)  Without limiting the generality of clause (a) above, Borrower further agrees to indemnify and hold harmless each Indemnitee from and against any and all claims, losses, liabilities, suits, obligations, fines, damages, judgments, penalties, charges, costs and expenses (including reasonable attorneys' fees and disbursements) (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) which may be imposed on, incurred or paid by or asserted against such Indemnitee (collectively, "Environmental Subject Claims" and, together with General Subject Claims, "Subject Claims") in connection with the Release or presence of any Hazardous Substances at any Project or Site, whether foreseeable or unforeseeable, including all costs of removal and disposal of such Hazardous Substances, all reasonable costs required to be incurred in (i) determining whether a Project is in compliance and (ii) causing such Project to be in compliance, with all applicable Legal Requirements, all reasonable costs associated with claims for damages to Persons or property, and reasonable attorneys' and consultants' fees and court costs.

          5.8.2    The foregoing indemnities shall not apply with respect to an Indemnitee to the extent that any Subject Claim is found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, but shall continue to apply to other Indemnitees.

          5.8.3    Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Borrower, any other Credit Party or any of their respective shareholders, affiliates or creditors for or in connection with this Agreement, the other Operative Documents or any of the transactions contemplated hereby or thereby, except to the extent such liability is found in a final, non-appealable court of competent jurisdiction to have resulted from such Indemnitee's gross negligence or willful misconduct.

          5.8.4    The provisions of this Section 5.8 shall survive foreclosure of the Collateral Documents and satisfaction or discharge of the Credit Parties' obligations hereunder and under the other Credit Documents, and shall be in addition to any other rights and remedies of the Secured Parties.

          5.8.5    In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify Borrower of the commencement thereof, and Borrower shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that Borrower desires, to assume and control the defense thereof; provided, however, that Borrower shall not settle or compromise any Subject Claim on behalf of such Indemnitee without such Indemnitee's prior written consent (a) unless such settlement or compromise includes an unconditional release of such Indemnitee from, and holds such Indemnitee harmless against, all liability arising out of such claim, action, proceeding or investigation or (b) if the settlement or compromise involves any non-monetary relief to be performed, or admission of guilt or wrongdoing, by such Indemnitee. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by Borrower. Notwithstanding the foregoing, Borrower shall not be entitled to assume and control the defense of any such action, suit or proceedings if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a conflict of interest between such Indemnitee and Borrower or between such Indemnitee and another Indemnitee (unless such conflict of interest is waived in writing by the affected Indemnitees), and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Borrower shall pay the reasonable expenses of such Indemnitee in such defense.

          5.8.6    Upon payment of any Subject Claim by Borrower pursuant to this Section 5.8 or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims.

          5.8.7    Any amounts payable by Borrower pursuant to this Section 5.8 shall be regularly payable within 30 days after Borrower receives an invoice for such amounts from any applicable Indemnitee, and if not paid within such 30-day period shall bear interest at the Default Rate.

          5.8.8    Notwithstanding anything to the contrary set forth herein, Borrower shall not, in connection with any one legal proceeding or claim, or separate but related proceedings or claims arising out of the same general allegations or circumstances, in which the interests of the Indemnitees do not materially differ, be liable to the Indemnitees (or any of them) under any of the provisions set forth in this Section 5.8 for the fees and expenses of more than one separate firm of attorneys (which firm shall be selected by the affected Indemnitees, or upon failure to so select, by Administrative Agent), exclusive of any appropriate local counsel.

          5.8.9    If, for any reason whatsoever, the indemnification provided under this Section 5.8 is unavailable to any Indemnitee or is insufficient to hold it harmless to the extent provided in this Section 5.8, then provided such payment is not prohibited by or contrary to any applicable Legal Requirement or public policy, Borrower shall contribute to the amount paid or payable by such Indemnitee as a result of the Subject Claim in such proportion as is appropriate to reflect the relative economic interests of Borrower and its Affiliates on the one hand, and such Indemnitee on the other hand, in the matters contemplated by this Agreement as well as the relative fault of Borrower (and its Affiliates) and such Indemnitee with respect to such Subject Claim, and any other relevant equitable considerations.

          5.8.10    Notwithstanding anything to the contrary set forth herein, no Lender Group Member, Asset Securitization Company or Liquidity Provider shall receive any greater amount under this Section 5.8 than it would have received had it been a Bank. Any amounts not paid by operation of the limitations set forth in Sections 2.5.4, 2.7.3, 2.7.4 and 2.8 shall not be recoverable under this Section 5.8.

        5.9    Further Assurances.

          5.9.1    Borrower shall preserve the security interests in the Borrower Collateral and upon request by Administrative Agent undertake all actions which are necessary or advisable or which are reasonably requested by Administrative Agent to (a) maintain Administrative Agent's security interest in the Borrower Collateral in full force and effect at all times (including the priority thereof), and (b) preserve and protect the Borrower Collateral and protect and enforce Borrower's rights and title and the rights of Administrative Agent to the Borrower Collateral, including the making or delivery of all filings and recordations, the payment of fees and other charges and the issuance of supplemental documentation.

          5.9.2    Borrower shall perform such reasonable acts as may be necessary to carry out the intent of this Agreement and the other Credit Documents.

          5.9.3    Without limiting the generality of Section 5.9.1, Borrower shall cause the equity interests in the Approved Project Companies and the Approved Intermediate Holding Companies to be "certificated securities" as defined in Article 8 of the UCC.

          5.9.4    Notwithstanding anything in this Agreement or any other Credit Document to the contrary, Borrower shall not be required to enforce its rights or exercise its remedies under the Building Loan Documents.

        5.10    Market Forecasts.    Borrower shall furnish or cause to be furnished to Administrative Agent no later than three months prior to the expected Last Completion Date (according to the Project Schedules) and on or prior to each anniversary of the actual Last Completion Date thereafter, a forecast (an "Independent Market Forecast") prepared by the Power Market Consultant or another independent nationally recognized forecasting consultant reasonably acceptable to Administrative Agent, which forecasts (a) electricity prices for the markets relevant to the Approved Projects and (b) gas prices on a delivered basis to the Approved Projects, in each case on at least an annual basis through the period set forth in the Base Case Project Projections most recently delivered hereunder. In preparing any projections for purposes of calculating the Debt Service Coverage Ratio, Borrower shall use the most recently prepared Independent Market Forecast.

        5.11    Revenue Payments to Borrower.    Borrower shall cause the Approved Project Companies to distribute all Project Revenues, Loss Proceeds and other amounts received by the Approved Project Companies to Borrower and shall deposit such amounts into the applicable Accounts in accordance with the Depositary Agreement.

        5.12    Taxes.    Borrower shall pay and discharge promptly when due all material taxes and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside, and failure to pay or comply with the contested item would not reasonably be expected to have a Borrower Material Adverse Effect.

        5.13    Interest Rate Protection.

          5.13.1    Compliance with Interest Rate Agreements.

            (a)  Within 30 days after the Initial Credit Event Date for each Approved Project, Borrower shall enter into with one or more Hedge Banks one or more Interest Rate Agreements in a notional amount equal to at least 50% of the Allocated Portion of the Total Construction Loan Commitment for such Approved Project through the scheduled Final Maturity Date and, thereafter, at all times comply with and maintain in full force and effect such Interest Rate Agreements.

            (b)  In the event that the yield on 10-year U.S. Treasury Bonds exceeds 8.50% for five consecutive Banking Days, within 10 Banking Days of such date, Borrower shall enter into with one or more Hedge Banks one or more Interest Rate Agreements in a notional amount equal to, when combined with the notional amounts under the Interest Rate Agreements entered into pursuant to clause (a) of this Section 5.13.1, at least 90% of the Allocated Portions of the Total Construction Loan Commitment for all Approved Projects through the scheduled Final Maturity Date and, thereafter, at all times comply with and maintain in full force and effect such Interest Rate Agreements.

          5.13.2    Hedge Breaking Fees.    To the extent required pursuant to the terms of the Hedge Transactions, Borrower shall pay all costs, fees and expenses incurred by the Hedge Banks in connection with any unwinding, breach or termination of such Hedge Transactions ("Hedge Breaking Fees"), all to the extent provided in and as calculated pursuant to the applicable Interest Rate Agreements.

          5.13.3    Security.    Each Interest Rate Agreement provided by a Hedge Bank hereunder, including all Hedge Transactions thereunder entered into in accordance with the terms of this Agreement, and all Hedge Breaking Fees shall be and are hereby secured by the Collateral Documents, pari passu with the Loans. The parties hereto agree that, for purposes of the sharing of Collateral and voting on the exercise of remedies under the Credit Documents, each Hedge Bank, in its capacity as such, shall be deemed to have a Proportionate Share equal to the amount of Hedge Breaking Fees that would be owed by Borrower to such Hedge Bank under any Hedge Transaction if an Early Termination Date (as defined in the applicable Interest Rate Agreement) were to occur on the date of determination of such Proportionate Share.

          5.13.4    Bank Participation.    At the election of the Hedge Bank party to any Interest Rate Agreement, the Banks and the Lender Groups may participate in such Interest Rate Agreement and the Hedge Transactions thereunder in proportion to (i) in the case of the Banks, their respective Proportionate Shares and (ii) in the case of a Lender Group, such Lender Group's Proportionate Share, by means of a risk sharing agreement in form and substance reasonably satisfactory to the participating Banks and Lender Groups, provided that if the lending office of any such Bank or any applicable Lender Group Member is in the State of New York, such Bank or such Lender Group Member may designate another branch to enter into such risk sharing agreement.

        5.14    Intercompany Loans.    Borrower shall cause all Debt issued by a Credit Party to another Credit Party (other than pursuant to the Building Loan Agreement) to be evidenced by an Intercompany Note, and shall cause such Intercompany Note to be included in the Collateral and the original thereof to be promptly delivered to Administrative Agent.

ARTICLE 6.
NEGATIVE COVENANTS OF BORROWER

        Borrower covenants and agrees that, so long as any of the Commitments shall remain in effect and until payment and performance in full of all of the Obligations, Borrower shall perform the covenants set forth in this Article 6 (unless waived in accordance with Section 9.9 of this Agreement).

        6.1    Contingent Liabilities.    Except for the consummation of the transactions pursuant to this Agreement and the other Credit Documents, Borrower shall not become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person; provided, however, that this Section 6.1 shall not be deemed to prohibit the incurrence, creation, assumption or existence of Borrower Permitted Debt.

        6.2    Limitations on Liens.    Borrower shall not create, assume or suffer to exist any Lien securing a charge or obligation on any properties or assets of Borrower, real or personal, whether now owned or hereafter acquired, except Borrower Permitted Liens.

        6.3    Indebtedness.    Borrower shall not incur, create, assume or permit to exist any Debt, except Borrower Permitted Debt.

        6.4    Sale of Assets.    (a) Borrower shall not sell, lease, assign, transfer or otherwise dispose of any of its properties or assets, whether now owned or hereafter acquired, except that (x) Borrower may assign any Interest Rate Agreement in accordance with the terms thereof so long as following such assignment Borrower continues to be in compliance with Section 5.13, and (y) on or after March 31, 2002, Borrower may transfer 100% (but not less than 100%) of its direct and indirect interests in any Approved Project Company to any other Person (other than a Credit Party) if the following conditions are satisfied at the time of the proposed transfer:

            (i)  no Borrower Event of Default, Borrower Inchoate Default, Project Event of Default (except with respect to the Approved Project Company being transferred) or Project Inchoate Default (except with respect to the Approved Project Company being transferred) shall exist as of the date of the proposed transfer;

          (ii)  Administrative Agent shall have received written confirmation from each Rating Agency that the ratings assigned to the Obligations after giving effect to the proposed transfer will be at least Baa3 in the case of Moody's and at least BBB- in the case of S&P;

          (iii)  Borrower shall (A) prepay Construction Loans (with amounts other than amounts in any Account or otherwise constituting Collateral, which amounts may include the proceeds of the proposed transfer) in an amount such that, after giving effect to the proposed transfer and such prepayment, the minimum and average annual projected Debt Service Coverage Ratios for the Approved Projects (taken as a whole and not including the Approved Project being transferred) over the period set forth in the Base Case Project Projections most recently delivered hereunder are not less than (1) if there are two Approved Projects after giving effect to the proposed transfer, 2.25 to 1.0 and 3.25 to 1.0, respectively, and (2) if there are three Approved Projects after giving effect to the proposed transfer, 2.0 to 1.0 and 3.0 to 1.0, respectively, and (B) prepay all Working Capital Loans and Project LC Loans made in respect of the Approved Project being transferred;

          (iv)  after giving effect to the proposed transfer, the Debt to Capitalization Ratio (excluding the Approved Project Company being transferred in the calculation thereof) shall be no greater than the Maximum Debt to Capitalization Ratio;

          (v)  after giving effect to the proposed transfer, (A) there shall be at least two Approved Projects and (B) if the proposed transfer occurs prior to the Last Completion Date, at least one of the Approved Projects shall be the Millennium Project;

          (vi)  after giving effect to the proposed transfer and the prepayment of Loans described in clause (iii) above, the Available Construction Funds for all Approved Projects shall, in the reasonable judgment of Administrative Agent and the Independent Engineer, be equal to or exceed the remaining Project Costs for all Approved Projects;

        (vii)  after giving effect to the proposed transfer, no event or condition shall exist that would reasonably be expected to have a Borrower Material Adverse Effect;

        (viii)  all Debt owed by the Approved Project Company being transferred to any other Credit Party and all Debt owed by any Credit Party to the Approved Project Company being transferred shall be repaid in full;

          (ix)  the proposed transfer shall be effected by a transfer by Borrower of its interests in the applicable Approved Intermediate Holding Companies;

          (x)  the proposed transfer shall be made pursuant to documentation consistent with the foregoing conditions in form and substance reasonably satisfactory to Administrative Agent; and

          (xi)  Borrower shall have delivered to Administrative Agent a certificate, in form and substance reasonably satisfactory to Administrative Agent, stating that each of the conditions set forth in this Section 6.4. have been satisfied and setting forth the Total Equity Commitment after giving effect to the proposed transfer, and the Majority Banks do not object in writing to the accuracy of such certification within 15 Banking Days after delivery of such certificate and other supporting documents as Borrower and Administrative Agent may agree to the Banks and the Lender Groups.

        (b)  If Borrower is permitted to transfer its direct or indirect equity interests in an Approved Project Company pursuant to clause (a), Administrative Agent shall take all actions reasonably requested by Borrower in writing in order to (i) release the Liens of Administrative Agent on the equity interests in such Approved Project Company and the applicable Approved Intermediate Holding Companies and on the associated Approved Project and Project Documents (including the execution of UCC-3 termination statements and deeds of reconveyance), (ii) release such Approved Project Company from its Project Company Guaranty in accordance with the terms thereof and (iii) release NEG from the applicable NEG EPC Guaranty (if any) and the Millennium O&M Cost Contribution Agreement (in the case of the Millennium Project) in accordance with the terms thereof. Upon the releases of such Approved Project Company, Approved Intermediate Holding Companies and Approved Project described in the immediately preceding sentence, such Approved Project Company, Approved Intermediate Holding Companies and Approved Project shall cease to be an Approved Project Company, Approved Intermediate Holding Companies and an Approved Project, as the case may be, for purposes of this Agreement and the other Credit Documents.

        6.5    Nature of Borrower's Business.    Borrower shall not change the nature of its business or expand its business beyond the business contemplated in the Credit Documents. Without limiting the generality of the foregoing, (a) Borrower shall not enter into any Project Document, (b) Borrower shall not hold any equity, voting or other interest in any Person other than the Approved Intermediate Holding Companies, (c) Borrower shall not own or lease any material assets other than its equity interests in the Approved Intermediate Holding Companies and Permitted Investments in accordance with Article V of the Depositary Agreement and (d) Borrower shall not have any employees.

        6.6    Distributions.

          6.6.1    Other than (w) the making of In Kind Equity Payments, Equity Contribution True-Up Reimbursements and NEG EPC Guaranty Reimbursements in accordance with the proviso to Section 5.1.1(a) hereof, (x) the making of Excess Cash Flow Contributions in accordance with Section 4.2.2 of the Depositary Agreement, (y) the distribution of Divestiture Profits and (z) the making of Other Proceeds Contributions in accordance with Section 4.8.2(d)(ii) of the Depositary Agreement, Borrower shall not directly or indirectly make or declare any distribution (in cash, property or obligation) on, or make any other payment on account of, any interest in Borrower or any other Credit Party (including transfers of any tax benefits), or make any payment on account of subordinated obligations (including Subordinated Affiliate Fees) (a "Restricted Payment"), unless:

              (i)  no Borrower Event of Default or Borrower Inchoate Default has occurred and is continuing and such Restricted Payment will not result in a Borrower Event of Default or Borrower Inchoate Default;

            (ii)  the amount of such Restricted Payment does not exceed the sum of (A) the aggregate of all Attributed Distributable Cash as of the proposed Restricted Payment Date for the Approved Project Companies with respect to which no Project Event of Default or Project Inchoate Default has occurred and is continuing or would result from such Restricted Payment, plus (B) the aggregate of all Attributed Distributable Cash as of any previous Restricted Payment Date for the Approved Project Companies with respect to which no Project Event of Default or Project Inchoate Default has occurred and is continuing or would result from such Restricted Payment that (x) was required to be retained in the Distribution Account on such previous Restricted Payment Date, (y) remains on deposit in the Distribution Account and (z) is not required to be used to prepay Loans as contemplated by the last sentence of Section 4.7.2 of the Depositary Agreement;

            (iii)  both the Amortization Commencement Date and the Last Completion Date have occurred as of the proposed Restricted Payment Date;

            (iv)  there are no outstanding Working Capital Loans, Project LC Loans, DSR LC Loans or Reimbursement Obligations under the Letters of Credit as of the proposed Restricted Payment Date;

            (v)  the Obligations are rated at least Baa3 by Moody's and at least BBB- by S&P as of the proposed Restricted Payment Date;

            (vi)  as of the proposed Restricted Payment Date, the cash and Permitted Investments on deposit in the Debt Service Reserve Account, together with the then current Stated Amount of the DSR Letter of Credit (if any), shall equal or exceed the DSR Required Balance;

          (vii)  such Restricted Payment is made from Account Funds in the Distribution Account in accordance with Section 4.7.2 of the Depositary Agreement;

          (viii)  no Borrower Material Adverse Effect has occurred and is continuing or would reasonably be expected to occur as a result of such Restricted Payment;

            (ix)  (A) the historical Debt Service Coverage Ratio for the Approved Projects (taken as a whole) for the 12 months immediately preceding the Quarterly Date that is on or immediately preceding the proposed Restricted Payment Date (or such shorter period beginning on the Last Completion Date and ending on such Quarterly Date) is equal to or greater than 1.7 to 1.0, and (B) the projected Debt Service Coverage Ratio for the Approved Projects (taken as a whole) for the 24 months immediately following such Quarterly Date equal to or greater than 1.7 to 1.0;

            (x)  the Representative Equivalent Availability Factor shall have been equal to or greater than 88% during any one Availability Determination Period occurring prior to the proposed Restricted Payment Date, and Borrower shall have satisfied the following information delivery requirements in connection therewith:

              (A)  Borrower shall have made available to Administrative Agent, no more than 30 days after each Quarterly Date occurring in such Availability Determination Period, a written calculation of the Representative Equivalent Availability Factor during the quarter ending on such Quarterly Date, together with such data and documentation as reasonably requested by Administrative Agent to verify such Representative Equivalent Availability Factor, including sufficient data to verify the duration of a forced or planned derate to the nearest hour (provided that Borrower shall not be required to provide Administrative Agent with an hour-by-hour calculation of any given derated situation, but rather shall be required to provide Administrative Agent with appropriate trend plots or other suitable alternative which clearly shows the magnitude and time duration of the derate); and

              (B)  for any Allowance Hours included in the calculation of such Representative Equivalent Availability Factor, Borrower shall have provided to Administrative Agent, at least 5 days prior to the applicable outage (or such shorter period agreed to by Administrative Agent), a written outage plan specifying the following: (1) the projected duration of the outage; (2) the work to be performed during the outage; (3) the projected cost to complete the outage; and (4) the projected performance benefit from the work to be performed during the outage;

            (xi)  Borrower shall have delivered to Administrative Agent, at least five Banking Days prior to the proposed Restricted Payment Date, as-built A.L.T.A. surveys of the Site (in form and substance as required in Section 3.2.22) with respect to each Approved Project (or such other documentation reasonably acceptable to Administrative Agent), in form and substance reasonably satisfactory to Administrative Agent and the Title Insurer, certified to Administrative Agent as to completeness and accuracy by a licensed surveyor reasonably satisfactory to Administrative Agent, showing (A) as to such Site, the exact location and dimensions thereof, including the location of all means of access thereto and all Easements relating thereto and showing the perimeter within which all foundations are located; (B) as to such Easements, the exact location and dimensions thereof, including the location of all means of access thereto from such Approved Project, and all improvements or other encroachments in or on such Easements burdening such Approved Project; (C) the location and dimensions of all improvements, fences or encroachments located in or on such Site or such Easements; (D) that the location of such Approved Project does not encroach on or interfere with adjacent property or existing easements or other rights, whether on, above or below ground (or if the location of such Approved Project does encroach on or interfere with adjacent property or existing easements or other rights, such encroachment or interference is reasonably acceptable to Administrative Agent); (E) any gaps, gores, projections or protrusions at the Site; and (F) whether such Site or any portion thereof is located in a special earthquake or flood hazard zone; provided, however, that the matters described in clauses (B) and (F) may be shown by separate maps, surveys or other manner reasonably satisfactory to Administrative Agent; and

          (xii)  Borrower shall have delivered to Administrative Agent, at least five Banking Days prior to the proposed Restricted Payment Date, a certificate (which certificate shall demonstrate in reasonable detail compliance with the conditions set forth in clause (ix) above), dated as of the proposed Restricted Payment Date and duly executed by a Responsible Officer of Borrower, certifying to the effect that each of the foregoing conditions shall have been satisfied as of such date;

  provided, however, that even if not all of the foregoing conditions have been satisfied as of the proposed Restricted Payment Date, Borrower may make distributions for Federal, state or local income tax payments in an amount not to exceed the amount that Borrower, the Approved Intermediate Holding Companies and the Approved Project Companies would be required to pay if such Persons were tax paying entities forming a consolidated group for Federal income tax purposes or a similar consolidated, combined or unitary group for state or local income tax purposes, which amount shall be assumed to equal the product of (A) the net income of such group for Federal, state of local income tax purposes multiplied by (B) the highest marginal Federal, state or local income tax rate at the time applicable to "C" corporations, so long as (1) no Borrower Event of Default or Borrower Inchoate Default has occurred and is continuing or would result from such distributions and (2) each of Borrower, the Approved Intermediate Holding Companies and the Approved Project Companies is then treated as a pass-through entity or a Subsidiary of an affiliated group of corporations filing a consolidated, combined or unitary return for Federal, state or local income tax purposes and such Person's income is included in the taxable income of PG&E Corporation or any other entity within the PG&E Corporation affiliate group of corporations.

          6.6.2    Notwithstanding anything set forth in Section 6.6.1, Borrower shall not make any Restricted Payments other than on Quarterly Dates (or within 10 Banking Days thereafter) in accordance with the terms of Section 4.7.2 of the Depositary Agreement.

          6.6.3    (a) Notwithstanding any provision of this Agreement or any other Credit Document to the contrary (including Article III and Section 6.6.1 hereof and Section 5.7 and 5.8 of the applicable Project Company Guaranties), each of Covert Generating Company, LLC and Harquahala Generating Company, LLC (if such Project Company is an Approved Project Company) shall be permitted to reimburse NEG if and to the extent that (i) NEG is entitled to payment pursuant to Section 1(g) or 3(b) of the applicable NEG EPC Guaranty or (ii) such Approved Project Company receives more than 100% of any liquidated damage payment to which it is entitled pursuant to the terms of the applicable Construction Contracts, Equipment Supply Contracts, EPC Support Documents and/or Equipment Support Documents (other than the NEG EPC Guaranty). Amounts reimbursable to NEG as described in clauses (i) and (ii) above shall (A) if paid prior to Completion of the applicable Approved Project, constitute Project Costs for such Approved Project, and (B) if paid at or after Completion of the applicable Approved Project, constitute O&M Costs for such Approved Project. Each of Covert Generating Company, LLC and Harquahala Generating Company, LLC shall be permitted to reimburse NEG as contemplated by clause (i) of this Section 6.6.3(a) notwithstanding the earlier termination of the applicable NEG EPC Guaranty in accordance with its terms. Any reimbursement to NEG contemplated by clause (i) of this Section 6.6.3(a) that is made prior to the termination of the applicable NEG EPC Guaranty shall be subject to the reinstatement of the amount available under such NEG EPC

  Guaranty by the amount of such reimbursement. Any reimbursement to NEG contemplated by clause (i) of this Section 6.6.3(a) that is made after the termination of the applicable NEG EPC Guaranty shall be reduced by the amount of any claims that were made under such NEG EPC Guaranty prior to such termination but were not paid solely because of NEG's limitation on liability thereunder.

          (b)  Notwithstanding any provision of this Agreement or any other Credit Document to the contrary (including Article III and Section 6.6.1 hereof and Section 5.7 and 5.8 of the applicable Project Company Guaranties), Millennium Power Partners, L.P. (if Millennium Power Partners, L.P. is an Approved Project Company) shall be permitted to reimburse NEG if and to the extent that NEG is entitled to payment pursuant to Section 2(b) of the Millennium O&M Cost Contribution Agreement. Amounts reimbursable to NEG as described in the preceding sentence shall constitute O&M Costs for the Millennium Project. Millennium Power Partners, L.P. shall be permitted to reimburse NEG as contemplated by this Section 6.6.3(b) notwithstanding the earlier termination of the Millennium O&M Cost Contribution Agreement in accordance with its terms. Any reimbursement to NEG contemplated by this Section 6.6.3(b) that is made prior to the termination of the Millennium O&M Cost Contribution Agreement shall be subject to the reinstatement of the amount available under the Millennium O&M Cost Contribution Agreement by the amount of such reimbursement. Any reimbursement to NEG contemplated by this Section 6.6.3(b) that is made after the termination of the Millennium O&M Cost Contribution Agreement shall be reduced by the amount of any claims that were made under the Millennium O&M Cost Contribution Agreement prior to such termination but were not paid solely because of NEG's limitation on liability thereunder.

        6.7    Investments.    Borrower shall not make any investments (whether by purchase of stocks, bonds, notes or other securities, loan, extension of credit, advance or otherwise), other than Permitted Investments, cash equity contributions to the Approved Intermediate Holding Companies and the Approved Project Companies, and the on-lending of Loan proceeds to the Approved Intermediate Holdings Companies and the Approved Project Companies.

        6.8    Transactions With Affiliates.    Borrower shall not enter into any transaction or agreement (or any transaction under or pursuant to any transaction or agreement) with any of its Affiliates, other than (a) transactions under the Credit Documents, (b) transactions or agreements between or among only the Credit Parties, (c) transactions or agreements that are entered into in the ordinary course of business on fair and reasonable terms certified by a Responsible Officer of Borrower as no less favorable to Borrower than Borrower would obtain in an arm's-length transaction with a Person that is not an Affiliate of Borrower, or (d) transactions or agreements approved in writing by the Majority Banks.

        6.9    Margin Stock Regulations.    Borrower shall not directly or indirectly apply any Loan proceeds, Equity Contributions, Letter of Credit proceeds or Project Revenues to the "buying", "carrying" or "purchasing" of any margin stock within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any regulations, interpretations or rulings thereunder.

        6.10    ERISA.    Borrower shall not establish, maintain, contribute to or become obligated to contribute to any ERISA Plan or suffer or permit any of its Subsidiaries to do so.

        6.11    Dissolution.    Borrower shall not enter into any transaction of merger or consolidation, change its form of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution), amend its governing instruments in any material respect or purchase or otherwise acquire all or substantially all of the assets of any other Person (other than the purchase of equity interests in an Approved Intermediate Holding Company or Approved Project Company).

        6.12    Accounts.    Borrower shall not maintain, establish or use any bank, deposit or securities accounts other than (a) the Accounts, (b) the local checking accounts described in Article IV of the Depositary Agreement and (c) any Cash Secured Advance Account.

        6.13    Name and Location; Fiscal Year.    Borrower shall not (a) change its name without Administrative Agent's prior written consent, (b) change the location of its principal place of business or its organizational identification number without notice to Administrative Agent at least 30 days prior to such change, or (c) change its fiscal year without Administrative Agent's prior written consent.

        6.14    Assignment.    Borrower shall not assign its rights hereunder or under any of the other Credit Documents, except as expressly permitted under this Agreement and the other Credit Documents.

        6.15    Borrower Budget Amendments.    Borrower shall not amend, reallocate or otherwise modify, or permit the amendment, reallocation or other modification of, the Borrower Budget, other than pursuant to Section 3.2.21(c).

ARTICLE 7.
EVENTS OF DEFAULT; REMEDIES

        7.1    Events of Default.    The occurrence of any of the following events shall constitute an event of default ("Borrower Events of Default") hereunder:

          7.1.1    Failure to Make Payments.    Borrower shall fail to pay, in accordance with the terms of this Agreement, (a) any principal of any Loan or any Reimbursement Obligation on the date that such sum is due, (b) any interest on any Loan or Reimbursement Obligation or any scheduled fee, cost, charge or sum due hereunder or under the other Credit Documents within five Banking Days after the date that such sum is due, or (c) any other fee, cost, charge or other sum due hereunder (including pursuant to Section 5.8) or under the other Credit Documents within 10 Banking Days after the date that such sum is due.

          7.1.2    Judgments.    One or more final judgments for the payment of money (if such payments are not fully covered by insurance) in excess of $10,000,000 in the aggregate shall be rendered against Borrower, and Borrower shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, within 60 days after the date of entry thereof; provided, however, that any such judgment or order shall not be (and shall not constitute part of) a Borrower Event of Default under this Section 7.1.2 if and for so long as (i) the amount of such judgment or order is fully covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order.

          7.1.3    Misstatements; Omissions.    Any representation or warranty by Borrower set forth in this Agreement or in any other Operative Document or in any document entered into in connection herewith or therewith or in any certificate, financial statement or other document delivered in connection herewith or therewith shall prove to have been incorrect in any material respect when made (or deemed made) and shall remain uncured or uncorrected for a period of 30 days (or so long as such incorrect representation or warranty is curable and Borrower is diligently proceeding to cure such incorrect representation or warranty, such longer period but in no event for an aggregate period in excess of 90 days) after a Responsible Officer of Borrower first obtained actual knowledge of such material inaccuracy or Borrower first received a notice from Administrative Agent specifying such material inaccuracy and requiring it to be remedied.

          7.1.4    Bankruptcy; Insolvency.    Borrower shall become subject to a Bankruptcy Event.

          7.1.5    Debt Cross Default.    Borrower shall default for a period beyond any applicable grace period (a) in the payment of any principal, interest or other amount due under any agreement involving the borrowing of money or the advance of credit and the outstanding amount or amounts payable under all such agreements equals or exceeds $10,000,000 in the aggregate, or (b) in the payment of any amount or performance of any obligation due under any guarantee or other agreement if pursuant to such default, the holder of the relevant obligation accelerates the maturity of indebtedness evidenced thereby which equals or exceeds $10,000,000 in the aggregate for all such agreements.

          7.1.6    ERISA.    (a) Borrower shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any ERISA Plan, or (b) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any ERISA Plan of Borrower, or (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Single Employer Plan of Borrower, which Reportable Event or institution of proceedings is, in the reasonable opinion of Administrative Agent, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, or (d) any Single Employer Plan of Borrower shall terminate for purposes of Title IV of ERISA, and in each case such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Borrower Material Adverse Effect.

          7.1.7    Breach of Terms of Credit Documents.

            (a)  Borrower shall fail to perform or observe any of the covenants or other agreements set forth in Section 3.15 (Committed Equity Contributions), 5.1 (Use of Proceeds and Revenues), 5.6(a) (Maintenance of Existence), 5.11 (Revenue Payments) or Article 6 (other than Section 6.7 (Investments), 6.8 (Transactions with Affiliates), 6.9 (Margin Regulations), 6.10 (ERISA), 6.12 (Accounts), 6.13 (Change of Name, etc.) or 6.15 (Borrower Budget Amendments)); provided that (i) Borrower's failure to perform or observe the covenants set forth in Section 3.15 shall not become a Borrower Event of Default if the Equity Party fully performs its corresponding obligations under the applicable Equity Document within the applicable time periods set forth therein, and (ii) in the case where Borrower's failure to perform or observe the covenants set forth in Section 5.1 is not an intentional failure, such failure shall not become a Borrower Event of Default unless Borrower does not cure such failure within three Banking Days after the occurrence of such failure.

            (b)  Borrower shall fail to perform or observe any of the covenants or other agreements set forth in Section 5.2.3 (Default Notices), 6.7 (Investments), 6.8 (Transactions with Affiliates), 6.9 (Margin Regulations), 6.10 (ERISA), 6.12 (Accounts), 6.13 (Change of Name, etc.) or 6.15 (Borrower Budget Amendments) and such failure shall continue unremedied for a period of 30 days after Borrower becomes aware thereof or receives written notice thereof from Administrative Agent.

            (c)  Borrower shall fail to perform or observe any of the covenants or other agreements set forth hereunder or in any other Credit Document which are not otherwise specifically provided for in Section 7.1.7(a) or (b) or elsewhere in this Article 7 and such failure shall continue unremedied for a period of 30 days after Borrower becomes aware thereof or receives written notice thereof from Administrative Agent; provided, however, if (i) such failure does not consist of a failure to pay money and cannot be cured within such 30 day period, (ii) such failure is susceptible of cure within 90 days, (iii) Borrower is proceeding with diligence and in good faith to cure such failure, (iv) the existence of such failure has not had and cannot after considering the nature of the cure be reasonably expected to have a

    Borrower Material Adverse Effect, and (v) Administrative Agent shall have received an officer's certificate signed by a Responsible Officer of Borrower to the effect of clauses (i), (ii), (iii) and (iv) above and stating what action Borrower is taking to cure such failure, then such 30 day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for Borrower diligently to cure such failure.

          7.1.8    Loss of Exemption.    Borrower or any Equity Party shall become subject to, or not exempt from, regulation under the FPA or PUHCA, other than Section 9(a)(2) of PUHCA (except to the extent that the FPA or PUHCA is applicable to Borrower or such Equity Party solely by reason of the Approved Project Companies being Exempt Wholesale Generators under PUHCA or being "public utilities", "electric utilities" or "transmitting utilities" under the FPA), and such regulation, or loss of exemption from regulation, shall have a Borrower Material Adverse Effect; provided that Borrower or such Equity Party, as the case may be, shall have 30 days to cure such event before it becomes a Borrower Event of Default so long as the extension of time to cure such event would not reasonably be expected to have a Borrower Material Adverse Effect.

          7.1.9    Borrower Collateral.    (a) The grant of the Lien of any of the Borrower Collateral Documents shall fail in any material respect to provide a perfected Lien in favor of Administrative Agent for the benefit of the Secured Parties on any of the Borrower Collateral with the priority purported to be created thereby, and Borrower shall fail to cure any such failure within 15 days after Borrower becomes aware thereof or receives written notice thereof from Administrative Agent, or (b) Administrative Agent shall receive a Secretary of State Report indicating that Administrative Agent's security interest in any of the Borrower Collateral is not prior to all other security interests or other interests reflected in such report, other than Borrower Permitted Liens, and Borrower shall fail to cure such condition within 15 days after Borrower becomes aware thereof or receives written notice thereof from Administrative Agent.

          7.1.10    Loss of Control.    (a) NEG shall fail to (i) directly or indirectly own more than 50% of the equity interests in Borrower and (ii) control the fundamental management decisions of Borrower (whether through direct or indirect control of the governing body of Borrower, through a management services agreement with Borrower or otherwise), provided that the possession by a Person other than NEG of a veto power over material events with respect to Borrower (e.g., dissolution of Borrower, merger or consolidation of Borrower, sale of all or substantially all assets of Borrower, material amendments to Borrower's organizational documents) shall not in and of itself constitute a failure by NEG to control the fundamental management decisions of Borrower, or (b) except as provided in Section 6.4, Borrower shall fail to directly or indirectly own, through the applicable Approved Intermediate Holding Companies, 100% of the equity and voting interests in the Approved Project Companies.

          7.1.11    Negative Pledge.    The equity interests in Borrower held by NEG or any Subsidiary of NEG shall be pledged to any Person other than Administrative Agent for the benefit of the Secured Parties.

          7.1.12    Project Events of Default.

            (a)  A Fundamental Project Event of Default shall have occurred and be continuing.

            (b)  Any Project Event of Default shall have occurred and be continuing and shall result in a Borrower Material Adverse Effect.

          7.1.13    Unenforceability of Credit Documents.    At any time after the execution and delivery thereof, any material provision of any Credit Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of a Credit Document in accordance with the terms hereof and thereof) or any Credit Document shall be declared null and void by a Governmental Authority of competent jurisdiction.

          7.1.14    Equity Documents.

            (a)  Any Equity Document shall fail to be in full force and effect (other than due to a termination thereof in accordance with the terms hereof and thereof) or any Equity Party shall repudiate any of its obligations thereunder.

            (b)  Any Equity Party shall fail to make any payment as and when due under any Equity Document to which it is a party.

        7.2    Remedies.    Upon the occurrence and during the continuation of a Borrower Event of Default, Administrative Agent, the Banks and the Lender Groups may, at the election of the Majority Banks, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived, exercise any or all of the following rights and remedies, in any combination or order that the Majority Banks may elect (except as expressly set forth below), in addition to such other rights or remedies as the Banks and the Lender Groups may have hereunder, under the Collateral Documents or at law or in equity:

          7.2.1    No Further Loans or Letters of Credit.    Cancel all Commitments and refuse to (and Administrative Agent, the Banks and the Lender Groups shall not be obligated to) (i) continue any Loans, (ii) make any additional Loans, (iii) issue, renew, extend the Expiration Date of, or increase the Stated Amount of, any Letter of Credit, or (iv) make any payments, or permit the making of payments, from any Account or any proceeds or other funds held by Administrative Agent under the Credit Documents or on behalf of any Credit Party; provided that in the event of a Borrower Event of Default occurring under Section 7.1.4, all Commitments shall be cancelled and terminated without further act of Administrative Agent, any Bank or any Lender Group.

          7.2.2    Cure by Majority Banks.    Without any obligation to do so, make disbursements or Loans to or on behalf of Borrower to cure any Borrower Event of Default hereunder and to cure any default or render any performance under any Project Document as the Majority Banks in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Secured Parties' interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by Borrower to Administrative Agent on demand and shall be secured by the Credit Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the aggregate amount of the Total Commitments.

          7.2.3    Acceleration.    Declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement, together with all unpaid fees, costs (including Liquidation Costs) and charges due hereunder or under any other Credit Document, immediately due and payable, and require Borrower immediately, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, to pay Administrative Agent and the Banks an amount in immediately available funds equal to the aggregate amount of any outstanding Reimbursement Obligations, provided that in the event of an Event of Default occurring under Section 7.1.4, all such amounts shall become immediately due and payable without further act of Administrative Agent, any Bank or any Lender Group.

          7.2.4    Cash Equity Contributions.    Demand that Borrower make, or cause to be made, Cash Equity Contributions in an amount equal to the then current Available Equity Commitment in accordance with Section 3.15.2(b); provided that in the event of an Event of Default occurring under Section 7.1.4, Borrower shall be required to immediately make, or cause to be made, Cash

  Equity Contributions in an amount equal to the then current Available Equity Commitment without further act of Administrative Agent, any Bank or any Lender Group.

          7.2.5    Cash Collateralization of Letters of Credit.    If Administrative Agent, the Banks and the Lender Groups have exercised the remedies described in Section 7.2.3, maintain in the Accounts for payment of any Reimbursement Obligations or interest thereon arising in connection with any outstanding Letter of Credit an amount of cash equal to the then current Stated Amount of each such Letter of Credit (plus accrued interest on the amounts in such Accounts).

          7.2.6    Cash Collateral.    Apply or execute upon any amounts on deposit in any Account or any proceeds or any other monies of Borrower on deposit with Administrative Agent or any other Secured Party in the manner provided in the Uniform Commercial Code and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral.

          7.2.7    Possession of Approved Projects.    Enter into possession of any Approved Project and perform any and all work and labor necessary to complete such Approved Project or to operate and maintain such Approved Project, and all sums expended by Administrative Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Administrative Agent upon demand and shall be secured by the Credit Documents to the extent provided herein, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the aggregate amount of the Total Commitments.

          7.2.8    Remedies Under Credit Documents.    Exercise any and all rights and remedies available to them under any of the Credit Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents.

        7.3    Building Loan Documents.    Notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, a default under any of the Building Loan Documents shall not be deemed to be a Borrower Event of Default, Borrower Inchoate Default, Project Event of Default or Project Inchoate Default.

ARTICLE 8.
SCOPE OF LIABILITY

        Except as otherwise expressly provided in this Agreement and the other Operative Documents (including the NEG Equity Guaranty, any other Equity Document, the NEG EPC Guaranties, the Millennium O&M Cost Contribution Agreement and the Other NEG Support Documents), each of the parties hereto (other than Borrower) (the "Non-Company Parties") agrees that all obligations of the Credit Parties under the Operative Documents shall be obligations solely of the Credit Parties, and each Non-Company Party shall have recourse only to the assets of the Credit Parties in enforcing such obligations. Except as otherwise expressly provided in this Agreement and the other Operative Documents, each Non-Company Party hereby acknowledges and agrees that none of the members, partners or shareholders of the Credit Parties, their respective Affiliates and their past, present or future officers, directors, employees, shareholders, agents or representatives (collectively, the "Nonrecourse Parties") shall have any liability to any Non-Company Party for the payment of any sums now or hereafter owing by the Credit Parties under the Operative Documents or for the performance of any of the obligations of the Credit Parties contained therein or shall otherwise be liable or responsible with respect thereto (such liability, including such as may arise by operation of law, being hereby expressly waived). Except as otherwise expressly provided in this Agreement and the other Operative Documents, if any Borrower Event of Default shall occur and be continuing or if any claim of any Non-Company Party against, or alleged liability to any Non-Company Party of, the Credit Parties shall be asserted under this Agreement or the other Operative Documents, each Non-Company Party agrees that it shall not have the right to proceed directly or indirectly against the Nonrecourse Parties or against their respective properties and assets for the satisfaction of any of the obligations of the

Credit Parties under this Agreement or the other Operative Documents or of any such claim or liability or for any deficiency judgment in respect of such obligation or any such claim or liability or for any deficiency judgment in respect of such obligation or any such claim or liability. The foregoing notwithstanding, it is expressly understood and agreed that nothing contained in this Article 8 shall be deemed to release any Nonrecourse Party from liability for its fraudulent actions or willful misconduct. The foregoing acknowledgments, agreements and waiver shall be enforceable by any Nonrecourse Party.

ARTICLE 9.
ADMINISTRATIVE AGENT; AMENDMENTS AND WAIVERS

        9.1    Appointment; Powers and Immunities.

          9.1.1    Each Bank and each Lender Group Member hereby appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, or be a trustee or a fiduciary for any Bank or any Lender Group Member. Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Documents or any Legal Requirement or exposes Administrative Agent to any liability. Each of Administrative Agent, the Banks, the Lender Group Members and any of their respective Affiliates shall not be responsible to any other Bank or any other Lender Group Member for any recitals, statements, representations or warranties made by any Equity Party, Borrower, any other Credit Party or any of their Affiliates contained in the Credit Documents or in any certificate or other document referred to or provided for in, or received by Administrative Agent, or any Bank or any Lender Group Member under, the Credit Documents, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents, the Notes or any other document referred to or provided for herein or for any failure by any Equity Party, Borrower, any other Credit Party or any of their Affiliates to perform their respective obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

          9.1.2    Administrative Agent and its directors, officers, employees and agents shall not be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank or any Lender Group Member for any statements, warranties or representations made in or in connection with any Operative Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Operative Document on the part of any party thereto or to inspect the property (including the books and records) of any Credit Party or any other Person; and (e) shall not be responsible to any Bank or any Lender Group Member for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Operative Document or any other instrument or document furnished pursuant hereto. Except as otherwise provided under this Agreement, Administrative Agent shall take such action with respect to the Credit Documents as shall be directed by the Majority Banks.

        9.2    Reliance by Administrative Agent.    Administrative Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any other matters not expressly provided for by this Agreement, Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Majority Banks (except that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document or any Legal Requirement) and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of Banks and all of the Lender Groups (and all of the members thereof).

        9.3    Non-Reliance.    Each Bank and each Lender Group Member represents that it has, independently and without reliance on Administrative Agent or any other Bank or Lender Group Member, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Credit Parties and decision to enter into this Agreement and agrees that it will, independently and without reliance upon Administrative Agent or any other Bank or Lender Group Member, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each of Administrative Agent, any Bank and any Lender Group Member shall not be required to keep informed as to the performance or observance by any Equity Party, Borrower, any other Credit Party or any of their Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of, any Equity Party, Borrower, any other Credit Party or any of their Affiliates.

        9.4    Defaults.    Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any NEG Trigger Event, Borrower Inchoate Default, Borrower Event of Default, Project Event of Default or Project Inchoate Default unless Administrative Agent has received a notice from a Bank, a Lender Group Member or Borrower, referring to this Agreement, describing such NEG Trigger Event, Borrower Inchoate Default, Borrower Event of Default, Project Event of Default or Project Inchoate Default and indicating that such notice is a notice of default (or a notice of NEG Trigger Event, as applicable). If Administrative Agent receives such a notice of the occurrence of a NEG Trigger Event, Borrower Inchoate Default, Borrower Event of Default, Project Event of Default or Project Inchoate Default, Administrative Agent shall give notice thereof to the Banks, the Lender Group Agents on behalf of their respective Lender Groups, Borrower and, with respect to a Borrower Event of Default, Greene County Industrial Development Agency (at the address therefor provided to Administrative Agent by Borrower). Administrative Agent shall take such action with respect to any NEG Trigger Event, Borrower Inchoate Default or Borrower Event of Default as is provided in Article 7 or if not provided for in Article 7, as Administrative Agent shall be reasonably directed by the Majority Banks; provided, however, the unless and until Administrative Agent shall have received such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Borrower Inchoate Default or Borrower Event of Default as it shall deem advisable in the best interest of the Banks and the Lender Groups.

        9.5    Indemnification.    Without limiting any Obligation of any of Credit Party hereunder, each Bank and each Related Bank agrees to indemnify Administrative Agent and its officers, directors, shareholders, affiliates, controlling Persons, employees, agents and servants, ratably (i) in the case of a Bank, in accordance with such Bank's Proportionate Share, and (ii) in the case of a Related Bank, the Related Bank's Indemnity Share (as defined below), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Administrative Agent or any such Person in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents (to the extent Borrower has not paid any such amounts pursuant to Section 5.8); provided, however, that no Bank or Related Bank shall be liable for any of the foregoing to the extent they arise from Administrative Agent's or any such Person's gross negligence or willful misconduct. The "Indemnity Share" of each Related Bank at any time shall be a fraction (expressed as a decimal), the numerator of which shall be such Related Bank's Parallel Funding Commitment at such time, and the denominator of which shall be the aggregate of the then current Total Construction Loan Commitment, Total Working Capital/Project LC Commitment and Total DSR LC Commitment. Administrative Agent and any such Person shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks and the Related Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Bank and each Related Bank agrees to reimburse Administrative Agent and any such Person promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent or any such Person in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Operative Documents, to the extent that Administrative Agent or any such Person is not reimbursed for such expenses by Borrower.

        9.6    Successor Administrative Agent.    Administrative Agent acknowledges that its current intention is to remain Administrative Agent hereunder. Nevertheless, Administrative Agent may resign at any time by giving 15 days' written notice thereof to the Banks, the Lender Group Agents on behalf of their respective Lender Groups and Borrower. Administrative Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder or under the other Credit Documents or for gross negligence or willful misconduct in connection with the performance of its duties hereunder or under the other Credit Documents and then only upon the affirmative vote of the Majority Banks (excluding Administrative Agent from such vote and Administrative Agent's Proportionate Share of the Total Commitment from the amounts used to determine the portion of the Total Commitment necessary to constitute the required Proportionate Share of the remaining Banks). Upon any such resignation or removal, the Majority Banks shall have the right, with the consent of Borrower if no Borrower Inchoate Default under Section 7.1.1 or Borrower Event of Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Administrative Agent, the retiring Administrative Agent may, on behalf of the Banks and the Lender Groups (and each Lender Group Member), with the consent of Borrower if no Borrower Inchoate Default under Section 7.1.1 or Borrower Event of Default has occurred as is continuing (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent, which shall be a Bank or a Related Bank, if any Bank or Related Bank shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent under the Operative Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents.

        9.7    Authorization.    Administrative Agent is hereby authorized by the Banks and the Lender Groups (and the Lender Group Members) to execute, deliver and perform each of the Credit Documents to which Administrative Agent is or is intended to be a party and each Bank and each Lender Group (and each Lender Group Member) agrees to be bound by all of the agreements of Administrative Agent contained in the Credit Documents. Administrative Agent is further authorized by the Secured Parties to release liens on property that the Credit Parties are permitted to sell or transfer pursuant to the terms of this Agreement or the other Credit Documents, and to enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Credit Document to which it is a party.

        9.8    Administrative Agent as a Bank.    With respect to its Commitments, the Loans made by it and any Note issued to it, the financial institution acting as Administrative Agent shall have the same rights and powers under the Operative Documents as any other Bank and may exercise the same as though it were not Administrative Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. The financial institution acting as Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Banks or the Lender Groups (or any Lender Group Member). The parties acknowledge and agree that, except as expressly set forth herein, the Arrangers (other than Administrative Agent) shall not, in such capacities (but not in their capacities as Banks, Related Banks or Lender Group Agents), have any rights, responsibilities, duties, obligations (including any fiduciary obligations) or liability hereunder.

        9.9    Amendments; Waivers.

          (a)  Subject to the provisions of this Section 9.9, unless otherwise specified in this Agreement or any other Credit Document, the Majority Banks (or Administrative Agent with the prior written consent of the Majority Banks) may approve in writing any amendment, supplement or other modification of, or waiver, consent, approval, agreement or other action under or with respect to, any Credit Document; provided, however, that no such amendment, supplement, modification, waiver, consent, approval, agreement or action shall modify or waive Section 7.1.10(a) (Loss of Control of Borrower) without the prior written consent of the Supermajority Banks; and provided, further, however, that no such amendment, supplement, modification, waiver, consent, approval, agreement or action shall, without the prior written consent of all of the Banks and all of the Lender Groups:

              (i)  Modify or waive (A) Section 2.6 (Pro Rata Treatment), 2.7 (Change of Circumstances), 2.8 (Funding Losses), 2.9 (Alternate Office, etc.), 3.1 (Conditions Precedent to Closing Date), 3.15 (Committed Equity Contributions), 7.1.10(b) (Loss of Control of Project), 7.1.11 (Negative Pledge), 9.1 (Administrative Agent), 9.13 (Participation) or 9.14 (Transfer of Commitments) hereof, (B) Article II (Guarantee) of any Project Company Guaranty, (C) Section II (Guarantee) of the NEG Equity Guaranty or any corresponding section of any other Equity Document, or (D) Article II (Establishment and Administration of Accounts) or Article III (Security Interest; Remedies) of the Depositary Agreement (except as expressly set forth therein);

            (ii)  Increase the amount of any Commitment of any Bank or Lender Group hereunder;

            (iii)  Change the percentage specified in the definition of "Majority Banks" or "Supermajority Banks";

            (iv)  Change any requirement that an amendment, waiver or other matter hereunder or under the other Credit Documents be subject to the consent or approval of a specified percentage or number of Banks or Lender Groups;

            (v)  Change the definition of "Maximum Debt to Capitalization Ratio";

            (vi)  Permit any Equity Party or Credit Party to assign, transfer or otherwise dispose of any of its rights or obligations under, or permit the termination or release of, any of the Credit Documents, except as expressly permitted by the terms of this Agreement and the other Credit Documents;

          (vii)  Permit a transfer of any equity or voting interest in any Credit Party, except as expressly permitted by the terms of this Agreement and the other Credit Documents;

          (viii)  Amend this Section 9.9;

            (ix)  Permit the release of any Collateral from the Lien of any of the Collateral Documents, except (A) if such Collateral is replaced with substantially equivalent Collateral (as determined by Administrative Agent) or (B) as otherwise expressly permitted by the terms of this Agreement and the other Credit Documents;

            (x)  Extend the maturity of any Loan or any of the Notes or reduce the principal amount thereof;

            (xi)  Extend the Expiration Date of any Letter of Credit (other than any automatic extension of the Expiration Date of any Letter of Credit that is expressly provided for in such Letter of Credit);

          (xii)  Extend the scheduled Final Maturity Date;

          (xiii)  Reduce the amount or change the time of payment for any principal, interest, fees or other amounts due hereunder or under any other Credit Document;

          (xiv)  Increase the maximum duration of Interest Periods permitted hereunder; or

          (xv)  Agree to subordinate the Obligations to any other indebtedness.

          (b)  Without limiting anything contained in clause (a) above, (i) no amendment, supplement or other modification of, or waiver, consent, approval, agreement or other action under or with respect to, any Note (other than by way of amending a document referred to therein) shall be effective without the written concurrence of the Bank or Lender Group which is the holder of that Note, (ii) no amendment, supplement or other modification of, or waiver, consent, approval, agreement or other action under or with respect to, any provision of any Credit Document which, by its terms, expressly requires the approval or concurrence or is expressly for the benefit of Administrative Agent shall be effective without the written concurrence of Administrative Agent, and (iii) no amendment, supplement or other modification of, or waiver, consent, approval, agreement or other action under or with respect to, any provision of any Credit Document which, by its terms, expressly requires the approval or concurrence or is expressly for the benefit of the Depositary Agent shall be effective without the written concurrence of the Depositary Agent.

          (c)  At any time when there are more than 50 Banks and Lender Groups party to this Agreement (for the purpose of such calculation, the institution acting as both a Bank and the LC Bank and any institution acting as both a Bank and a Hedge Bank, a Related Bank and a Hedge Bank or a Bank and a Related Bank shall be counted only once), any proposed approval to be given or other action to be taken by the Majority Banks hereunder or under any other Credit Document (including supplemental agreements with any party to a Credit Document adding, modifying or waiving any provisions in the Credit Documents or changing in any manner the rights of the Banks, the Lender Groups (or any member thereof) or Borrower hereunder or waiving any NEG Trigger Event, Borrower Inchoate Default, Borrower Event of Default, Project Inchoate Default or Project Event of Default under this Section 9.9) shall be deemed so given or taken by the Majority Banks unless Banks and Lender Groups having Proportionate Shares which in the aggregate exceed 40% notify Administrative Agent of such Banks' and Lender Groups' disapproval of such proposed approval or other action by the date which is 15 Banking Days after the later of (i) the date Borrower or Administrative Agent notifies the Banks and the Lender Group Agents on behalf of their respective Lender Groups of such proposed approval or other action and (ii) the date the Banks and the Lender Group Agents on behalf of their respective Lender Groups receive all documentation and other information which Administrative Agent considers reasonably necessary for the Banks' and the Lender Groups' consideration of such proposed approval or other action and such additional documentation and other information that a Bank or a Lender Group Agent on behalf of its respective Lender Group may reasonably request within five Banking Days after receipt of the documentation and other information originally provided by Administrative Agent under this clause (ii).

        9.10    Withholding Tax.

          9.10.1    To the extent required by any applicable law, Administrative Agent may withhold from any interest payment to any Bank or any Lender Group (or any member thereof) an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.5 are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to any Bank or any Lender Group (or any member thereof) not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

          9.10.2    If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank or Lender Group (or any member thereof) (because the appropriate form was not delivered, was not properly executed, or because such Bank or such Lender Group (or any member thereof) failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Bank or Lender Group shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

          9.10.3    If any Bank or Lender Group sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.5.7, 9.10.1 and 9.10.2 as though it were a Bank.

        9.11    General Provisions as to Payments.    Administrative Agent shall promptly distribute to each Bank and each Lender Group Agent on behalf of its respective Lender Group, subject to the terms of any Assignment Agreement between Administrative Agent and such Bank or such Lender Group substantially in the form of Exhibit L hereto, its pro rata share of each payment of principal and interest payable to the Banks and the Lender Groups on the Loans, each payment of fees hereunder received by Administrative Agent for the account of the Banks and the Lender Groups, and each payment of any other amounts owing under this Agreement. The payments made for the account of each Bank and each Related Bank shall be made, and distributed to it, for the account of its domestic or foreign lending office, as such Bank or such Related Bank may, subject to Section 2.9.3, designate in writing to Administrative Agent. Banks and Related Banks shall have the right, subject to Section 2.9.3, to alter designated lending offices upon five Banking Days prior written notice to Administrative Agent and Borrower.

        9.12    Substitution of Bank or Lender Group.    (a) Should any Bank which is not also a Related Bank fail to make a Loan in violation of its obligations under this Agreement (a "Non-Advancing Bank"), Administrative Agent shall (a) in its sole discretion fund the Loan on behalf of the Non-Advancing Bank or (b) cooperate with Borrower or any Bank to find another Person that shall be acceptable to Administrative Agent and that shall be willing to assume the Non-Advancing Bank's obligations under this Agreement (including the obligation to make the Loan which the Non-Advancing Bank failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan). Subject to the provisions of the next following sentence, such Person shall be substituted for the Non-Advancing Bank hereunder upon execution and delivery to Administrative Agent of an agreement acceptable to Administrative Agent by such Person assuming the Non-Advancing Bank's obligations under this Agreement, and all interest and fees which would otherwise have been payable to the Non-Advancing Bank shall thereafter be payable to such Person. Nothing in (and no action taken pursuant to) this Section 9.12 shall (a) relieve the Non-Advancing Bank from any liability it might have to Borrower or to the other Banks as a result of its failure to make any Loan or (b) limit any of the provisions set forth in Section 2.1.6.

        (b)  Should any Related Bank fail to make a Loan in violation of its obligations under this Agreement (a "Non-Advancing Related Bank"), Administrative Agent shall (a) in its sole discretion fund the Loan on behalf of the Non-Advancing Related Bank or (b) cooperate with Borrower, any Bank or any Lender Group to find another Person that shall be acceptable to Administrative Agent and that shall be willing to assume the obligations of the Lender Group of which such Non-Advancing Related Bank is a member under this Agreement and the obligations of such Non-Advancing Related Bank as a Bank under this Agreement with respect to such Bank's Working Capital/Project LC Commitment and DSR LC Commitment (including any outstanding Loans made thereunder, and including the obligation to make the Loan which the Non-Advancing Related Bank failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan). Subject to the provisions of the next following sentence, such Person shall be substituted for the applicable Lender Group and the Non-Advancing Related Bank as a Bank hereunder upon execution and delivery to Administrative Agent of an agreement acceptable to Administrative Agent by such Person assuming the obligations of the Lender Group of which such Non-Advancing Related Bank is a member under this Agreement and the obligations of such Non-Advancing Related Bank as a Bank under this Agreement with respect to such Bank's Working Capital/Project LC Commitment and DSR LC Commitment, and all interest and fees which would otherwise have been payable to such Lender Group and to such Non-Advancing Related Bank as a Bank under this Agreement shall thereafter be payable to such Person. Nothing in (and no action taken pursuant to) this Section 9.12 shall (a) relieve the Non-Advancing Related Bank from any liability it might have to Borrower, the other Banks or Lender Groups (or any member thereof) as a result of its failure to make any Loan or (b) limit any of the provisions set forth in Section 2.1.6.

        9.13    Participation.

          9.13.1    Nothing herein provided shall prevent any Bank or any Lender Group (or any member thereof) from selling a participation in one or more of its Commitments (and Loans made thereunder); provided that (a) no Bank or Lender Group may sell a participation in its Commitments (including Loans) prior to the earlier of (i) March 31, 2002 and (ii) the date on which the Lead Arrangers and Borrower notify the Banks and Lender Groups otherwise, (b) no such sale of a participation shall alter such Bank's, such Lender Group's (or such Lender Group Member's) or Borrower's obligations hereunder, and (c) any agreement pursuant to which any Bank or any Lender Group (or any member thereof) may grant a participation in its rights with respect to its Commitments shall provide that, with respect to such Commitments, subject to the following proviso, such Bank or such Lender Group (or such Lender Group Member) shall retain the sole right and responsibility to exercise the rights of such Bank or such Lender Group, and enforce the obligations of Borrower relating to such Commitments, including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document and the right to take action to have the Obligations (or any portion thereof) declared due and payable pursuant to Article 7; provided, however, that such agreement may provide that the participant may have the right to approve or disapprove decreases in Commitments, interest rates or fees, lengthening of maturity of any Loans, extension of the payment date for any amount due under Article 2 hereof or release of any material Collateral. No recipient of a participation in any Commitments or Loans of any Bank or any Lender Group (or any Lender Group Member) shall have any rights under this Agreement or shall be entitled to any reimbursement for Taxes, Other Taxes, increased costs or reserve requirements under Section 2.5 or 2.7 or any other indemnity or payment rights against Borrower (but shall be permitted to receive from the Bank or the Lender Group (or the Lender Group Member) granting such participation a proportionate amount which would have been payable to the Bank or the Lender Group (or the Lender Group Member) from whom such Person acquired its participation).

          9.13.2    Notwithstanding anything to the contrary contained herein, any Bank (a "Granting Bank") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Bank to Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitments of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.13.2, any SPC may (i) with notice to, but without the prior written consent of, Borrower and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the prior written consent of the SPC.

        9.14    Transfer of Commitments

          9.14.1    Generally.    Notwithstanding anything else herein to the contrary, any Bank that is not a Related Bank or any Lender Group, after receiving (a) Borrower's prior written consent as to the identity of the assignee (which consent shall not be unreasonably withheld or delayed or, so long as a Borrower Inchoate Default under Section 7.1.1 or Borrower Event of Default has occurred and is continuing, required), (b) Administrative Agent's prior written consent (which consent shall not be unreasonably withheld or delayed) and (c) the LC Bank's prior written consent if the assignee is rated lower than Baa3 by Moody's or lower than BBB- by S&P (which consent shall not be unreasonably withheld or delayed), may from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of all or any portion of one or more of its Commitments (and Loans made thereunder) (including such Bank's or Lender Group's interest in this Agreement and the other Credit Documents) to any bank or other lending institution or other Lender Group which in such assigning Bank's or Lender Group's judgment is reasonably capable of performing the obligations of a Bank or Lender Group hereunder; provided, however, that no Bank or Lender Group may assign any portion of its Commitments (including Loans) prior to the earlier of (i) March 31, 2002 and (ii) the date on which the Lead Arrangers and Borrower notify the Banks and Lender Groups otherwise; provided, further, that no Bank or Lender Group

  (including any assignee of any Bank or any Lender Group) may assign any portion of its Commitments (including Loans) of less than $10,000,000 (unless to another Bank or another Lender Group); provided, further, that a Bank or Lender Group may assign Commitments (including Loans) of less than $10,000,000 if such assignment includes all of such Bank's or Lender Group's Commitments (including Loans) and such Bank or Lender Group did not previously assign its Commitments (including Loans) so as to result in such Bank or Lender Group holding less than $10,000,000 of Commitments (including Loans); provided, further, that any Bank may assign all or any portion of its Commitments (and Loans made thereunder) to an Affiliate of such Bank and any Lender Group may assign all or any portion of its Commitments (and Loans made thereunder) to the Related Bank in such Lender Group as a Bank, in each instance without the consent of any Person; and provided, further, that in the event of any assignment by a Lender Group of a portion of its Lender Group Construction Loans, such assignment shall designate the amount of such assigned Lender Group Construction Loans that are Related Bank Loans and the amount that are CP Conduit Construction Loans. In the event of any such assignment, (i) the assigning Bank's or the assigning Lender Group's Proportionate Share shall be reduced and its obligations hereunder released by the amount of the Proportionate Share assigned to the new lender, (ii) the parties to such assignment shall execute and deliver to Administrative Agent an Assignment Agreement evidencing such sale, assignment, transfer or other disposition substantially in the form of Exhibit L hereto or otherwise satisfactory to Administrative Agent together with an assignment fee payable to Administrative Agent of $5,000 (provided such assignment fee shall not be required with respect to the initial syndication of the Arrangers' Commitments or with respect to an assignment by a Lender Group to the Related Bank in such Lender Group) and any other related documentation reasonably requested by Administrative Agent, including the withholding tax certificates required under Section 2.5.7, (iii) at the assigning Bank's or the assigning Lender Group's option, (A) Borrower shall execute and deliver to such assignee new Notes in the forms attached hereto as Exhibits B-1 through B-3 hereto in a principal amount equal to such assignee's Commitments, and (B) Borrower shall execute and exchange with the assigning Bank or the Lender Group Agent for the assigning Lender Group replacement notes for any Notes in an amount equal to the Commitments retained by such Bank or such Lender Group, if any, (iv) to the extent the assigning Bank or the Lender Group Agent for the assigning Lender Group has been issued any Notes in its favor, such Bank or Lender Group Agent shall cancel and return each such Note to Borrower promptly after the effectiveness of any such assignment, (v) Exhibit I hereto shall be automatically amended without further action to reflect such assignment and the Proportionate Shares of the Banks and the Lender Groups following such assignment and (vi) to the extent such assignment is to a Lender Group, (A) the Related Bank in such Lender Group shall, during the Construction Loan Availability Period, provide any applicable Parallel Funding Commitments with respect to such Lender Group and Exhibit I hereto shall be automatically amended without further action to reflect such assignment, and (B) the portion of Construction Loans assigned to such Lender Group and funded by the CP Conduit in such Lender Group shall (x) to the extent a Base Rate Loan, be deemed to be Base Rate Loan of such CP Conduit with a Base Rate calculated with respect to such CP Conduit and (y) to the extent a LIBOR Loan continue as such LIBOR Loan until the end of the then current Interest Period and then automatically and without further act or instrument be converted into a CP Conduit Funded LIBOR Construction Loan on the last day of such Interest Period, which will be deemed to have been funded by such CP Conduit on such day. Thereafter, any such new lender shall be deemed to be a Bank and shall have all of the rights and duties of a Bank (except as otherwise provided in this Article 9), in accordance with its Proportionate Share, under each of the Credit Documents.

          9.14.2    Transfers within Lender Groups.    Each CP Conduit may sell, assign or transfer all or any portion of its CP Conduit Construction Loans to the Related Bank that is a member of the same Lender Group, and each Related Bank may sell, assign or transfer all or any portion of its Related Bank Construction Loans to the CP Conduit that is a member of the same Lender Group, in each instance without the consent of any Person. In the event of any such sale, assignment or transfer, on the effective date of such sale, assignment or transfer, (i) CP Conduit Construction Loans or portions thereof sold, assigned or transferred or deemed to have been sold, assigned or transferred to the applicable Related Bank shall automatically and without further act or instrument become Related Bank Construction Loans, bearing interest (x) if such CP Conduit Construction Loan was a CP Conduit Funded LIBOR Construction Loan, at the LIBO Rate applicable to such CP Conduit Funding LIBOR Construction Loan for an initial Interest Period ending on the last day of the Interest Period applicable to such CP Conduit Funding LIBOR Construction Loan, and (y) if such CP Conduit Construction Loan was a Base Rate Loan, at the Base Rate as applied to such Related Bank, (ii) Related Bank Construction Loans or portions thereof sold, assigned or transferred or deemed to have been sold, assigned or transferred to the applicable CP Conduit shall automatically and without further act or instrument become CP Conduit Construction Loans, bearing interest (x) if such Related Bank Construction Loan was a LIBOR Loan, at the LIBOR Rate applicable to such Related Bank Construction Loan for the next succeeding Interest Period, provided that the effective date of such sale, assignment or transfer must be the last day of the then current Interest Period with respect to such LIBOR Loan, and (y) if such Related Bank Construction Loan was a Base Rate Loan, at the Base Rate as applied to such CP Conduit, (iii) the amount of the Parallel Funding Commitment of the applicable Related Bank shall not be increased or decreased as a result of any such assignment, and (iv) the parties to such assignment shall execute and deliver to the applicable Lender Group Agent an assignment agreement in form and substance reasonably satisfactory to such Lender Group Agent evidencing such sale, assignment or transfer, and any other related documentation reasonably requested by such Lender Group Agent. Each CP Conduit may sell, assign or transfer all of its CP Conduit Construction Loans and its interest under this Agreement and the other Credit Documents to another Person that becomes a CP Conduit if and to the extent permitted to do so under the applicable Liquidity Backstop Agreement and so long as the applicable Related Bank (or its Affiliate) remains as the Liquidity Provider under such Liquidity Backstop Agreement; provided that such assignment shall not affect the Parallel Funding Commitment of such Related Bank. The parties to such assignment shall execute and deliver to the applicable Lender Group Agent an assignment agreement in form and substance reasonably satisfactory to such Lender Group Agent evidencing such sale, assignment or transfer, and any other related documentation reasonably requested by such Lender Group Agent. Promptly following any transfer pursuant to this Section 9.14.2, the applicable Lender Group Agent shall notify Borrower and Administrative Agent of such transfer, which such notice shall include the principal amount of the assigned Loan(s) and the effective date of such assignment. No Related Bank shall (i) assign any portion of its Parallel Funding Commitment other than in connection with a Lender Group assignment permitted under Section 9.14.1 or (ii) assign any portion of its Liquidity Backstop Commitment as a Liquidity Provider. No CP Conduit shall permit any assignment by a Liquidity Provider under the applicable Liquidity Backstop Agreement, other than an assignment by a Liquidity Provider that is an Affiliate of the applicable Related Bank to such Related Bank.

        9.15    Securities Laws.    Notwithstanding the foregoing provisions of this Article 9, no sale, assignment, transfer, negotiation or other disposition of the interests of any Bank, any Lender Group or any Related Bank hereunder or under the other Credit Documents shall be allowed if it would require registration under the federal Securities Act of 1933, as then amended, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction. Borrower shall, from time to time at the request and expense of Administrative Agent, execute and deliver to Administrative Agent, or to such party or parties as Administrative Agent may designate, any and all further instruments as may in the opinion of Administrative Agent be reasonably necessary or advisable to give full force and effect to such disposition.

        9.16    Assignability to Federal Reserve Bank.    Notwithstanding any other provision contained in this Agreement or any other Credit Document to the contrary, any Bank or any Related Bank may assign all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning and/or pledging Bank or Related Bank in accordance with the terms of this Agreement shall satisfy Borrower's obligations hereunder in respect of such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Bank or the assigning Related Bank from its obligations hereunder and in no event shall such Federal Reserve Bank be considered to be a "Bank" or a "Related Bank" or be entitled to require the assigning Bank or the assigning Related Bank to take or omit to take any action hereunder.

        9.17    Additional Banks and Lender Groups.    Any bank or other financial institution may become a Bank hereunder after the Closing Date, and any lender group may become a Lender Group hereunder at any time after the Closing Date but on or prior to March 31, 2002, by entering into a Joinder Agreement with Borrower and Administrative Agent; provided that the Related Bank in such Lender Group is also the Liquidity Provider with respect to the CP Conduit in such Lender Group (or with respect to the Asset Securitization Company providing funding to such CP Conduit). Any bank or other financial institution that so enters into a Joinder Agreement shall, from and after the date of such Joinder Agreement, have all of the rights and duties of a Bank hereunder in accordance with its Proportionate Share. Any lender group that so enters into a Joinder Agreement shall, from and after the date of such Joinder Agreement, have all of the rights and duties of a Lender Group hereunder in accordance with its Proportionate Share. Exhibit I shall be automatically amended to reflect the addition of a Bank or Lender Group in accordance with this Section 9.17. On the day on which any Bank or any Lender Group becomes a party to this Agreement pursuant to this Section 9.17, such Bank or Lender Group shall: (a) purchase an amount of Construction Loans from each Bank and each Lender Group such that, after giving effect to such purchase, each Bank's and each Lender Group's (including the new Bank or new Lender Group, as the case may be) outstanding Construction Loans are equal to such Bank's or such Lender Group's Proportionate Share of all outstanding Construction Loans; (b) purchase an amount of Working Capital Loans (if any) from each Bank such that, after giving effect to such purchase, each Bank's (including the new Bank) outstanding Working Capital Loans (if any) are equal to such Bank's Proportionate Share of all outstanding Working Capital Loans; (c) purchase an amount of Project LC Loans (if any) from each Bank such that, after giving effect to such purchase, each Bank's (including the new Bank) outstanding Project LC Loans (if any) are equal to such Bank's Proportionate Share of all outstanding Project LC Loans; and (d) purchase an amount of DSR LC Loans (if any) from each Bank such that, after giving effect to such purchase, each Bank's (including the new Bank) outstanding DSR LC Loans (if any) are equal to such Bank's Proportionate Share of all outstanding DSR LC Loans. The Loan purchases described in the preceding sentence shall not include a purchase of any Commitment. The Loan purchases contemplated by this Section 9.17 shall not be deemed to be Loans for purposes of Article 3. Notwithstanding anything to the contrary contained in this Agreement, the Commitments relating to the Loans sold in accordance with this Section 9.17 may be reutilized in accordance with the terms hereof. No Bank or Lender Group selling Loans in accordance with this Section 9.17 makes any representation or warranty to any new Bank or new Lender Group in connection with such sale other than that such selling Bank or Lender Group is the owner of such Loans and has not otherwise sold, assigned or transferred such Loans. Interest on Loans sold pursuant to this Section 9.17 shall be for the benefit of the selling Bank or Lender Group to but excluding the date of such sale and shall be for the benefit of the purchasing Bank or Lender Group from and after the date of such sale. The blend of Types and Interest Periods for Loans purchased by a new Bank or Lender Group pursuant to this Section 9.17 shall be consistent with the blend of Types and Interest Periods for Loans held by the selling Banks and Lender Groups; provided that the portion of Construction Loans assigned to a Lender Group and funded by the CP Conduit in such Lender Group shall (x) to the extent a Base Rate Loan, be deemed to be Base Rate Loan of such CP Conduit with a Base Rate calculated with respect to such CP Conduit and (y) to the extent a LIBOR Loan continue as such LIBOR Loan until the end of the then current Interest Period and then automatically and without further act or instrument be converted into a CP Conduit Funded LIBOR Construction Loan on the last day of such Interest Period, which will be deemed to have been funded by such CP Conduit on such day. Any Liquidation Costs incurred in connection with sales of Loans pursuant to this Section 9.17 shall be for the account of Borrower; provided that Borrower may delay any such sales to a date on which no Liquidation Costs would be incurred in connection therewith. Any existing Bank or Lender Group may also increase its Commitments by entering into a Joinder Agreement with Borrower and Administrative Agent as contemplated by this Section 9.17. If any existing Bank or Lender Group so enters into a Joinder Agreement, references in this Section 9.17 to the new Bank or Lender Group shall be deemed to be references to such existing Bank or Lender Group for purposes of the application of this Section 9.17. Any Incremental Commitments provided pursuant to this Section 9.17 shall first be used to reduce the Available Equity Commitment by the aggregate of the original Supplemental Equity Commitments for Approved Projects as contemplated by Section 3.15.4.

ARTICLE 10.
INDEPENDENT CONSULTANTS

        10.1    Removal and Fees.

          10.1.1    Independent Engineer.    For purposes of this Agreement, the "Independent Engineer" shall be R.W. Beck, Inc. or such other replacement engineering consulting firm selected in accordance with this Section 10.1. Borrower or the Majority Banks may remove the Independent Engineer in the event that such Independent Engineer (a) ceases to be a engineering consulting firm of recognized international standing, (b) has become an Affiliate of NEG or (c) has developed a conflict of interest that reasonably calls into question such firm's capacity to exercise independent judgment. If the Independent Engineer is removed or resigns and thereby ceases to act as Independent Engineer for purposes of this Agreement, the Majority Banks and Borrower shall, within 30 days of such removal or resignation, jointly designate a replacement engineering consulting firm from the list contained in Exhibit M hereto and, thereafter, Administrative Agent shall promptly notify the Banks and the Lender Group Agents on behalf of their respective Lender Groups of such designation. At any time and from time to time, the Majority Banks shall have the right to add to Exhibit M hereto one or more independent engineering consulting firms and shall notify Borrower, the Banks and the Lender Group Agents on behalf of their respective Lender Groups of any such addition. Exhibit M hereto shall automatically be deemed amended to reflect such addition unless, within 30 days of such notification, Borrower notifies Administrative Agent that it objects, on the basis of the criteria set out in clauses (a) through (c) above for removal of the Independent Engineer, to the firm or firms so added.

          At any time while the Obligations are outstanding, Administrative Agent, the Arrangers, the Banks and the Lender Group Members shall have the right, but shall not be obligated (other than as expressly provided herein or in the other Credit Documents), to consult with the Independent Engineer on matters related to this Agreement or any other Credit Document. All reasonable fees and expenses of the Independent Engineer (whether the original one or replacements) shall be paid by Borrower.

          10.1.2    Insurance Consultant.    For purposes of this Agreement, the "Insurance Consultant" shall be Marsh McLennan USA, Inc. or such other replacement insurance consulting firm selected in accordance with this Section 10.1. Borrower or the Majority Banks may remove the Insurance Consultant in the event that such Insurance Consultant (a) ceases to be a insurance consulting firm of recognized international standing, (b) has become an Affiliate of NEG or (c) has developed a conflict of interest that reasonably calls into question such firm's capacity to exercise independent judgment. If the Insurance Consultant is removed or resigns and thereby ceases to act as Insurance Consultant for purposes of this Agreement, the Majority Banks and Borrower shall, within 30 days of such removal or resignation, jointly designate a replacement insurance consulting firm from the list contained in Exhibit N hereto and, thereafter, Administrative Agent shall promptly notify the Banks and the Lender Group Agents on behalf of their respective Lender Groups of such designation. At any time and from time to time, the Majority Banks shall have the right to add to Exhibit N hereto one or more independent insurance consulting firms and shall notify Borrower, the Banks and the Lender Group Agents on behalf of their respective Lender Groups of any such addition. Exhibit N hereto shall automatically be deemed amended to reflect such addition unless, within 30 days of such notification, Borrower notifies Administrative Agent that it objects, on the basis of the criteria set out in clauses (a) through (c) above for removal of the Insurance Consultant, to the firm or firms so added.

          At any time while the Obligations are outstanding, Administrative Agent, the Arrangers, the Banks and the Lender Group Members shall have the right, but shall not be obligated (other than as expressly provided herein or in the other Credit Documents), to consult with the Insurance Consultant on matters related to this Agreement or any other Credit Document. All reasonable fees and expenses of the Insurance Consultant (whether the original one or replacements) shall be paid by Borrower.

          10.1.3    Fuel Consultant.    For purposes of this Agreement, the "Fuel Consultant" shall be Pace Global Energy Services, LLC or such other replacement fuel consulting firm selected in accordance with this Section 10.1. Borrower or the Majority Banks may remove the Fuel Consultant in the event that such Fuel Consultant (a) ceases to be a fuel consulting firm of recognized international standing, (b) has become an Affiliate of NEG or (c) has developed a conflict of interest that reasonably calls into question such firm's capacity to exercise independent judgment. If the Fuel Consultant is removed or resigns and thereby ceases to act as Fuel Consultant for purposes of this Agreement, the Majority Banks and Borrower shall, within 30 days of such removal or resignation, jointly designate a replacement fuel consulting firm from the list contained in Exhibit O hereto and, thereafter, Administrative Agent shall promptly notify the Banks and the Lender Group Agents on behalf of their respective Lender Groups of such designation. At any time and from time to time, the Majority Banks shall have the right to add to Exhibit O hereto one or more independent fuel consulting firms and shall notify Borrower and the Banks of any such addition. Exhibit O hereto shall automatically be deemed amended to reflect such addition unless, within 30 days of such notification, Borrower notifies Administrative Agent that it objects, on the basis of the criteria set out in clauses (a) through (c) above for removal of the Fuel Consultant, to the firm or firms so added.

          At any time while the Obligations are outstanding, Administrative Agent, the Arrangers, the Banks and the Lender Group Members shall have the right, but shall not be obligated (other than as expressly provided herein or in the other Credit Documents), to consult with the Fuel Consultant on matters related to this Agreement or any other Credit Document. All reasonable fees and expenses of the Fuel Consultant (whether the original one or replacements) shall be paid by Borrower.

          10.1.4    Power Market Consultant.    For purposes of this Agreement, the "Power Market Consultant" shall be Pace Global Energy Services, LLC or such other replacement power market consulting firm selected in accordance with this Section 10.1. Borrower or the Majority Banks may remove the Power Market Consultant in the event that such Power Market Consultant (a) ceases to be a power market consulting firm of recognized international standing, (b) has become an Affiliate of NEG or (c) has developed a conflict of interest that reasonably calls into question such firm's capacity to exercise independent judgment. If the Power Market Consultant is removed or resigns and thereby ceases to act as Power Market Consultant for purposes of this Agreement, the Majority Banks and Borrower shall, within 30 days of such removal or resignation, jointly designate a replacement power market consulting firm from the list contained in Exhibit P hereto and, thereafter, Administrative Agent shall promptly notify the Banks and the Lender Group Agents on behalf of their respective Lender Groups of such designation. At any time and from time to time, the Majority Banks shall have the right to add to Exhibit P hereto one or more independent power market consulting firms and shall notify Borrower, the Banks and the Lender Group Agents on behalf of their respective Lender Groups of any such addition. Exhibit P hereto shall automatically be deemed amended to reflect such addition unless, within 30 days of such notification, Borrower notifies Administrative Agent that it objects, on the basis of the criteria set out in clauses (a) through (c) above for removal of the Power Market Consultant, to the firm or firms so added.

          At any time while the Obligations are outstanding, Administrative Agent, the Arrangers, the Banks and the Lender Group Members shall have the right, but shall not be obligated (other than as expressly provided herein or in the other Credit Documents), to consult with the Power Market Consultant on matters related to this Agreement or any other Credit Document. All reasonable fees and expenses of the Power Market Consultant (whether the original one or replacements) shall be paid by Borrower.

        10.2    Duties.    Each Independent Consultant shall be contractually obligated to Administrative Agent to carry out the activities required of it in this Agreement and as otherwise requested by Administrative Agent and shall be responsible solely to Administrative Agent. Borrower acknowledges that it will not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties to Administrative Agent, except to the extent arising from such Independent Consultant's gross negligence or willful misconduct.

        10.3    Independent Consultants' Certificates.

          10.3.1    Until the receipt by Administrative Agent of certificates satisfactory to Administrative Agent from each Independent Consultant whom Administrative Agent considers necessary or appropriate certifying Completion, Borrower shall provide such documents and information to the Independent Consultants as any of the Independent Consultants may reasonably consider necessary in order for the Independent Consultants to deliver to Administrative Agent the following certificates and reports:

            (a)  all certificates to be delivered pursuant to this Agreement or any other Credit Document; and

            (b)  monthly after the Closing Date, from the Independent Engineer, a full report and status of the progress of each Approved Project to that date, a complete assessment of Project Costs to Completion of such Approved Project and such other information and certification as Administrative Agent may reasonably require from time to time.

          10.3.2    Following Completion of each Approved Project, Borrower shall provide such documents and information to the Independent Consultants (subject to the execution by such Independent Consultants of confidentiality agreements reasonably acceptable to Administrative Agent and Borrower) as they may reasonably consider necessary in order for the Independent Consultants to deliver annually to Administrative Agent a certificate setting forth a full report on the status of such Approved Project and such other information and certification as Administrative Agent may reasonably require from time to time.

        10.4    Certification of Dates.    Administrative Agent will request that the Independent Consultants act diligently in the issuance of all certificates required to be delivered by the Independent Consultants hereunder, if their issuance is appropriate. Borrower shall provide the Independent Consultants with reasonable notice of the expected occurrence of any such dates or events requiring any such certification.

ARTICLE 11.
MISCELLANEOUS

        11.1    Addresses.    Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to Administrative Agent:	Société Générale 1221 Avenue of the Americas, 11th Floor New York, New York 10020 Attn: Robert Preminger Telephone No.: (212) 278-5703 Facsimile No.: (212) 278-6136/6148
If to Borrower:	GenHoldings I, LLC 7500 Old Georgetown Road, 13th Floor Bethesda, Maryland 20814 Attn: General Counsel Telephone No.: (301) 280-6800 Facsimile No.: (301) 280-6900

        All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, UPS, ETA, Emery, DHL, AirBorne and other similar overnight delivery services), (c) in the event overnight delivery services are not readily available, if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested, (d) if sent by prepaid telegram (including singing gorilla) or by facsimile or (e) other electronic means (including electronic mail) confirmed by facsimile or telephone. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by facsimile or other direct electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4:00 p.m., recipient's time, and if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days' notice to the other parties in the manner set forth above.

        11.2    Additional Security; Right to Set-Off.    Any deposits or other sums at any time credited or due from the Banks or the Lender Groups and any Project Revenues, securities or other property of Borrower in the possession of Administrative Agent may at all times be treated as collateral security for the payment of the Loans and the Notes and all other obligations of Borrower to the Banks and the Lender Groups (and the members thereof) under this Agreement and the other Credit Documents, and Borrower hereby pledges to Administrative Agent, for the benefit of Secured Parties, and grants Administrative Agent a security interest in and to all such deposits, sums, securities or other property. Regardless of the adequacy of any other collateral, any Bank or any Affiliate thereof and any Lender Group (and any member thereof) (but only with the prior written consent of Administrative Agent) may execute or realize on the Banks' or the Lender Groups' security interest in any such deposits or other sums credited by or due from the Banks or the Lender Groups to Borrower, may apply any such deposits or other sums to or set them off against Borrower's obligations to the Banks or the Lender Groups under the Notes, this Agreement and the other Credit Documents at any time after the occurrence and during the continuation of any Borrower Event of Default. This Section 11.2 shall not apply to any Cash Secured Advance Account.

        11.3    Delay and Waiver.    No delay or omission to exercise any right, power or remedy accruing to the Banks or the Lender Groups upon the occurrence of any Borrower Event of Default or Borrower Inchoate Default or any Project Event of Default or Project Inchoate Default or any breach or default of the Credit Parties under this Agreement or any other Credit Document shall impair any such right, power or remedy of the Banks or the Lender Groups (or the members thereof), nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Borrower Event of Default, Borrower Inchoate Default, Project Event of Default or Project Inchoate Default or other breach or default be deemed a waiver of any other Borrower Event of Default, Borrower Inchoate Default, Project Event of Default or Project Inchoate Default or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Administrative Agent, the Banks and/or the Lender Groups (or the members thereof) of any Borrower Event of Default, Borrower Inchoate Default, Project Event of Default or Project Inchoate Default or other breach or default under this Agreement or any other Credit Document, or any waiver on the part of Administrative Agent, the Banks and/or the Lender Groups (or the members thereof) of any provision or condition of this Agreement or any other Credit Document, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Credit Document or by law or otherwise afforded to Administrative Agent, the Banks, the Lender Groups (and the members thereof) and the other Secured Parties shall be cumulative and not alternative.

        11.4    Costs, Expenses and Attorneys' Fees; Syndication.

          11.4.1    Borrower will pay to each of Administrative Agent, the Lead Arrangers and the Alternative Funding Arranger all of their reasonable costs and expenses in connection with the preparation, negotiation, closing and administering of this Agreement and the documents contemplated hereby and any participation or syndication of the Loans or this Agreement, including the reasonable fees, expenses and disbursements of Latham & Watkins, Chadbourne & Parke LLP and other associated local attorneys retained by such Persons in connection with the preparation of such documents and any amendments hereof or thereof, or the preparation, negotiation, closing, administration, enforcement, participation or syndication of the Loans or this Agreement, the reasonable fees, expenses and disbursements of the Independent Consultants and any other engineering, insurance and construction consultants to Administrative Agent, the Lead Arrangers and the Alternative Funding Arranger and incurred in connection with this Agreement or the Loans subsequent to the Closing Date, and the travel and out-of-pocket costs incurred by such Persons following the Closing Date, and Borrower further agrees to pay Administrative Agent, the Lead Arrangers and the Alternative Funding Arranger the out-of-pocket costs and travel costs incurred by such Persons in connection with syndication of the Loans or this Agreement; provided, however, Borrower shall not be required to pay advertising costs of any of the Banks or the Lender Groups (or the members thereof) or the fees of the Banks' or Lender Groups' attorneys, other than Latham & Watkins (or one replacement counsel therefor if Latham & Watkins is unable or unwilling to act a counsel for the Banks and Lender Groups), Chadbourne & Parke LLP (or one replacement counsel therefor if Chadbourne & Parke LLP is unable or unwilling to act a counsel for the Banks and Lender Groups) and associated local counsel, or the fees and costs of any engineers or consultants other than the Independent Engineer and the other Independent Consultants engaged by Administrative Agent. Without limiting the foregoing, Borrower will reimburse Administrative Agent, the Arrangers, each Bank, the LC Bank, each Lender Group Agent and each Lender Group Member for all costs and expenses, including reasonable attorneys' fees, expended or incurred by such Persons in enforcing this Agreement or the other Credit Documents in connection with a Borrower Event of Default or Borrower Inchoate Default, in actions for declaratory relief in any way related to this Agreement or in collecting any sum which becomes due such Persons on the Notes or under the Credit Documents.

          11.4.2    In connection with syndication of the Loans and Commitments, an information package containing certain relevant information concerning Borrower, the Projects, the other Project participants and the transactions contemplated hereby has been provided to potential Banks and participants. Borrower agrees to cooperate in the syndication of the Loans and Commitments in all respects, as reasonably requested by Administrative Agent or the Arrangers, including participation in bank meetings held in connection with such syndication, and to provide, for inclusion in any additional package, all information which such Persons may request from it or which such Persons or Borrower may consider material to a lender or participant, or necessary or appropriate for accurate and complete disclosure.

        11.5    Entire Agreement.    This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such other agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement and the other Credit Documents may only be amended or modified by an instrument in writing signed by Borrower, Administrative Agent and any other parties to such agreements or as otherwise set forth herein and in the other Credit Documents.

        11.6    Governing Law.    This Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the laws of the State of New York, without reference to conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

        11.7    Severability.    In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        11.8    Headings.    Article and Section headings have been inserted in this Agreement as a matter of convenience for reference only and such article and section headings shall not be used in the interpretation of any provision of this Agreement.

        11.9    Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

        11.10    Additional Financing.    The parties hereto acknowledge no Bank and no Lender Group (and no member thereof) has made any agreement or commitment to provide any financing to any Credit Party except as set forth herein.

        11.11    No Partnership, Etc.    The Banks, the Lender Groups (and the members thereof) and Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or any other Credit Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Banks, the Lender Groups (and the members thereof), Borrower or any other Person. The Banks and the Lender Groups (and the members thereof) shall not be in any way responsible or liable for the debts, losses, obligations or duties of the Credit Parties or any other Person with respect to any Project or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums and all other fees and charges arising from the ownership, operation or occupancy of any Project, and to perform all obligations and other agreements and contracts relating to any Project or any other asset or liability of any Credit Party, shall be the sole responsibility of the Credit Parties.

        11.12    Collateral Documents.    The Guaranteed Obligations (as defined in each of the Project Company Guaranties) are or will be secured in part by the Mortgages encumbering certain properties associated with the Approved Projects in such Projects' respective states. Reference is hereby made to the Mortgages and the other Collateral Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of the Credit Party and the rights of Administrative Agent, the Banks and the Lender Groups (and the members thereof) with respect to such security.

        11.13    Limitation on Liability.    No claim shall be made by any Credit Party, any Equity Party or any of their Affiliates against Administrative Agent, the Arrangers, the Banks, the Lender Groups (and the members thereof), any other Secured Party or any of their Affiliates, directors, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Operative Documents or any act or omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        11.14    Waiver of Jury Trial.    THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANKS AND THE LENDER GROUPS (AND THE MEMBERS THEREOF) TO ENTER INTO THIS AGREEMENT.

        11.15    Consent to Jurisdiction.    The Banks, the Lender Groups (and the members thereof) and Borrower agree that any legal action or proceeding by or against Borrower or with respect to or arising out of this Agreement, the Notes, or any other Credit Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent may elect. By execution and delivery of the Agreement, the Banks, the Lender Groups (and the members thereof) and Borrower accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Banks, the Lender Groups (and the members thereof) and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of Administrative Agent to bring legal action or proceedings in any other competent jurisdiction, including judicial or non-judicial foreclosure of any Mortgage. The Banks, the Lender Groups (and the members thereof) and Borrower further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of Borrower based upon the assertion that the rate of interest charged by the Banks or the Lender Groups (and the members thereof) on or under this Agreement, the Loans and/or the other Credit Documents is usurious. The Banks, the Lender Groups (and the members thereof) and Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with any or all of any Initial Project, Substitute Project, Approved Project, this Agreement or any other Credit Document brought before the foregoing courts on the basis of forum non-conveniens.

        11.16    Usury.    Nothing contained in this Agreement or the Notes shall be deemed to require the payment of interest or other charges by Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under any applicable usury laws. In the event that the Banks or the Lender Groups shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable Legal Requirements, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the Banks and the Lender Groups, be returned to Borrower or credited against the principal balance then outstanding.

        11.17    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Borrower may not assign or otherwise transfer any of its rights under this Agreement except as provided in Section 6.14, and the Banks and the Lender Groups (and the members thereof) may not assign or otherwise transfer any of their rights under this Agreement except as provided in Article 9.

        11.18    Counterparts.    This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

        11.19    Survival.    All representations, warranties, covenants and agreements made herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Credit Documents shall be considered to have been relied upon by the parties hereto and shall survive the execution and delivery of this Agreement, the other Credit Documents and the making of the Loans. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.5.4, 2.7.4, 2.8, 5.8, 9.1, 9.8, 10.1 and 11.4 and the agreements of the Banks and the Lender Groups set forth in Sections 9.1, 9.5, 9.10.2, 12.12 and 12.13 shall survive the payment and performance of the Loans and other Obligations and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

ARTICLE 12.
LENDER GROUP AGENTS

        12.1    Appointment, Powers and Immunities.

          12.1.1    Each Lender Group Member hereby appoints and authorizes the Person designated as Lender Group Agent on such Lender Group's respective signature page hereto to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to a Lender Group Agent with respect to such Lender Group (and the Lender Group Members thereof) by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. No Lender Group Agent shall have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, or be a trustee or a fiduciary for any Bank, any Lender Group or any Lender Group Member (including the Related Bank and the CP Conduit that are members of its respective Lender Group). Notwithstanding anything to the contrary contained herein, no Lender Group Agent shall be required to take any action which is contrary to this Agreement or any other Credit Documents or any Legal Requirement or exposes such Lender Group Agent to any liability. No Lender Group Agent nor any of its Affiliates shall be responsible to any Bank, and Lender Group or any Lender Group Member (including the Related Bank and the CP Conduit that are members of its respective Lender Group) for any recitals, statements, representations or warranties made by any Equity Party, Borrower, any other Credit Party or any of their Affiliates contained in this Agreement, the Credit Documents or in any certificate or other document referred to or provided for in, or received by such Lender Group Agent under the Credit Documents, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents, the Notes or any other document referred to or provided for herein or for any failure by any Equity Party, Borrower, any other Credit Party or any of their Affiliates to perform their respective obligations hereunder or thereunder. Each Lender Group Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

          12.1.2    No Lender Group Agent or its directors, officers, employees and agents shall be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except for their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Lender Group Agent (a) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Bank, any Lender Group or any Lender Group Member (including the Related Bank and the CP Conduit that are members of its respective Lender Group) for any statements, warranties or representations made in or in connection with any Operative Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Operative Document on the part of any party thereto or to inspect the property (including the books and records) of any Credit Party or any other Person; and (d) shall not be responsible to any Bank, any Lender Group or any Lender Group Member (including the Related Bank and the CP Conduit that are members of its respective Lender Group) for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Operative Document or any other instrument or document furnished pursuant hereto. Except as otherwise provided under this Agreement, each Lender Group Agent shall take such action with respect to the Credit Documents as shall be directed by its respective Lender Group.

        12.2    Reliance by Lender Group Agents.    Each Lender Group Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Lender Group Agent. As to any other matters not expressly provided for by this Agreement, each Lender Group Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of its respective Lender Group (except that no Lender Group Agent shall be required to take any action which exposes such Lender Group Agent to personal liability or which is contrary to this Agreement, any other Credit Document or any Legal Requirement) and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of its respective Lender Group, and such Lender Group's instructions and any action taken or failure to act pursuant thereto shall be binding on all of the members of such Lender Group.

        12.3    Non-Reliance.    Each Lender Group Member represents that it has, independently and without reliance on its respective Lender Group Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Credit Parties and decision to enter into this Agreement and agrees that it will, independently and without reliance upon its respective Lender Group Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. No Lender Group Agent shall be required to keep informed as to the performance or observance by any Equity Party, Borrower, any other Credit Party or any of their Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Equity Party, Borrower, any other Credit Party or any of their Affiliates.

        12.4    Defaults.    No Lender Group Agent shall be deemed to have knowledge or notice of the occurrence of any NEG Trigger Event, Borrower Inchoate Default, Borrower Event of Default, Project Event of Default or Project Inchoate Default unless such Lender Group Agent has received a notice from the Administrative Agent, a Lender Group Member of its respective Lender Group or Borrower, referring to this Agreement, describing such NEG Trigger Event, Borrower Inchoate Default, Borrower Event of Default, Project Event of Default or Project Inchoate Default and indicating that such notice is a notice of default or notice of NEG Trigger Event. If a Lender Group Agent receives such a notice of the occurrence of a NEG Trigger Event, Borrower Inchoate Default, Borrower Event of Default, Project Event of Default or Project Inchoate Default, such Lender Group Agent shall give notice thereof to the Lender Group Members of its respective Lender Group, Administrative Agent and Borrower (except to the extent such Person sent notice of such occurrence to such Lender Group Agent. Each Lender Group Agent shall take such action with respect to any NEG Trigger Event, Borrower Inchoate Default or Borrower Event of Default as is provided in Article 7 or if not provided for in Article 7, as such Lender Group Agent shall be reasonably directed by its respective Lender Group; provided, however, unless and until such Lender Group Agent shall have received such directions, such Lender Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such NEG Trigger Event, Borrower Inchoate Default or Borrower Event of Default as it shall deem advisable in the best interest of its Lender Group.

        12.5    Indemnification.    Without limiting any Obligation of any of Credit Party hereunder, each Related Bank agrees to indemnify its respective Lender Group Agent and its officers, directors, shareholders, controlling Persons, employees, agents and servants, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against its respective Lender Group Agent or any such Person in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents (to the extent Borrower has not paid any such amounts pursuant to Section 5.8); provided, however, that no Related Bank shall be liable for any of the foregoing to the extent they arise from a Lender Group Agent's or such Person's gross negligence or willful misconduct. Each Lender Group Agent shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by its respective Related Bank against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Related Bank agrees to reimburse its respective Lender Group Agent and promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by its Lender Group Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Operative Documents, to the extent that such Lender Group Agent is not reimbursed for such expenses by Borrower.

        12.6    Successor Lender Group Agent.    Each Lender Group Agent acknowledges that its current intention is to remain the Lender Group Agent for its respective Lender Group hereunder. Nevertheless, each Lender Group Agent may resign at any time by giving 15 days written notice thereof to each of the members of its Lender Group, Administrative Agent and Borrower. Each Lender Group Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder or under the other Credit Documents or for gross negligence or willful misconduct in connection with the performance of its duties hereunder or under the other Credit Documents and then only upon the affirmative vote of its respective Lender Group. Upon any such resignation or removal, such Lender Group, with the consent of Administrative Agent, and Borrower if no Borrower Inchoate Default under Section 7.1.1 or Borrower Event of Default has occurred and is continuing (such consents not to be unreasonably withheld or delayed), shall have the right to appoint a successor Lender Group Agent for such Lender Group. If no successor Lender Group Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Lender Group Agent's giving of notice of resignation or such Lender Group Agent's removal by its respective Lender Group, the retiring Lender Group Agent may, on behalf of its Lender Group, with the consent of Administrative Agent and Borrower if no Borrower Inchoate Default under Section 7.1.1 or Borrower Event of Default has occurred as is continuing (such consent not to be unreasonably withheld or delayed), appoint a successor Lender Group Agent, which shall be a commercial bank having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as a Lender Group Agent under the Operative Documents by a successor Lender Group Agent, such successor Lender Group Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Lender Group Agent, and the retiring Lender Group Agent shall be discharged from its duties and obligations as a Lender Group Agent. After any retiring Lender Group Agent's resignation or removal hereunder as a Lender Group Agent, the provisions of this Article 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Lender Group Agent under the Operative Documents.

        12.7    Authorization.    Each Lender Group Agent is hereby authorized by its respective Lender Group to execute and deliver each of the documents and to perform each of the actions delegated to such Lender Group Agent under this Agreement and the Credit Documents. Each Lender Group Member of the applicable Lender Group agrees to be bound by all of such agreements and duly authorized actions undertaken by its respective Lender Group Agent.

        12.8    Lender Group Agent as a Bank or Related Bank.    With respect to its Commitments, the Loans made by it and any Note issued to it, each financial institution acting as a Lender Group Agent shall have the same rights and powers under the Operative Documents as any other Bank or Related Bank and may exercise the same as though it were not a Lender Group Agent. The terms "Bank", "Banks", "Related Bank" and "Related Banks" shall, unless otherwise expressly indicated, include each Lender Group Agent in its individual capacity. Each financial institution acting as a Lender Group Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Banks, the Lender Groups or the Lender Group Members (including the Related Bank and the CP Conduit that are members of its respective Lender Group).

        12.9    Withholding Tax.

          12.9.1    A Lender Group Agent may withhold from any interest payment to any Related Bank or any CP Conduit that is a Lender Group Member of its Lender Group an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.5 are not delivered to the applicable Lender Group Agent, then such Lender Group Agent may withhold from any interest payment to any Related Bank or any CP Conduit that is a Lender Group Member of its Lender Group not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

          12.9.2    If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that a Lender Group Agent did not properly withhold tax from amounts paid to or for the account of any Related Bank or CP Conduit that is a Lender Group Member of its Lender Group (because the appropriate form was not delivered, was not properly executed, or because such Related Bank or such CP Conduit failed to notify such Lender Group Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Related Bank shall indemnify such Lender Group Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

        12.10    General Provisions as to Payments.    Each Lender Group Agent shall promptly distribute (i) to each Related Bank each payment of Construction Loan Commitment Fees received by such

Lender Group Agent, (ii) to each Related Bank and each CP Conduit that is a Lender Group Member of its respective Lender Group, its share of each payment of principal and interest payable to such Lender Group on the Construction Loans of such Lender Group in accordance with the provisions of Section 2.6.3, and (iii) to each Related Bank and each CP Conduit that is a Lender Group Member of its respective Lender Group, its share of each payment of any other amounts owing under this Agreement.

        12.11    Action by Lender Group.    Any action to be taken by, or approval or consent to be granted by, or direction or instruction to be given by, a Lender Group under this Agreement or any of the other Credit Documents shall be at the direction of the Related Bank that is a member of such Lender Group, and such Related Bank's instructions and any action taken or failure to act pursuant thereto shall be binding the CP Conduit that is a member of such Lender Group.

        12.12    No Petition.    Each Person party to this Agreement agrees that, prior to the date which is one year and one day after the date upon which all Obligations of the Borrower and the other Credit Parties under this Agreement and the other Credit Documents to a CP Conduit are paid in full and all outstanding commercial paper and other promissory notes and indebtedness of such CP Conduit, and of any Asset Securitization Company with respect to such CP Conduit, are paid in full, it will not institute against, or join any other Person in instituting against, such CP Conduit or such Asset Securitization Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the Laws of the United States or any state of the United States.

        12.13    No Recourse.    The obligations of any CP Conduit under this Agreement are solely the corporate, company or partnership obligations, as the case may be, of such CP Conduit. No recourse to or against any employee, officer, director, shareholder, member, partner, Affiliate or agent of such CP Conduit shall be had for the payment of any amount owing by such CP Conduit under this Agreement or any other Credit Document, or for the payment by such CP Conduit of any other obligation or claim of or against such CP Conduit arising out of or based upon this Agreement or any other Credit Document. Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, each CP Conduit shall be required to pay any amount owing to the applicable Lender Group Agent, the Administrative Agent or Borrower in respect of any obligation to make or maintain CP Conduit Construction Loans, and any other amounts owed to any Person by such CP Conduit under the Credit Documents, only to the extent such CP Conduit has funds in excess of the amounts necessary to pay all amounts owing to holders of its commercial paper or other promissory notes or indebtedness or to the applicable Asset Securitization Company, and interest thereon (such excess funds being referred to in this Section 12.13 as "Excess Funds"). In the event any CP Conduit does not have Excess Funds in an amount sufficient to pay in full such amounts due under this Agreement or any other Credit Document, (i) the excess of the amounts payable by such CP Conduit over the amount of Excess Funds shall not constitute a claim (as defined in Section 101(5) of the Bankruptcy Law) against such CP Conduit until such time, if any, as such CP Conduit has Excess Funds in an amount equal to such excess, and (ii) the applicable Related Bank shall make up any such excess not otherwise paid by such CP Conduit.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Amended and Restated Credit Agreement to be duly executed and delivered as of the date first written above.

GENHOLDINGS I, LLC, a Delaware limited liability company, as Borrower
By:

Name:
Title:
Additional signature pages omitted

S-1
[GenHoldings I, LLC - Amended and Restated Credit Agreement]

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